                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )


    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12



                                 CINERGY CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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




        Cinergy Corp. 1999 PROXY STATEMENT AND 1998 FINANCIAL REPORT


                           PROXY & FINANCIAL REPORT

TABLE OF CONTENTS

Notice of 1999 Annual Meeting                                                  2
Proxy Statement                                                                4
  Election of Directors                                                        5
  Approval of Amended and
    Restated Cinergy Corp.
    Retirement Plan for Directors                                             20
  Approval of Cinergy Corp.
    Directors' Equity Compensation Plan                                       22

  Adoption of Amendment to
    ARTICLE III, Section 3.1,
    of Cinergy Corp. By-Laws                                                  23

Appendix A: Amended and Restated
  Cinergy Corp. Retirement Plan
  for Directors                                                              A-1
Appendix B: Cinergy Corp. Directors' Equity
  Compensation Plan                                                          B-1

Appendix C: 1998 Financial Report                                            C-1

  Cautionary Statements Regarding
    Forward-Looking Information                                              C-1


Review of Financial Condition
    and Results of Operations                                                C-2


Consolidated Statements of Income                                           C-20


Consolidated Balance Sheets                                                 C-21


Consolidated Statements of Changes
    in Common Stock Equity                                                  C-23


Consolidated Statements of Cash Flows                                       C-24


Notes to Consolidated Financial Statements                                  C-25


Responsibility for Financial Statements                                     C-50


Report of Independent Public Accountants                                    C-51


Five Year Statistical Summary                                               C-53


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 21, 1999

To the Shareholders of Cinergy Corp.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Cinergy Corp. will be held in the HALL OF MIRRORS of the OMNI NETHERLAND PLAZA HOTEL, 35 West Fifth Street, Cincinnati, Ohio, on Wednesday, April 21, 1999 at 11:00 a.m., eastern daylight saving time, for purposes of:

(1) electing six Class II directors to serve for three-year terms expiring in 2002;
(2) approving the Amended and Restated Cinergy Corp. Retirement Plan for Directors, as described at pages 20-22 in the Proxy Statement and set forth in Appendix A;
(3) approving the Cinergy Corp. Directors' Equity Compensation Plan, as described at pages 22-23 in the Proxy Statement and set forth in Appendix B;

(4) adopting an amendment to ARTICLE III, Section 3.1, of the Cinergy Corp. By-Laws, as described at pages 23-24 in the Proxy Statement;


and transacting such other business as may legally come before the meeting, or any adjournment or postponement thereof.

    Only shareholders of record at the close of business on Monday, February 22, 1999, will be entitled to vote at the meeting, or any adjournment or postponement thereof. It is important that your shares be represented at this meeting in order that the presence of a quorum may be assured. Whether or not you now expect to be present at the meeting, you are requested to vote by toll-free telephone as described in the enclosed telephone voting instructions, or to mark, date and sign the enclosed proxy and return it promptly. A shareholder giving a proxy by either means has the power to revoke it at any time before the authority granted by the proxy is exercised.

By Order of the Board of Directors,

Cheryl M. Foley

Vice President, General Counsel and Secretary


Dated: March 15, 1999

March 15, 1999

Dear Shareholder:
   You are cordially invited to attend the Annual Meeting of Shareholders of Cinergy Corp. to be held on Wednesday, April 21, 1999, at 11:00 a.m., eastern daylight saving time, in the Hall of Mirrors of the Omni Netherland Plaza Hotel, 35 West Fifth Street, Cincinnati, Ohio. At the meeting, the shareholders will be asked to vote for the election of six Class II directors, approval of the Amended and Restated Retirement Plan for Directors, approval of the new Directors' Equity Compensation Plan and the adoption of an amendment to ARTICLE III, Section 3.1 of the Company's By-Laws, and to consider any other business that may legally come before the meeting.
   It is important to your interests that all shareholders, regardless of the number of shares owned, participate in the affairs of the Company. Last year, over 85% of the Company's shares were represented in person or by proxy at the annual meeting.
   Even if you plan to attend this year's meeting, we urge you to take prompt action to assure that your shares will be voted. You may wish to vote your shares by using the toll-free telephone number as described in the enclosed telephone voting instructions. Or, you can mark, date and sign the proxy form and return it using the enclosed envelope, on which no postage stamp is necessary if mailed in the United States. Either way, your response is greatly appreciated.
   Thank you for your continued interest in Cinergy.

Sincerely yours,

/S/ JACKSON H. RANDOLPH                   /S/ JAMES E. ROGERS
Jackson H. Randolph                       James E. Rogers
Chairman of the Board                     Vice Chairman, President and
                                          Chief Executive Officer

Cinergy Corp.
139 East Fourth Street
Cincinnati, Ohio 45202
(513) 421-9500

PROXY STATEMENT

INTRODUCTION

Cinergy Corp., a Delaware corporation (the "Company"), is a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), and the parent company of The Cincinnati Gas & Electric Company ("CG&E"), PSI Energy, Inc. ("PSI"), Cinergy Services, Inc. ("Services"), Cinergy Global Resources, Inc. ("Global Resources") and Cinergy Investments, Inc. ("Investments"). CG&E is an operating utility primarily engaged in providing electric and gas service in the southwestern portion of Ohio and, through its principal subsidiary, The Union Light, Heat and Power Company ("ULH&P"), in adjacent areas in Kentucky. PSI is an operating utility primarily engaged in providing electric service in north central, central and southern Indiana. Services provides management, financial, administrative, engineering, legal and other services to the Company and its subsidiaries. The Company conducts its international businesses through Global Resources and its subsidiaries, and its non-regulated businesses through Investments and its subsidiaries.

SOLICITATION

This Proxy Statement and the enclosed form of proxy are first being mailed on or about March 15, 1999, to holders of the common stock of the Company in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for use at the Annual Meeting of Shareholders to be held on April 21, 1999, or any adjournment or postponement of such meeting (the "Annual Meeting"). Included as Appendix C to this Proxy Statement are the Company's consolidated financial statements and accompanying notes for the calendar year ended December 31, 1998, and other information relating to the Company's financial results and position. The Company's Summary Annual Report to Shareholders also accompanies the mailing of this proxy solicitation material.

   The Board recommends voting: (i) FOR the election of all nominees as directors; (ii) FOR the Amended and Restated Cinergy Corp. Retirement Plan for Directors; (iii) FOR the Cinergy Corp. Directors' Equity Compensation Plan; and
(iv) FOR the amendment to Article III, Section 3.1, of the Company's By-Laws. Shares of the Company's common stock represented by properly voted proxies received by telephone or mail at or prior to the Annual Meeting will be voted in accordance with the instructions indicated. If no instructions are indicated, the proxies will be voted in accordance with the recommendations of the Board. It is not anticipated that any other matters will be brought before the Annual Meeting. However, a shareholder giving a proxy grants discretionary authority to the named proxy holders should any other matters be presented at the Annual Meeting, and it is the intention of the proxy holders to act on any other matters in accordance with their best judgment.

   A shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date, by using the telephone voting procedures, or by attending the Annual Meeting and voting in person.
   The Company will bear the cost of the solicitation of proxies by the Board. The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee estimated to be $8,500 plus reimbursement of reasonable out-of-pocket expenses. In addition to the solicitation of proxies by mail, officers and employees of the Company may solicit proxies personally or by telephone; such persons will receive no additional compensation for these services.
   The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's common stock held of record by such persons, and will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the materials.
   The solicitation of proxies has been approved by the Securities and Exchange Commission (the "SEC") under the 1935 Act. An application has been filed with the SEC requesting approval of the items set forth in this Proxy Statement as
Item 2 and Item 3.

VOTING PROCEDURES AND RIGHTS


Only holders of record of the Company's common stock at the close of business on February 22, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. A majority of such holders, present in person or represented by proxy, constitutes a quorum. The number of shares of the Company's common stock outstanding as of the Record Date was 158,732,798. Each share of common stock entitles its owner to one vote upon each matter to come before the meeting.
   The vote required for the election of directors, approval of the Amended and Restated Cinergy Corp. Retirement Plan for Directors, approval of the Cinergy Corp. Directors' Equity Compensation Plan, and adoption of the amendment to
Article III, Section 3.1, of the Company's By-Laws is set forth within the respective discussion of each such item.

   Any other matter to be presented at the Annual Meeting will be determined by the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. In tabulating the vote on any other matter, abstentions will have the same effect as votes cast against the matter; broker non-votes will be deemed absent shares and have no effect on the outcome of the vote.

   Votes at the Annual Meeting will be tabulated preliminarily by the Company acting as its own transfer agent. Inspectors of election, duly appointed by the presiding officer of the Annual Meeting, will definitively count and tabulate the votes and determine and announce the results at the meeting.

ITEM 1. ELECTION OF DIRECTORS

In accordance with the provisions of the By-Laws of the Company, the Board is divided into three classes (I.E., Class I, Class II and Class III), with one class of directors ordinarily being elected at each annual meeting of shareholders for a three-year term. Melvin Perelman, Thomas E. Petry, Jackson H. Randolph, Mary L. Schapiro, Philip R. Sharp and Dudley S. Taft have been nominated by the Board for election as Class II directors at the Annual Meeting for terms of three years each and until their respective successors are duly elected and qualified. The Company would like to acknowledge Mr. Van P. Smith, who is retiring after 17 years of combined service as a member of the boards of directors of the Company and PSI. His support, valued counsel and many contributions during his years of devoted and distinguished service to the Company and PSI are immeasurable and greatly appreciated.
   In accordance with the General Corporation Law of the State of Delaware and the Company's By-Laws, directors will be elected at the Annual Meeting by a plurality of the votes. Duly executed and returned proxies representing shares held on the Record Date will be voted, unless otherwise specified, in favor of the nominees for the Board. Each nominee and continuing director is a member of the Company's present Board. All nominees have consented to serve if elected, but if any becomes unavailable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominee.
   Except as otherwise noted, the principal occupation or employment of each individual set forth below has been such individual's principal occupation or employment for at least the past five years. All nominees and continuing directors, other than Messrs. Randolph and Rogers and Ms. Foley, are otherwise unaffiliated with the Company and its subsidiaries.
   THE BOARD RECOMMENDS VOTING FOR ALL NOMINEES, DESIGNATED IN THE PROXY AS ITEM 1.

CLASS II DIRECTOR NOMINEES
FOR TERMS TO EXPIRE IN 2002

MELVIN PERELMAN, PH.D.
DIRECTOR OF THE COMPANY SINCE 1994; MEMBER OF THE CORPORATE GOVERNANCE COMMITTEE AND OF THE FINANCE COMMITTEE. DIRECTOR OF PSI FROM 1980 TO 1995. AGE 68.
   Dr. Perelman is retired as Executive Vice President of Eli Lilly and Company, which is engaged in the manufacturing of pharmaceuticals. Prior to his retirement, he also served as a member of the board of directors of Eli Lilly, and as President of Lilly Research Laboratories. Dr. Perelman is a director of The Immune Response Corporation and Inhale Therapeutic Systems, Inc.

THOMAS E. PETRY
DIRECTOR OF THE COMPANY SINCE 1994; MEMBER OF THE AUDIT COMMITTEE AND OF THE EXECUTIVE COMMITTEE. DIRECTOR OF CG&E FROM 1986 TO 1995. AGE 59.
   Mr. Petry served as Chairman of the Board and Chief Executive Officer of Eagle-Picher Industries, Inc., a diversified manufacturer of industrial and automotive products, from December 1994 until his retirement in February 1998. He was Chairman of the Board, President and Chief Executive Officer of Eagle-Picher from April 1992 until December 1994; he previously served as Chairman of the Board and Chief Executive Officer. Mr. Petry is a director of Eagle-Picher Industries, Inc., Firstar Corporation, and The Union Central Life Insurance Company.

JACKSON H. RANDOLPH
DIRECTOR OF THE COMPANY SINCE 1993; MEMBER OF THE EXECUTIVE COMMITTEE. DIRECTOR OF CG&E SINCE 1983 AND OF PSI SINCE 1994. AGE 68.
   Mr. Randolph has served as Chairman of the Board of the Company, Investments, Services, CG&E, PSI and ULH&P since December 1995. He served as Chairman of the Board and Chief Executive Officer of the Company, Investments, Services, CG&E and PSI from October 1994, and of ULH&P from January 1995, through November 1995. Mr. Randolph was Chairman of the Board, President and Chief Executive Officer of CG&E from May 1993 until October 1994, and of ULH&P from June 1993 until January 1995; he previously served as President and Chief Executive Officer of CG&E and ULH&P. Mr. Randolph is a director of Cincinnati Financial Corporation and PNC Bank Corp.

MARY L. SCHAPIRO
DIRECTOR OF THE COMPANY SINCE 1999; MEMBER OF THE AUDIT COMMITTEE AND OF THE FINANCE COMMITTEE. AGE 43
   Ms. Schapiro has served as the President and as a member of the board of NASD Regulation, Inc. in Washington, D.C. since 1996. NASD Regulation is the independent regulatory subsidiary of the National Association of Securities Dealers, Inc., and is responsible for regulating all member brokerage firms and individual registered representatives and oversight for The Nasdaq Stock Market. Ms. Schapiro served as Chair of the Commodity Futures Trading Commission from 1994 to 1996. From 1988 until 1994, she served as a Commissioner of the Securities and Exchange Commission. Ms. Schapiro is also a member of the Board of Governors of the National Association of Securities Dealers, Inc.

PHILIP R. SHARP, PH.D.
DIRECTOR OF THE COMPANY SINCE 1995; MEMBER OF THE AUDIT COMMITTEE. AGE 56.
   Dr. Sharp is a Lecturer in Public Policy at the John F. Kennedy School of Government at Harvard University in Cambridge, Massachusetts. He also serves as a member of the Secretary of Energy's Advisory Board and as Chairman of the Secretary's Electric System Reliability Task Force. Dr. Sharp is also Vice Chairman of the Energy Board of The Keystone Center, a not-for-profit public policy, scientific and educational organization with locations in Keystone, Colorado, and Washington, D.C. He previously served as a member of the U. S. House of Representatives from 1975 until January 1995, representing the second Congressional district of the State of Indiana. Dr. Sharp was a ranking member of the House Energy and Commerce Committee, where he chaired the Energy and Power Subcommittee and served on the Transportation and Hazardous Materials Subcommittee, and of the House Natural Resources Committee, where he served on the Energy and Mineral Resources and the Oversight and Investigations Subcommittees.

DUDLEY S. TAFT
DIRECTOR OF THE COMPANY SINCE 1994; CHAIRMAN OF THE CORPORATE GOVERNANCE COMMITTEE. DIRECTOR OF CG&E FROM 1985 TO 1995. AGE 58.
   Mr. Taft is President and Chief Executive Officer of Taft Broadcasting Company, which holds investments in media-related activities. He is a director of Fifth Third Bancorp, The Fifth Third Bank, Tribune Company, The Union Central Life Insurance Company and U.S. Playing Card Company.

CLASS III DIRECTORS
WHOSE TERMS EXPIRE IN 2000

MICHAEL G. BROWNING
DIRECTOR OF THE COMPANY SINCE 1994; MEMBER OF THE COMPENSATION COMMITTEE AND OF THE CORPORATE GOVERNANCE COMMITTEE. DIRECTOR OF PSI SINCE 1990. AGE 52.
   Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate ventures. He also served as President of Browning Real Estate, Inc., the general partner of various real estate investment partnerships, through December 30, 1994.

PHILLIP R. COX
DIRECTOR OF THE COMPANY SINCE 1994; MEMBER OF THE CORPORATE GOVERNANCE COMMITTEE AND OF THE PUBLIC POLICY COMMITTEE. DIRECTOR OF CG&E FROM 1994 TO 1995. AGE 52.
   Mr. Cox is President and Chief Executive Officer of Cox Financial Corporation, a provider of financial and estate planning services. He is a director of Cincinnati Bell Inc., the Cincinnati office of the Federal Reserve Bank of Cleveland, PNC Bank, Ohio, N.A., and Touchstone Mutual Funds.

KENNETH M. DUBERSTEIN
DIRECTOR OF THE COMPANY SINCE 1994; MEMBER OF THE PUBLIC POLICY COMMITTEE. DIRECTOR OF PSI FROM 1990 TO 1995. AGE 54.
   Mr. Duberstein is Chairman and Chief Executive Officer of The Duberstein Group, Inc., a provider of strategic planning and consulting services. He is a director of The Boeing Company, Federal National Mortgage Association, Global Vacation Group, Inc. and St. Paul Companies, and is also a member of the Board of Governors of the American Stock Exchange and the National Association of Securities Dealers, Inc.

JAMES E. ROGERS
DIRECTOR OF THE COMPANY SINCE 1993; CHAIRMAN OF THE EXECUTIVE COMMITTEE AND MEMBER OF THE CORPORATE GOVERNANCE COMMITTEE. DIRECTOR OF PSI SINCE 1988 AND OF CG&E SINCE 1994. AGE 51.
   Mr. Rogers has served as Vice Chairman, President and Chief Executive Officer of the Company and Services, and as Vice Chairman and Chief Executive Officer of CG&E, PSI, Investments and ULH&P, since December 1995. He also has served as Chief Executive Officer and Director of Global Resources since May 1998. Mr. Rogers served as Vice Chairman, President and Chief Operating Officer of the Company and Services, and as Vice Chairman and Chief Operating Officer of CG&E, PSI and Investments, from October 1994 through November 1995. He also served as Vice Chairman and Chief Operating Officer of ULH&P from January 1995 through November 1995. Mr. Rogers served as Chairman, President and Chief Executive Officer of PSI from August 1990 until October 1994; he previously served as Chairman and Chief Executive Officer. He also served as Chairman and Chief Executive Officer of PSI Resources, Inc., the former parent company of PSI, from October 1993 until October 1994; he previously served as Chairman, President and Chief Executive Officer. Mr. Rogers is a director of Duke Realty Investments, Inc., Fifth Third Bancorp and The Fifth Third Bank.

JOHN J. SCHIFF, JR.
DIRECTOR OF THE COMPANY SINCE 1994; MEMBER OF THE COMPENSATION COMMITTEE. DIRECTOR OF CG&E FROM 1986 TO 1995. AGE 55.
   Mr. Schiff is Chairman of the Board of Cincinnati Financial Corporation, an insurance holding company, and of The Cincinnati Insurance Company. He also served as Chairman and Chief Executive Officer of John J. & Thomas R. Schiff & Co., Inc., an insurance agency, through December 1996. Mr. Schiff is a director of Fifth Third Bancorp, The Fifth Third Bank and The Standard Register Company.

OLIVER W. WADDELL
DIRECTOR OF THE COMPANY SINCE 1994; CHAIRMAN OF THE FINANCE COMMITTEE. DIRECTOR OF CG&E FROM 1989 TO 1995. AGE 68.
   Mr. Waddell is the retired Chairman of the Board of Star Banc Corporation (now Firstar Corporation, a bank holding company). Prior to his retirement, he held various executive officer positions during his career with Star, including Chairman, President and Chief Executive Officer of the holding corporation and its lead bank, Star Bank, N.A. Mr. Waddell is a director of Chiquita Brands International, Inc. and Firstar Corporation.

CLASS I DIRECTORS
WHOSE TERMS EXPIRE IN 2001

NEIL A. ARMSTRONG
DIRECTOR OF THE COMPANY SINCE 1994; MEMBER OF THE AUDIT COMMITTEE AND OF THE EXECUTIVE COMMITTEE. DIRECTOR OF CG&E FROM 1973 TO 1995. AGE 68.
   Mr. Armstrong is Chairman of the Board of AIL Systems Inc., which is engaged in the manufacturing of electronic devices and systems. He is a director of Cordant Technologies, Inc., Milacron Inc., RTI International Metals, Inc., and USX Corp.

JAMES K. BAKER
DIRECTOR OF THE COMPANY SINCE 1994; CHAIRMAN OF THE AUDIT COMMITTEE AND MEMBER OF THE EXECUTIVE COMMITTEE. DIRECTOR OF PSI SINCE 1986. AGE 67.
   Mr. Baker served as Vice Chairman of Arvin Industries, Inc., a worldwide supplier of automotive parts, from February 1996 until his retirement in April 1998. He served as Chairman of the Board of Arvin Industries from November 1986 through January 1996 and as Chief Executive Officer from 1981 until June 1993. Mr. Baker is a director of Amcast Industrial Corp., Geon Company and Tokheim Corporation.

CHERYL M. FOLEY
DIRECTOR OF THE COMPANY SINCE 1998. AGE 51.

   Ms. Foley serves as Vice President and General Counsel of the Company and Services (since October 1994), of PSI (since April 1991), and of each of Investments, CG&E and ULH&P (since January 1995). She holds the additional office of Secretary at the Company and PSI, and previously held this additional office at CG&E (until April 1998) and at each of Investments, Services and ULH&P (until May 1998). She also previously served as Vice President, General Counsel and Secretary of PSI Resources, Inc., the former parent company of PSI (from April 1991 until October 1994). Ms. Foley also serves as a director and as the President of Global Resources (since May 1998), having overall responsibility for the Company's international business operations, and is also a director of Investments, Services and ULH&P.

JOHN A. HILLENBRAND II
DIRECTOR OF THE COMPANY SINCE 1994; CHAIRMAN OF THE PUBLIC POLICY COMMITTEE AND MEMBER OF THE FINANCE COMMITTEE. DIRECTOR OF PSI SINCE 1985. AGE 67.
   Mr. Hillenbrand principally serves as Chairman, President and Chief Executive Officer of Glynnadam, Inc., a personal investment holding company. He is also Chairman of Able Body Corporation and Nambe' Mills, Inc., and Vice Chairman of Pri-Pak, Inc. Mr. Hillenbrand is a director of Hillenbrand Industries, Inc. and National City Bank, Indiana.

GEORGE C. JUILFS
DIRECTOR OF THE COMPANY SINCE 1994; MEMBER OF THE COMPENSATION COMMITTEE AND OF THE PUBLIC POLICY COMMITTEE. DIRECTOR OF CG&E FROM 1980 TO 1995. AGE 59.
   Mr. Juilfs is President and Chief Executive Officer of SENCORP, an international holding company with subsidiaries that manufacture fastening systems, finance and lease capital equipment, and commercialize health-care technologies. He is a director, serving as chairman of the board, of the Cincinnati office of the Federal Reserve Bank of Cleveland.

MEETINGS AND COMMITTEES OF
THE BOARD

During the calendar year ended December 31, 1998, the Board held six meetings. All directors attended more than 75% of the aggregate number of Board meetings and meetings of committees on which they serve, with the exception of Mr. Schiff who attended 70%. In accordance with the provisions of the By-Laws of the Company, the Board has six standing committees which facilitate the carrying out of its responsibilities.
   The Audit Committee, which met three times during 1998, recommends to the Board a firm of independent certified public accountants to conduct audits of the accounts and affairs of the Company and its subsidiaries; reviews with the independent certified public accountants the scope and results of audits, as well as the accounting procedures, internal controls, and accounting and financial reporting policies and practices of the Company and its subsidiaries; and makes such reports and recommendations to the Board as it deems appropriate.
   The Compensation Committee met four times during 1998. The nature and scope of the Compensation Committee's responsibilities are described in the "Board Compensation Committee Report on Executive Compensation" (see page 10).
   The Corporate Governance Committee, which met twice during 1998, recommends to the Board the slate of nominees of directors to be elected by the shareholders, and presents to the Board, whenever vacancies occur, names of individuals who would make suitable directors of the Company and consults with appropriate officers of the Company on matters relating to the organization of the Board and its committees. The Committee has no established procedures for consideration of nominees recommended by shareholders.
   Other standing committees of the Board include the Executive Committee, the Finance Committee and the Public Policy Committee.

COMPENSATION OF DIRECTORS

Directors who are not employees (the "non-employee directors") receive an annual retainer fee of $30,000 plus a fee of $1,500 for each Board meeting attended. Non-employee directors who also serve on one or more standing committees of the Board receive an annual retainer fee of $3,000 for each committee membership plus a fee of $1,500 for each committee meeting attended. The fee for any Board or committee meeting held via conference call is $750. In consideration for their additional responsibilities and time commitments, non-employee directors serving as chairpersons of the committees of the Board receive an additional annual retainer of $3,000. Directors who are also employees of the Company receive no remuneration for their services as directors.
   Under the Company's Directors' Deferred Compensation Plan, each non-employee director of the Company or any of its subsidiaries may defer fees and have them accrued either in cash or in units representing shares of the Company's common stock. If deferred in units, dividends are credited to the individual director's plan account and thereby acquire additional units, at the same time and rate as dividends are paid to holders of the Company's common stock. The deferred units are distributed to the director as shares of the Company's common stock at the time of retirement from the appropriate board. Amounts deferred in cash earn interest at the rate per annum, adjusted quarterly, equivalent to the interest rate for a one-year certificate of deposit as quoted in THE WALL STREET JOURNAL for the first business day of the calendar quarter, and are paid to the director at the time of retirement from the appropriate board.
   Under the Company's Stock Option Plan, each non-employee director is granted a non-qualified stock option to purchase 12,500 shares of the Company's common stock when he or she first is elected to the Board. The price per share at which options are granted must be no less than 100% of the fair market value of the Company's common stock on the New York Stock Exchange ("NYSE") on the date of the grant. Options vest at the rate of 20% per year over a five-year period from the date of grant and may be exercised over a ten-year term.
   The Company has maintained a Retirement Plan for Directors under which non-employee directors of the Company, Services, PSI and CG&E have accrued retirement benefits based upon their years of service. In December 1998, the Board amended and restated this plan to eliminate future benefit accruals and adopted a new Cinergy Corp. Directors' Equity Compensation Plan under which future benefits for non-employee directors are expected to be equity-based. Each of these plans is subject to shareholder approval at the Annual Meeting. Please refer to pages 20-22 and Appendix A of this Proxy Statement for a description and the text of the amended and restated Retirement Plan for Directors, and to pages 22-23 and Appendix B for a description and the text of the new Directors' Equity Compensation Plan.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The only persons or groups known to the Company to be the beneficial owners of more than 5% of the Company's common stock, the only voting security, as of December 31, 1998, are set forth in the following table. This information is based on the most recently available reports filed with the SEC pursuant to the requirements of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and transmitted to the Company by the persons or groups named.


Name and Address                             Amount and Nature      Percent
of Beneficial Owner                       of Beneficial Ownership   of Class
----------------------------------------------------------------------------
Scudder Kemper                               9,969,386 shares(1)       6.3%
  Investments, Inc.
345 Park Avenue
New York, NY 10154

U.S. Trust Company, N.A.                     9,181,572 shares(2)       5.8%
515 South Flower Street
Los Angeles, CA 90071



(1) Holder reports having sole voting power with respect to 2,160,339 shares, shared voting power with respect to 5,804,022 shares, sole dispositive power with respect to 9,899,864 shares, and shared dispositive power with respect to 69,522 shares.


(2) Shares held as trustee of benefit plans for employees of the Company and its subsidiaries. Under the terms of the plans, participants have the right to vote the shares credited to their accounts; however, the trustee may, at its discretion, vote those shares not voted by participants. Holder reports having shared voting and dispositive powers with respect to all shares, and sole voting and dispositive powers with respect to none of these shares.
   The beneficial ownership of the Company's common stock held by each nominee, continuing director and named executive officer (as defined on page 14), and of units representing shares of the Company's common stock paid as compensation to non-employee directors, as of December 31, 1998, is set forth in the following table.


Name of               Amount and Nature
Beneficial Owner        of Beneficial
(1)                     Ownership (2)      Units (3)
-----------------------------------------------------
Neil A. Armstrong       10,750 shares
James K. Baker          23,605 shares          5,901
Michael G. Browning     28,835 shares          9,495
Phillip R. Cox          10,238 shares
Kenneth M.
Duberstein              22,991 shares
Cheryl M. Foley         81,306 shares
William J. Grealis     109,649 shares
John A. Hillenbrand
II                      33,472 shares          9,542
George C. Juilfs        13,750 shares
John M. Mutz           113,145 shares
Melvin Perelman         23,423 shares          8,918
Thomas E. Petry         12,000 shares
Jackson H. Randolph    209,609 shares
James E. Rogers        398,526 shares
Mary L. Schapiro             0 shares
John J. Schiff, Jr.     51,059 shares(4)
Philip R. Sharp          6,000 shares
Dudley S. Taft          13,000 shares
Larry E. Thomas        131,737 shares
Oliver W. Waddell       15,253 shares
All directors and    1,650,504 shares
executive officers
as a group


(1) Beneficial ownership of directors and executive officers as a group represents 1.04% of the outstanding shares of common stock; individual beneficial ownership by any director, nominee or executive officer does not exceed 0.252% of the outstanding shares of common stock.

(2) Includes shares which there is a right to acquire within 60 days pursuant to the exercise of stock options in the following amounts: Mr.
    Armstrong - 10,000; Mr. Baker - 10,000; Mr. Browning - 22,787; Mr.
    Cox - 10,000; Mr. Duberstein - 15,287; Ms. Foley - 20,000; Mr.
    Grealis - 73,237; Mr. Hillenbrand - 10,000; Mr. Juilfs - 10,000; Mr. Mutz - 80,000; Dr. Perelman - 10,000; Mr. Petry - 10,000; Mr. Randolph - 91,258;
    Mr. Rogers - 195,629; Mr. Schiff - 10,000; Dr. Sharp - 5,000; Mr.
    Taft - 10,000; Mr. Thomas - 62,516; and all directors and executive officers as a group - 792,981.

(3) Each unit represents one share of the Company's common stock credited to the account of the respective director as of December 31, 1998 under the Company's Directors' Deferred Compensation Plan.

(4) Includes 15,000 shares owned of record by a trust of which Mr. Schiff is one of three trustees who share voting and investment power equally. Does not include 1,791,000 shares, as to which Mr. Schiff disclaims any beneficial interest, held by Cincinnati Financial Corporation and certain of its subsidiaries.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board (the "Committee"): (i) establishes the Company's compensation policy; (ii) recommends, oversees and administers compensation plans for all executive officers and key employees; (iii) determines compensation for the chief executive officer; and (iv) reviews and approves compensation for the Company's remaining executive officers. During 1998, the Committee was composed of Messrs. Van P. Smith (Chairman), Michael G. Browning, George C. Juilfs, and John J. Schiff, Jr., each of whom was an independent, "non-employee director" of the Company, within the meaning of Rule 16b-3 under the 1934 Act, and an "outside director" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

COMPENSATION POLICY

The Company's executive compensation program is designed to attract, retain and motivate the high quality employees needed to provide superior service to its customers and to maximize returns to its shareholders. The Company's compensation program for executive officers consists of base salary, annual cash incentives, and long-term incentives.
   Base salaries for the executive group are targeted at the median of comparably sized utility companies based on kilowatt-hours ("kwh") sold. Because of the Company's low-cost position, kwh sales are considered to be a better measure than revenues for constructing a comparative group. Base salary levels are reviewed annually, and any increases are based on such factors as competitive industry salaries, the Company's financial results and a subjective assessment of each individual's performance, role and skills.
   The Company's executive compensation program also seeks to link executive and shareholder interests through cash-based and equity-based incentive plans, in order to reward corporate and individual performance. Annual and long-term incentive plans are structured to provide opportunities that are competitive with general industry companies.
   This emphasis on incentive compensation results in a compensation mix for the chief executive officer and the remaining executive officers consisting of annual and long-term incentives accounting for at least 50% of the employee's annual compensation. It is the Committee's view that short-term and long-term incentive opportunities that distinguish between short-term and long-term corporate goals can assist in motivating the type of behavior crucial to managing successfully in an increasingly competitive environment.
   Consistent with its belief that a well-planned and well-implemented executive incentive compensation program, with meaningful and measurable performance targets and competitive award opportunities, sends a strong, positive message to the financial markets, the Committee has implemented an executive long-term incentive compensation program (the "LTIP") within the parameters of the Company's 1996 Long-Term Incentive Compensation Plan (the "Umbrella Plan"). The LTIP combines the interests of the Company's shareholders, customers, and management to enhance the Company's value. (Specifics of the program are discussed below under the heading "Long-Term Incentive Compensation and Stock Options.")
   The Committee also has two non-qualified deferred compensation plans for executive officers of the Company, as follows: (i) the Deferred Incentive Compensation Plan allows deferral of receipt of all or a portion of cash awards otherwise payable under the Company's Annual Incentive Plan; and (ii) the Excess 401(k) Plan allows deferral of receipt of a portion of base salaries that otherwise could not be deferred under the Company's qualified 401(k) plan, due to federal government limitations on the amount of compensation that can be deferred into qualified plans.

ANNUAL INCENTIVE COMPENSATION


Approximately 425 management employees, including all executive officers, are eligible to participate in the Company's Annual Incentive Plan. The plan provides for incentive cash awards or bonuses tied to the achievement of pre-determined corporate and individual goals. For 1998, the Company's corporate goal was based on earnings per share. Achievement of the corporate goal for 1998 and achievement of individual goals each accounted for 50% of the total possible award.

   For 1998, the potential awards ranged from 2.5% to 90% of the participant's annual base salary, depending upon the achievement levels and the participant's position. Graduated standards for achievement were developed to encourage each employee's contribution. The Committee reviewed and approved both the plan goals at the beginning of the year and the achievements at the end of the year.

   Although the corporate goal was not achieved for 1998, the Committee, in the exercise of its discretion reserved under the plan, determined that awarding a partial payout for corporate performance was appropriate. Upon reviewing the Company's significant progress toward achieving its strategic mission (I.E., to be one of the top five energy companies in five years in five key areas - market capitalization, number of customers, electric and gas commodity trading, international presence, and productivity) in 1998, the Committee determined that the Company's employees - both management and non-management - should be rewarded for their commitment, dedication and achievements. The Committee recognizes that the Company's mission is most challenging in light of the numerous uncertainties facing the Company and the industry in this era of change.


   Accomplishments in 1998 that were considered by the Committee included:


   - A 10.3% return on equity;


   - A 21.2% increase in total electric kwh sales over 1997 reflecting an increase in energy marketing and trading volumes;


   - Investments of more than $110 million in international markets;


   - Sale of the Company's interest in Edesur SA, an electric distribution network in Argentina;


   - The agreement by Midlands Electricity, the Company's 50%-owned regional electric distribution company located in England, to sell its supply business to National Power plc;


   - The acquisition of Producers Energy Marketing LLC, a major gas marketing firm, thus adding physical gas supply and trading to the Company's commodity portfolio;


   - Agreements between Trigen-Cinergy Solutions and seven major corporations and/or governmental entities for the supply of energy-related systems and services;


   - The implementation of electricity futures trading on the New York Mercantile Exchange, with the Company as one of only four delivery points in the United States;


   - The SEC's approval of the retention of CG&E's natural gas business; and


   - Continued progress with respect to the Company's cost reduction efforts.


   For 1998, the Committee determined the achievement level for each named executive officer, which involved an assessment of both individual objective goals and subjective evaluation of individual performance. The Committee believed that its assessment accurately measured the performance of each such officer and determined that the achievement level for individual goals ranged from 2.75 to 3.0 on a scale ranging from 1.0 to 3.0. Individual performance goals varied for each executive officer; however, all related to the achievement of the Company's overall strategic vision of becoming a premier energy services company.


   For 1999, the Company's Annual Incentive Plan corporate goal will again be based on earnings per share. For all employees except business unit presidents, the corporate goal will account for 40% of the total possible award and achievement of individual key performance indicators will account for the remaining 60%. For business unit presidents, 40% of the total possible award will be based on the corporate goal, 10% will be based on business unit earnings per share targets, and the remaining 50% will be based on individual key performance indicators.


LONG-TERM INCENTIVE COMPENSATION AND STOCK OPTIONS

The LTIP ties a significant portion of the participants' pay to long-term performance of the Company, provides a greater upside potential for outperforming peer companies as well as downside risk for underperforming, focuses on creating shareholder value through increasing total shareholder return, and provides a significant portion of total compensation opportunity through the use of the Company's common stock to create an ownership mindset. Approximately 85 management employees, including all executive officers except the chairman of the board, are eligible for participation in the LTIP.
   The LTIP consists of two elements: (1) stock options, and (2) performance-based restricted stock and performance shares (this second portion is called the "Value Creation Plan"). "Performance-based restricted stock" means grants of the Company's common stock that are subject to transfer restrictions and risk of forfeiture for a specified restriction period, and the vesting of which are conditional upon the attainment of Performance Measures. Stock options comprise 25% of the total award opportunity under the plan, and the Value Creation Plan comprises the other 75%. The annualized target award opportunity as a percent of base salary ranges from 15% to 100% depending on the participant's position. With respect to the named executive officers eligible for participation in the LTIP, the target LTIP award values are 100% of base salary for the chief executive officer and 70% of the respective base salary for each of the remaining named executive officers. The LTIP operates on three-year, non-overlapping performance periods or cycles. The first performance period covers October 1, 1996, through December 31, 1999.
   The first portion of the LTIP consists of annual grants of stock options, which commenced effective January 1, 1997, and continue effective each January 1 thereafter. The number of options granted to a participant is determined by taking 25% of the participant's target LTIP award value and dividing it by the projected stock price appreciation of an option, to arrive at the number of options granted to a participant for each year of the three-year cycle. The stock options vest three years from the date of grant. Information with respect to stock options granted during 1998 to the named executive officers is set forth in the Summary Compensation Table and the Option/SAR Grants Table.

   The second portion of the LTIP consists of the Value Creation Plan. The Value Creation Plan consists of a target grant of performance-based restricted stock and performance shares, both of which can be earned based on the Company's total shareholder return ("TSR") vs. the TSR of the peer group. TSR is defined as share price appreciation plus dividends. For the three-year performance cycle, the Company's average TSR is measured against the average TSR of the peer group. The peer companies are the 25 largest utility companies, based on kwh sales.
   At the end of the performance period, participants will earn an award based upon the Company's performance relative to its peer group. If the Company's TSR equals the TSR of the peer group, participants will earn the target number of restricted shares. Participants will earn the target number of restricted shares plus a greater number of non-restricted shares (called "performance shares") if the Company's TSR exceeds that of the peer group. However, if the Company's TSR is lower than that of the peer group, participants will not earn some of the target restricted shares or any performance shares and could lose all of the restricted shares if the Company's performance falls dramatically below that of the peer companies. The maximum that can be earned under the Value Creation Plan by a participant for the performance cycle is three times the total LTIP target value less the value of any stock options.
   Except in the case of disability, death, voluntary termination, or retirement on or after age 50 during the three-year performance cycle, a participant must be employed by the Company on January 1 following the end of a performance cycle to receive any earned award. The earned target restricted shares become unrestricted (or vested) as soon as practicable after the end of a performance cycle, but no later than April 1 following the end of a performance cycle. The earned performance shares (based on the added incremental value created during the cycle), if any, will be paid in two equal, annual installments. One-half will be paid as soon as practicable after the first anniversary date (I.E., January 1, 2001 with respect to the performance cycle ending December 31, 1999), but no later than three months subsequent to that anniversary date, following the end of a performance cycle. The remaining half will be paid as soon as practicable after the second anniversary date (I.E., January 1, 2002 with respect to the performance cycle ending December 31, 1999), but no later than three months subsequent to that anniversary date, following the end of a performance cycle.
   Because grants under the Value Creation Plan are made at the beginning of the three-year performance cycle, there were no grants made during 1998 to any of the named executive officers.

CHIEF EXECUTIVE OFFICER


Mr. Rogers' 1998 base salary was determined by the Committee after giving consideration to his employment agreement with the Company (see "Employment Agreements and Severance Arrangements" on page 17), competitive salaries of chief executive officers of both peer companies and general industry, and a subjective assessment of his performance. For 1998, Mr. Rogers was awarded incentive compensation under the Annual Incentive Plan in the amount of $619,200. This was based, in part, upon the Committee's determination that a partial payment under the plan was appropriate, even though the Company's corporate target goal was not achieved, and upon the Committee's determination of Mr. Rogers' achievement of individual goals. Under the Annual Incentive Plan, Mr. Rogers' maximum potential award is equal to 90% of his annual base salary (including deferred compensation).

   Effective January 1, 1998, the Committee granted Mr. Rogers an option to purchase 55,400 shares of the Company's common stock, at the fair market value of $38.59375 per share, as the second annual option grant under the first performance period of the LTIP. Effective March 24, 1998, the Committee granted Mr. Rogers an option to purchase 480,000 shares of the Company's common stock, at the fair market value of $36.875 per share, under the Stock Option Plan. The Committee believed that the March 1998 grant signified Mr. Rogers' importance to the current and future success of the Company and further demonstrated its support and commitment to him. Information with respect to these grants is set forth in the Summary Compensation Table and the Option/SAR Grants Table.
   In September 1998, the Committee approved an amended and restated employment agreement for Mr. Rogers, which incorporated previous amendments made to his agreement and the substantive terms of his prior severance agreement. The substantive terms of the restated employment agreement are discussed under "Employment Agreements and Severance Arrangements."

CODE SECTION 162(m)

Code Section 162(m) generally limits the Company's tax deduction to one million dollars for compensation paid to each of the named executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. The Committee currently intends under most circumstances to structure performance-based compensation, including stock option grants and restricted stock grants under the LTIP and a significant portion of the award opportunity under the Annual Incentive Plan, to executive officers who may be subject to Code Section 162(m) in a manner that satisfies those requirements.
   However, for 1998 the Committee exercised its discretion (as discussed above) to permit a payout for the corporate goal portion of the Annual Incentive Plan even though the minimum earnings per share goal was not achieved. The Committee realizes that its action affects the tax deductibility of a part of Mr. Rogers' compensation under Code Section 162(m).
   The Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, but retains the right to make subjective decisions and to award compensation that might be subject to the tax deductibility limitation under Code Section 162(m).
   The tables which follow, and accompanying footnotes, reflect the decisions covered by the above discussion.

COMPENSATION COMMITTEE
Van P. Smith, Chairman
Michael G. Browning
George C. Juilfs
John J. Schiff, Jr.

               [Remainder of this page intentionally left blank.]

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation of the chief executive officer and each of the other four most highly compensated executive officers (these five executive officers are sometimes collectively referred to as the "named executive officers") for services to the Company and its subsidiaries during the calendar years ended December 31, 1998, 1997 and 1996.

                                                                                  Long-Term Compensation
                                                                           -------------------------------------
                                              Annual Compensation
                                                                                    Awards             Payouts
                                      -----------------------------------  -------------------------------------
           (a)                (b)        (c)         (d)          (e)          (f)          (g)          (h)          (i)

                                                                 Other                                                All
                                                                Annual     Restricted   Securities                   Other
                                                                Compen-       Stock     Underlying      LTIP        Compen-
        Name and                       Salary     Bonus (1)     sation     Awards (2)   Options/SARs Payouts (3)  sation (4)
   Principal Position        Year        ($)         ($)          ($)          ($)          (#)          ($)          ($)
-----------------------------------------------------------------------------------------------------------------------------
James E. Rogers                 1998    810,000     619,200       47,041            0      535,400            0      138,329
  Vice Chairman,                1997    700,008     337,504       17,039    1,951,169       55,400            0      126,956
  President and Chief           1996    625,000     607,518        3,697            0            0      849,750      108,108
  Executive Officer

Jackson H. Randolph             1998    585,000     321,750       13,405            0            0            0       98,157
  Chairman of the Board         1997    585,000     321,750       14,575            0            0            0       88,181
                                1996    535,000     321,750       10,675            0            0      675,212      120,512

John M. Mutz                    1998    415,188     199,290        5,574            0       21,700            0       23,611
  Vice President of the         1997    395,412     118,624        3,763      761,985       21,700            0       22,162
  Company,                      1996    376,584     150,634        2,431            0            0      339,108       14,993
  and President of PSI

William J. Grealis              1998    396,900     180,590       25,643            0       20,700            0       34,313
  Vice President,               1997    378,000     113,400       13,094      728,443       20,700            0       15,550
  Corporate Services, and       1996    343,200     205,920        8,828            0            0      246,048       35,611
  Chief Strategic Officer
  of the Company

Larry E. Thomas                 1998    352,848     169,367        9,678            0       18,400            0       16,594
  Vice President of the         1997    336,048     100,814       11,502      647,575       18,400            0       15,809
  Company,                      1996    294,350     176,610        5,030            0            0      252,285       36,162
  and President of the
  Energy Delivery
  Business Unit


(1) Amounts appearing in this column reflect the Annual Incentive Plan award earned during the year listed and paid in the following year.


(2) Amounts appearing in this column reflect the dollar values of restricted stock awards, determined by multiplying the number of shares in each award by the closing market price of the Company's common stock as of the effective date of grant. The aggregate number of all restricted stock holdings and values at calendar year ended December 31, 1998, determined by multiplying the number of shares by the year end closing market price, are as follows: Mr. Rogers - 58,462 shares ($2,009,631); Mr. Mutz - 22,831 shares ($784,816); Mr. Grealis - 21,826 shares ($750,269); and Mr.
    Thomas - 19,403 shares ($666,978). Dividends are retained by the Company for the duration of the three-year performance cycle; upon settlement of the restricted stock awards, dividends will be paid in shares of the Company's common stock based on the number of shares of restricted stock actually earned and the fair market value of the Company's common stock on the settlement date.



(3) Amounts appearing in this column reflect the values of the shares earned under the Company's Performance Shares Plan during the 1994-1997 and 1996-1999 performance cycles that were ended during 1996 in transition to the Valuation Creation Plan.



(4) Amounts appearing in this column for 1998 include for Messrs. Rogers, Randolph, Mutz, Grealis and Thomas, respectively: (i) employer matching contributions under 401(k) plan and related excess benefit plan of $24,300, $17,550, $12,456, $11,907 and $10,585; and (ii) insurance premiums paid with respect to executive/group-term life insurance of $245, $752, $11,155, $22,406 and $6,009. Also includes for Mr. Rogers deferred compensation in the amount of $50,000, and for Messrs. Rogers and Randolph, respectively, above-market interest on amounts deferred pursuant to deferred compensation agreements of $48,955 and $63,447, and benefits under split dollar life insurance agreements of $14,829 and $16,408.

OPTION/SAR GRANTS TABLE

The following table sets forth information concerning individual grants of options to purchase the Company's common stock made to the named executive officers during 1998.


                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                                                                             Annual Rates of
                                                                                               Stock Price
                                                                                               Appreciation
                                   Individual Grants                                         for Option Term
---------------------------------------------------------------------------------------   ----------------------
                (a)                      (b)            (c)          (d)        (e)          (f)         (g)
                                      Number of
                                      Securities     % of Total
                                      Underlying    Options/SARs   Exercise
                                     Options/SARs    Granted to    or Base
                                       Granted      Employees in    Price    Expiration       5%         10%
               Name                      (#)        Fiscal Year     ($/Sh)      Date         ($)         ($)
----------------------------------------------------------------------------------------------------------------
James E. Rogers                         55,400         5.82%       38.59375    1/1/2008    1,344,558   3,407,654
                                       480,000         50.45%      36.875     3/24/2008   11,424,000  28,675,200
John M. Mutz                            21,700         2.28%       38.59375    1/1/2008      526,659   1,334,767
William J. Grealis                      20,700         2.18%       38.59375    1/1/2008      502,389   1,273,257
Larry E. Thomas                         18,400         1.93%       38.59375    1/1/2008      446,568   1,131,784


AGGREGATED OPTION/SAR EXERCISES AND YEAR END OPTION/SAR VALUES TABLE

The following table sets forth information concerning: (i) stock options exercised by the named executive officers during 1998, including the value realized (I.E., the spread between the exercise price and market price on the date of exercise); and (ii) the numbers of shares for which options were held as of December 31, 1998, including the value of "in-the-money" options (I.E., the positive spread between the exercise prices of outstanding stock options and the closing market price of the Company's common stock on December 31, 1998, which was $34.375 per share).


                (a)                         (b)           (c)           (d)             (e)
                                                                     Number of
                                                                    Securities        Value of
                                                                    Underlying      Unexercised
                                                                    Unexercised     In-The-Money
                                                                   Options/SARs     Options/SARs
                                                                    at Year End     at Year End
                                                                        (#)             ($)
                                      Shares Acquired    Value    ---------------  --------------
                                        on Exercise    Realized    Exercisable/     Exercisable/
                Name                        (#)           ($)      Unexercisable   Unexercisable
-------------------------------------------------------------------------------------------------
James E. Rogers                                  0           N/A  195,629/640,800  2,249,734/623,475
Jackson H. Randolph                          8,742       102,992   91,258/50,000   1,049,467/575,000
John M. Mutz                                12,787       225,356   82,660/60,740   922,328/246,660
William J. Grealis                           2,650        28,156   73,237/61,400   736,947/219,363
Larry E. Thomas                             31,588       478,800   62,516/56,800   718,934/246,100

PENSION BENEFITS

The pension benefits payable at retirement to each of the named executive officers are provided under the terms of the Cinergy Corp. Non-union Employees' Pension Plan, a non-contributory, defined benefit pension plan (the "Cinergy Pension Plan"), plus certain supplemental plans or agreements. Pension benefits previously earned under the terms of the former CG&E and PSI pension plans are fully preserved for participants under the terms of the Cinergy Pension Plan.
   Under the terms of the Cinergy Pension Plan, the retirement income payable to a pensioner is 1.1% of final average pay plus 0.5% of final average pay in excess of covered compensation, times the number of years of plan participation through 35 years, plus 1.4% of final average pay times the number of years of plan participation over 35 years. Final average pay is the average annual salary, based upon retirement anniversary date, during the employee's three consecutive years producing the highest such average within the last ten anniversary years immediately preceding retirement, plus any short-term incentive and/or deferred compensation. Covered compensation is the average social security taxable wage base over a period of up to 35 years. The Internal Revenue Service annually establishes a dollar limit, indexed to inflation, of the amount of pay permitted for consideration under the terms of such plans, which for 1998 was $160,000.

   The Cinergy Excess Pension Plan is designed to restore pension benefits to those individuals whose benefits under the Cinergy Pension Plan would otherwise exceed the limits imposed by the Code. Each of the named executive officers is covered under the terms of the Cinergy Excess Pension Plan.


   The pension plan table set forth below illustrates the estimated annual benefits payable as a straight-life annuity under both Cinergy plans to participants who retire at age 62. Such benefits are not subject to any deduction for social security or other offset amounts.

   The accrued annual benefit payable to Messrs. Randolph and Mutz upon their retirement is based upon credited service of 40 years and 4 years, respectively. The estimated credited years of service at age 62 for each of the remaining named executive officers are as follows: Mr. Rogers, 20 years; Mr. Grealis, 12 years; and Mr. Thomas, 37 years.


   Effective January 1, 1999, the Cinergy Supplemental Retirement Plan was amended, restated and renamed the Cinergy Supplemental Executive Retirement Plan (the "SERP"). One part of the SERP, the "Mid-career Benefit," is designed to provide coverage to executives who will not qualify for full retirement benefits under the Cinergy Pension Plan. For retirement on or after age 62, the Mid-career Benefit is an amount equal to that which a covered employee with 35 years of participation would have received under the Cinergy Pension Plan and the Cinergy Excess Penison Plan, reduced by the actual benefit provided by these plans, and further reduced by 50% of the employee's age 62 social security benefit. Messrs. Rogers, Mutz and Grealis are covered under the terms of the Mid-career Benefit portion of the SERP.


   The second part of the SERP, the "Senior Executive Supplement," is designed to provide selected senior officers of the Company an opportunity to earn a retirement benefit that will replace 60% of their final pay. Each participant accrues a retirement income replacement percentage at the rate of 4% per year from date of hire (maximum of 15 years). The Senior Executive Supplement is an amount equal to a maximum of 60% of the employee's final average pay



Years of Service
----------------------------------------------------------------------------------------------------------------
Compensation      5         10          15           20           25           30           35           40
----------------------------------------------------------------------------------------------------------------
 $  500,000   $  39,045  $  78,085  $   117,130  $   156,170  $   195,215  $   234,255  $   273,300  $   312,340
    600,000      47,045     94,085      141,130      188,170      235,215      282,255      329,300      376,340
    700,000      55,045    110,085      165,130      220,170      275,215      330,255      385,300      440,340
    800,000      63,045    126,085      189,130      252,170      315,215      378,255      441,300      504,340
    900,000      71,045    142,085      213,130      284,170      355,215      426,255      497,300      568,340
  1,000,000      79,045    158,085      237,130      316,170      395,215      474,255      553,300      632,340
  1,100,000      87,045    174,085      261,130      348,170      435,215      522,255      609,300      696,340
  1,200,000      95,045    190,085      285,130      380,170      475,215      570,255      665,300      760,340
  1,300,000     103,045    206,085      309,130      412,170      515,215      618,255      721,300      824,340
  1,400,000     111,045    222,085      333,130      444,170      555,215      666,255      777,300      888,340
  1,500,000     119,045    238,085      357,130      476,170      595,215      714,255      833,300      952,340
  1,600,000     127,045    254,085      381,130      508,170      635,215      762,255      889,300    1,016,340
  1,700,000     135,045    270,085      405,130      540,170      675,215      810,255      945,300    1,080,340
  1,800,000     143,045    286,085      429,130      572,170      715,215      858,255    1,001,300    1,144,340

(as defined in the Cinergy Pension Plan) or the final 12 months of base pay and Annual Incentive Plan pay, reduced by the actual benefits provided under the Cinergy Pension Plan, the Cinergy Excess Pension Plan and the Mid-career Benefit, and further reduced by 50% of the employee's estimated age 62 social security benefit. Messrs. Rogers, Mutz, Grealis and Thomas are covered under the terms of the Senior Executive Supplement, and the estimated retirement income replacement percentage for each is 60%, 20%, 48% and 60%, respectively.

   Moreover, Mr. Randolph has a Supplemental Executive Retirement Income Agreement under which he or his beneficiary will receive an annual supplemental retirement benefit of $511,654, in monthly installments of $42,638 for 180 months beginning December 1, 2000.

   The Cinergy Executive Supplemental Life Insurance Program provides key management personnel, including the named executive officers, with additional life insurance coverage during employment and with post-retirement deferred compensation. At the later of age 50 or retirement, the participant's life insurance coverage under the program is canceled. At that time, the participant receives the total amount of coverage in the form of deferred compensation payable in ten equal annual installments of $15,000 per year.


EMPLOYMENT AGREEMENTS AND
SEVERANCE ARRANGEMENTS


Mr. Rogers has an employment agreement which was effective October 24, 1994, and was amended and restated in its entirety effective September 22, 1998. Pursuant to the terms of his agreement, Mr. Rogers served as Vice Chairman, President and Chief Operating Officer of the Company until November 30, 1995, and, since that time, has served as Vice Chairman, President and Chief Executive Officer. Mr. Rogers' agreement currently is automatically extended for an additional year on each annual anniversary date, unless either the Company or Mr. Rogers gives timely notice otherwise. During the term of his agreement, Mr. Rogers receives a minimum annual base salary of $810,000. Under the terms of his employment agreement, Mr. Rogers was credited with 25 years of participation in the Mid-career Benefit portion of the SERP as of his 50th birthday. He has been or will be credited with an additional two years of participation on each birthday through his 55th, provided that he is employed by the Company as of each birthday. Mr. Rogers' employment agreement also provides that if he retires on or after age 55 he will be entitled to receive annual retirement income for his lifetime equal to the greater of 60% of his final average pay, or 60% of his base pay and Annual Incentive Plan pay for the final 12 months immediately preceding his retirement.

   Mr. Randolph has an employment agreement which commenced on October 24, 1994. Pursuant to the terms of his agreement, Mr. Randolph served as Chairman and Chief Executive Officer of the Company until November 30, 1995, at which time he relinquished the position of Chief Executive Officer. He will continue to serve as Chairman of the Board of the Company until November 30, 2000, the expiration date of his agreement. During the term of his agreement, Mr. Randolph receives a minimum annual base salary of $465,000.
   If the employment of Messrs. Rogers or Randolph (each sometimes individually referred to as the "executive") is terminated as a result of death, his beneficiary will receive a lump sum cash amount equal to the sum of (a) the executive's annual base salary through the termination date to the extent not previously paid, (b) a pro rata portion of the benefit under the Company's Annual Incentive Plan calculated based upon the termination date, and (c) any compensation previously deferred but not yet paid to the executive (with accrued interest or earnings thereon) and any unpaid accrued vacation pay. Mr. Rogers' beneficiary will also receive an amount equal to his vested accrued benefit under the Value Creation Plan. In addition to these accrued amounts, if the Company terminates the executive's employment without "cause" or the executive terminates his employment for "good reason" (as each is defined in the employment agreements), the Company will pay to the executive (a) a lump sum cash amount equal to the present value of his annual base salary and benefit under the Company's Annual Incentive Plan payable through the end of the term of employment, at the rate and applying the same goals and factors in effect at the time of notice of such termination, (b) the value of all benefits to which the executive would have been entitled had he remained in employment until the end of the term of employment under the Company's Executive Supplemental Life Insurance Program (and also including the Value Creation Plan in the case of Mr. Rogers), (c) the value of all deferred compensation and all executive life insurance benefits whether or not then vested or payable, and (d) medical and welfare benefits for the executive and his family through the end of the term of employment. If the executive's employment is terminated by the Company for cause or by the executive without good reason, the executive will receive unpaid annual base salary accrued through the termination date and any accrued deferred compensation.
   Mr. Mutz has an employment agreement which commenced on October 4, 1993, and was amended most recently effective as of December 31, 1998.

Pursuant to the terms of his agreement, Mr. Mutz serves as President, and is nominated for election as a director, of PSI until May 31, 1999, the expiration date of his agreement. During the term of his agreement, Mr. Mutz receives a minimum annual base salary of $330,000. Under his employment agreement, Mr. Mutz is fully vested in the Mid-career Benefit portion of the SERP, without offset for prior employers' retirement benefits, and is guaranteed a benefit thereunder based on its current terms even if the plan subsequently is amended to reduce benefits or is terminated. Mr. Mutz's employment agreement further provides that in connection with the Senior Executive Supplement portion of the SERP, Mr. Mutz will be credited with a pay replacement percentage of 60% as of his retirement date.


   Mr. Grealis has an employment agreement which commenced on January 16, 1995, and currently is automatically extended for an additional year on each January 1, unless either the Company or Mr. Grealis gives timely notice otherwise. During the term of his agreement, Mr. Grealis receives a minimum annual base salary of $288,000. Under his employment agreement, Mr. Grealis will receive annual retirement income of no less than $283,000 payable as a straight-life annuity at age 62.


   Mr. Thomas has an employment agreement which currently is automatically extended for an additional year on each January 1, unless either the Company or Mr. Thomas gives timely notice otherwise. During the term of his agreement, Mr. Thomas receives a minimum annual base salary of $240,000. Under his employment agreement, if Mr. Thomas retires on or after age 55 he will be entitled to receive annual retirement income equal to that which a covered employee with 35 years of participation would have received under Cinergy's Pension Plan and its Excess Pension Plan.


   If the employment of Messrs. Mutz, Grealis or Thomas (each sometimes individually referred to as the "officer") is terminated as a result of death, for cause, or by the officer without good reason, the officer or the officer's beneficiary will be paid a lump sum cash amount equal to (a) the officer's unpaid annual base salary through the termination date, (b) a pro rata portion of the officer's award under the Company's Annual Incentive Plan, (c) the officer's vested accrued benefits under the Value Creation Plan (and also including the Cinergy Pension Plan, Excess Pension Plan, and Mid-career Benefit portion of the SERP in the case of Mr. Mutz), and (d) any unpaid deferred compensation (including accrued interest or earnings) and unpaid accrued vacation pay. If, instead, the officer's employment is terminated prior to a change in control (as defined) without cause or by the officer for good reason, the officer will be paid (a) a lump sum cash amount equal to the present value of the officer's annual base salary and target annual incentive cash award payable through the end of the term of the agreement, at the rate and applying the same goals and factors in effect at the time of notice of such termination,
(b) the present value of all benefits to which the officer would have been entitled had the officer remained in employment until the end of the term of the agreement under the Value Creation Plan and Executive Supplemental Life Insurance Program (and also including the Cinergy Pension Plan, Excess Pension Plan, and Mid-career Benefit portion of the SERP in the case of Mr. Mutz), (c) the value of all deferred compensation and all executive life insurance benefits whether or not vested or payable, and (d) continued medical and welfare benefits through the end of the term of the agreement. In addition to the above, under Mr. Mutz's employment agreement the Company has waived its right to challenge Mr. Mutz in the event he elects to terminate his employment agreement for good reason.


   Each of the named executive officers participates in the Company's Annual Incentive Plan, Stock Option Plan, LTIP, Excess Pension Plan, SERP, and Executive Supplemental Life Insurance Program (with the exception of Mr. Randolph who does not participate in the LTIP or SERP), participates in all other retirement and welfare benefit plans applicable generally to Company employees and executives, and receives other fringe benefits.

   If the employment of any named executive officer is terminated after a change in control, the officer will be paid a lump sum cash payment equal to the greater of (i) three times the sum of his annual base salary immediately prior to the date of his termination of employment or, if higher, the date of the change in control, plus all incentive compensation or bonus plan amounts in effect prior to the date of his termination of employment or, if higher, prior to the change in control, and (ii) the present value of all annual base salary, bonuses and incentive compensation and retirement benefits that would otherwise be due under the agreement, plus deferred compensation and executive life insurance benefits. In addition, the officer will be provided life, disability, accident and health insurance benefits for thirty-six months, reduced to the extent comparable benefits are received, without cost, by the officer. In addition to the above, Messrs. Rogers and Randolph will receive their benefits under their deferred compensation agreements (discussed below) and split dollar life insurance agreements.

DEFERRED COMPENSATION AGREEMENTS

Mr. Randolph and CG&E, and Mr. Rogers and PSI, entered into deferred compensation agreements effective as of January 1, 1992, which were assumed by the Company effective as of October 24, 1994.
   Pursuant to the terms of his deferred compensation agreement, Mr. Randolph was credited annually with a $50,000 base salary increase in the form of deferred compensation for the five-year period from January 1, 1992 through December 31, 1996, and when his employment terminates he will receive an annual cash benefit of $179,000 payable for a 15-year period beginning January 2001.
   Pursuant to the terms of his deferred compensation agreement, Mr. Rogers was credited annually with a $50,000 base salary increase in the form of deferred compensation for the five-year period from January 1, 1992 through December 31, 1996, and is credited annually the same amount for the additional five-year period from January 1, 1997 through December 31, 2001. Mr. Rogers' deferred compensation agreement further provides that when his employment terminates for any reason, other than death, he will receive an annual cash benefit over a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2003 nor later than January 2010. The annual cash benefit amount payable for such 15-year period ranges from $179,000 per year, if payment begins in January 2003, to $554,400 per year if payment commences in January 2010. Comparable amounts are payable to Mr. Rogers if he dies before commencement of payment of the 15-year payments described above. In addition, if Mr. Rogers' employment terminates before January 1, 2002 for any reason other than death or disability, he will receive a lump sum cash payment equal to the total amount deferred during the second five-year period described above plus interest; if his employment terminates on or after January 1, 2002 for any reason other than death or disability, he will receive an additional annual benefit for a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2008 nor later than January 2010. The annual cash benefit amount payable for such period ranges from $179,000 per year, if payment begins in January 2008, to $247,000 per year if payment begins in January 2010. Comparable amounts are payable to Mr. Rogers in the event his employment is terminated for disability prior to January 1, 2002 or if he dies (i) prior to January 1, 2002 while employed or disabled, or (ii) on or after January 1, 2002 but before commencement of payment of benefits; provided, however, if Mr. Rogers becomes disabled prior to the completion of the second award period, his payments will be proportionately reduced in the same manner as described above for disability during the first award period.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Mr. Schiff, Chairman of the Board of Cincinnati Financial Corporation, serves on the Company's Compensation Committee and Mr. Randolph, Chairman of the Board of the Company, serves on the board of directors of Cincinnati Financial Corporation.


               [Remainder of this page intentionally left blank]

PERFORMANCE GRAPH
The following line graph compares the cumulative total average shareholder return of the common stock of the Company with the cumulative total returns during the same time period of the Standard & Poor's ("S&P") Electric Utilities Index and the S&P 500 Stock Index. The graph tracks performance from October 25, 1994, the initial trading date of the Company's common stock, through December 31, 1998, and assumes a $100 investment on such initial trading date and dividend reinvestment.

                                                     10/25/94     12/31/94     12/31/95     12/31/96     12/31/97     12/31/98
--------------------------------------------------------------------------------------------------------------------------------
Company Common Stock                                 $  100.00    $  104.40    $  145.30    $  167.70    $  203.30    $  192.40
S&P Electric Utilities Index                         $  100.00    $  104.80    $  137.40    $  137.20    $  173.20    $  200.00
S&P 500 Stock Index                                  $  100.00    $  100.10    $  137.70    $  169.30    $  225.80    $  290.30

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                        S&P ELECTRIC UTILITIES
             COMPANY COMMON STOCK                INDEX              S&P 500 STOCK INDEX
10/25/94                     $100.00                      $100.00                $100.00
12/31/94                     $104.40                      $104.80                $100.10
12/31/95                     $145.30                      $137.40                $137.70
12/31/96                     $167.70                      $137.20                $169.30
12/31/97                     $203.30                      $173.20                $225.80
12/31/98                     $192.40                      $200.00                $290.30

ITEM 2. APPROVAL OF AMENDED AND RESTATED CINERGY CORP. RETIREMENT PLAN FOR DIRECTORS
INTRODUCTION
Effective October 24, 1994, the Company adopted the Cinergy Corp. Retirement Plan for Directors (the "Retirement Plan"), an unfunded retirement plan for non-employee directors of the Company, Services, PSI and CG&E. Under the terms of this plan, non-employee directors with five or more years of service have been entitled to receive annual retirement compensation in an amount equal to the annual Board retainer fee in effect at the time of termination of service as a director, plus the product of the fee paid for attendance at a Board meeting multiplied by five, with the compensation paid for as many years as the person served as a director.

   Effective January 1, 1999, and subject to shareholder approval, the Company amended and restated the Retirement Plan (the "Amended Retirement Plan") to eliminate the future accrual of benefits and to provide for the conversion of currently accrued benefits to units payable at retirement in shares of the Company's common stock. The Company estimates that a maximum of 175,000 shares of its common stock will be issued under the Amended Retirement Plan. The Amended Retirement Plan is also subject to SEC approval under the 1935 Act.

   The Company believes that the approval of the Amended Retirement Plan is in the best interests of the shareholders because, in effectively terminating a cash-based retirement program for directors, it promotes the accomplishment of long-term corporate goals by aligning the interests of directors with those of the Company's shareholders. However, should the Amended Retirement Plan not be approved by shareholders, the original Retirement Plan will continue as it previously has existed.

VOTE REQUIRED

Assuming the presence of a quorum at the Annual Meeting, approval of the Amended Retirement Plan will require the affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will be deemed absent shares and will not effect the outcome of the vote.

SUMMARY OF PLAN FEATURES

The full text of the Amended Retirement Plan is included as Appendix A to this Proxy Statement. The following description summarizes the material features of the Plan.

   PARTICIPANTS. Non-employee directors with five or more years of service on the board of directors of the Company, Services, PSI or CG&E prior to December 31, 1998, as well as all non-employee directors serving on one or more of those boards as of December 31, 1998 regardless of years of service, will participate in the Amended Retirement Plan. The total number of participants is 24, of which 14 are current directors and 10 are former directors.

   RETIREMENT BENEFITS. The Amended Retirement Plan provides for three categories of benefits:
   - Category 1 - each participant who retires as a director, or dies while serving as a director, after January 1, 1999 and who has elected to be included in this category will have his "Accrued Benefit" converted to units representing shares of the Company's common stock;
   - Category 2 - each participant who retires as a director, or dies while serving as a director, after January 1, 1999 and who has elected to be included in this category will receive an annual cash payment equal to the fees in effect on December 31, 1998; and

   - Category 3 - each participant who retired as a director prior to January 1, 1999 will receive an annual cash payment equal to the fees in effect on the date preceding his or her retirement as a director.

   "Fees" have the same meaning under the Amended Retirement Plan as under the original Retirement Plan, I.E., the Company's annual Board retainer fee plus five times the meeting fee. "Accrued Benefit" means a participant's total benefit entitlement as of December 31, 1998 reduced to a present value. The Accrued Benefit of each participant eligible to participate in Category 1 or 2 above is set forth on page A-6.
   Each participant named on page A-6, other than Mr. Hillenbrand (who defers his director's fees into stock units under the Company's Directors' Deferred Compensation Plan) has elected to participate in Category 1 of the Amended Retirement Plan. The initial number of deferred stock units ("Deferred Units") into which each Category 1 participant's Accrued Benefit will be converted will equal the dollar amount of the Accrued Benefit divided by $34.375, the closing market price per share of the Company's common stock on December 31, 1998.

   UNIT ACCOUNTS. In addition to the initial number of Deferred Units credited to a Category 1 participant's account ("Unit Account"), the Unit Account will be credited with additional Deferred Units equal in value to the cash dividends which would have been paid on the number of shares represented by Deferred Units in the Account on any dividend payment date. Unit Accounts also will be proportionately adjusted for any stock split, stock dividend, combination or exchange of shares or similar change affecting the Company's common stock.
   Unit Accounts will be paid out in shares of the Company's common stock, with each credited unit being equal to one share of stock.

   PAYMENT AND DURATION OF BENEFITS. Generally, whether paid in cash or stock, benefit payments under the Amended Retirement Plan will begin in February following the later of (a) the date a participant ceases to be a director or (b) the participant's attainment of age 55.
   The Category 1 participants may choose to have benefits paid either in a lump sum or in annual installments over a period of two to ten years. A Category 2 participant will receive benefits for a term equal to the number of full years of service completed as of December 31, 1998. Each Category 3 participant will receive benefits for a term equal to the number of full years for which he or she served as a non-employee director.
   Payments under the Amended Retirement Plan will continue to a participant's beneficiary after the participant's death.
   Shares of the Company's common stock distributed under the Amended Retirement Plan may be newly issued or treasury shares or shares purchased on the open market, as determined by the Company.
   As of December 31, 1998, the present value of the accrued retirement benefits under the Plan for the 14 current directors was $3,910,245. As to the 10 former directors who are participants, annual cash payments of $18,750 to $32,500 will be paid for periods of 5 to 25 years, depending upon the number of years the recipient had served prior to his or her retirement as a director.


   ASSIGNMENT. Benefits and amounts credited to a director's Unit Account under the Plan may not be assigned, transferred, pledged, encumbered or otherwise disposed of prior to their distribution.


   AMENDMENT AND TERMINATION. The Board may amend or terminate the Amended Retirement Plan at any time. However, no termination or amendment may deprive any participant (or beneficiary) of any benefits accrued under the Plan prior to the termination or amendment without his or her consent.

   ADMINISTRATION. The Amended Retirement Plan will be administered by the Company's Board. In addition to having the right to interpret and otherwise regulate the Plan, the Board is specifically authorized to reverse any action under the Plan which would adversely affect the ability of the Company to use pooling of interests accounting in a merger or other corporate transaction. If the Board were to exercise its discretion in this regard, it also has the authority to provide appropriate cash or other substitute compensation.

   EFFECTS OF A CHANGE IN CONTROL OF THE COMPANY. In the event of a "change in control" (as defined in the Amended Retirement Plan) of the Company, each participant (or beneficiary, if appropriate) will be entitled to receive a lump sum payment of the actuarial equivalent of benefits accrued and remaining unpaid as of the date of the "change in control." The lump sum equivalent will be calculated assuming the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of the immediately preceding January 1.

   THE BOARD RECOMMENDS VOTING FOR THIS PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ITEM 2.

ITEM 3. APPROVAL OF CINERGY CORP. DIRECTORS' EQUITY COMPENSATION PLAN

INTRODUCTION

To replace the Retirement Plan on a going-forward basis, the Company has adopted, effective January 1, 1999 and subject to shareholder approval, the Cinergy Corp. Directors' Equity Compensation Plan (the "Directors' Equity Plan"). The Plan is also subject to SEC approval under the 1935 Act.
   The Company believes that the approval of the Directors' Equity Plan is in the best interests of the shareholders because the Plan aligns the long-term interests of the Company's non-employee directors with those of its shareholders, thus providing further incentive to enhance the financial success of the Company and increase shareholder value.
   The Directors' Equity Plan is an unfunded plan under which each non-employee director of the Company will receive, beginning December 31, 1999, an annual award equivalent to 450 shares of the Company's common stock. Although the Plan permits the payment of cash awards at the Board's discretion, THE BOARD FULLY ANTICIPATES THAT ALL AWARDS UNDER THE DIRECTORS' EQUITY PLAN WILL BE PAID IN SHARES OF THE COMPANY'S COMMON STOCK.
   Shares of the Company's common stock distributed under the Directors' Equity Plan may be newly issued or treasury shares or shares acquired on the open market or otherwise. A maximum of 75,000 shares are authorized for issuance under the Plan, subject to adjustments for changes in the Company's capitalization.

VOTE REQUIRED

Assuming the presence of a quorum at the Annual Meeting, approval of the Directors' Equity Plan will require the affirmative vote of the holders of a majority of the shares of the Company's common stock present in person or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will be deemed absent shares and will not effect the outcome of the vote.

SUMMARY OF PLAN FEATURES

The full text of the Directors' Equity Plan is included as Appendix B to this Proxy Statement. The following description summarizes the material features of the Plan.

   ELIGIBILITY. Each non-employee director of the Company on January 1 of any year, commencing January 1, 1999, and each person who after January 1, 1999 is elected or appointed for the first time to be a non-employee director of the Company during the course of any year, is eligible to receive an award under the Directors' Equity Plan for that year. All current non-employee directors of the Company are eligible to participate in the Directors' Equity Plan. The ultimate number of participants will depend upon the number of non-employee directors of the Company over the life of the Plan, which has no set expiration date.

   AWARDS. Commencing December 31, 1999, and on each following December 31, each eligible non-employee director during the just-completed year will be granted either a "Stock Award" or a "Cash Award," as determined by the Board in its discretion. A Stock Award will consist of 450 units ("Units"), with each Unit representing one share of the Company's common stock. Any Cash Award will be an amount in cash equal to the market value of 450 shares of the Company's common stock on the date of grant. As indicated above, THE BOARD FULLY ANTICIPATES THAT ALL PLAN AWARDS WILL BE STOCK AWARDS.

   Awards to directors who retire from the Board during the course of a year will be prorated based upon their lengths of service during the year.

   ACCOUNTS. Stock Awards and any Cash Awards under the Directors' Equity Plan will be credited to individual bookkeeping accounts ("Accounts") maintained for each participant. A director's Account will be credited with additional full and fractional Units equal in value to the cash dividends which would have been paid on the number of shares represented by Units in the Account on any dividend payment date. Accounts also will be proportionately adjusted for any stock split, stock dividend, combination or exchange of shares or similar change affecting the Company's common stock. Any cash amounts in an Account will be credited with interest at the rate quoted for a one year $100,000 certificate of deposit. The Board has discretion, at any time, to convert Cash Awards and accrued interest in a director's Account to Units by dividing the amount of cash credited to the Account by the market value of the Company's common stock on the conversion date.

   PAYMENT OF BENEFITS. All whole Units in a director's Account will be distributed in the form of shares of the Company's common stock (with cash paid in lieu of any fractional share). Unless converted to Units, any cash in an Account will be paid out in cash. A director may elect to have his or her Account paid out in a single lump sum or in annual installments over a period of two to ten years. In either case, payment will be made, or begin, on the first business day of the calendar year following the date of the director's retirement from the Board. Upon the death of a Plan participant, any amounts remaining in his or her Account will be paid in a lump sum, within 90 days, to the participant's designated beneficiary or estate.

   ASSIGNMENT. Awards and other amounts credited to a director's Account under the Plan may not be assigned, transferred, pledged, encumbered or otherwise disposed of prior to their distribution.

   DURATION, AMENDMENT AND TERMINATION. The Directors' Equity Plan has no expiration date. The Board may amend or terminate the Plan at any time. However, no termination or amendment may adversely affect the balance in a director's Account or permit early payment of an Account.

   ADMINISTRATION. The Directors' Equity Plan will be administered by the Company's Board. In addition to having the right to interpret and otherwise regulate the Plan, the Board is specifically authorized to reverse any Award under the Plan which would adversely affect the ability of the Company to use pooling of interests accounting in a merger or other corporate transaction. If the Board were to exercise its discretion in this regard, it also has the authority to provide appropriate cash or other substitute compensation.

   EFFECTS OF A CHANGE IN CONTROL OF THE COMPANY. In the event of a "change in control" (as defined in the Directors' Equity Plan) of the Company, each participant (or beneficiary, if appropriate) will be entitled to receive a lump sum payment of the actuarial equivalent of benefits accrued and remaining unpaid as of the date of the "change in control." The lump sum equivalent will be calculated assuming the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of the immediately preceding January 1.

   THE BOARD RECOMMENDS VOTING FOR THIS PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ITEM 3.

ITEM 4. ADOPTION OF AMENDMENT TO ARTICLE III, SECTION 3.1, OF THE COMPANY'S BY-LAWS

INTRODUCTION

ARTICLE III, Section 3.1, of the Company's By-Laws currently provides that the Board shall consist of 17 directors, and that this number may be changed to an odd number ranging between 15 and 23 by the affirmative vote of not less than 75% of the full Board.
   The proposed amendment will reduce the lower end of the range to 7 (rather than the current 15, while keeping the higher number of the range at 23) and provide the Board more flexibility in establishing its size by eliminating the requirement that there be an odd number of directors. The proposed amendment gives the Board the ability to reduce its size if a lesser number of directors is desired, having no effect on the term of any current director or nominee.

   The Board deems it advisable and in the best interests of the Company and its shareholders that the proposed amendment be adopted. Accordingly, effective October 15, 1998, the Board duly adopted the resolution recommending that the Company's shareholders duly adopt a certain amendment to ARTICLE III, Section 3.1, of the Company's By-Laws as set forth at the top of the next page, with the amended provisions shown in ITALICS and the deleted provisions lined through.

       Section 3.1__Number of Directors. The Board of Directors shall consist of <#>17 directors. This</#> A number OF DIRECTORS <#>may be changed to an odd number</#> not less than SEVEN (7) <#>15</#> and not more than twenty-three (23) AS DETERMINED by a vote of not less than 75% of the full Board of Directors ("Supermajority Vote"). Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors by Supermajority Vote, but no such change shall affect the term of any director then in office.
VOTE REQUIRED

Assuming the presence of a quorum at the Annual Meeting, adoption of the proposed amendment will require the affirmative vote of the holders of at least 80% of the issued and outstanding shares of the Company's common stock. Abstentions will have the same effect as votes against the proposal. In the absence of specific instructions from beneficial owners, brokers will retain authority to vote in their discretion with respect to this matter.


   THE BOARD RECOMMENDS VOTING FOR THIS PROPOSAL, WHICH IS DESIGNATED IN THE PROXY AS ITEM 4.


RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP served as independent public accountants for the Company and its subsidiaries for the year 1998. On January 21, 1999, upon recommendation of its Audit Committee, the Board engaged Arthur Andersen LLP as independent public accountants for the Company and its subsidiaries for the year 1999. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS AND BUSINESS BY SHAREHOLDERS

In order to be considered for inclusion in the Company's proxy statement for the 2000 annual meeting of shareholders, proposals from shareholders must be received by November 16, 1999.
   In addition, in order for a shareholder properly to introduce business for action by shareholders at the Company's 2000 annual meeting (other than business specified in the Notice of the meeting), the Company must be given written notice, which complies with all requirements of the Company's By-Laws, no earlier than December 23, 1999 and no later than January 21, 2000. The Company will retain discretionary authority to vote proxies on matters of which it is not properly notified and also may retain such authority under other circumstances.
   Any proposal or notice should be directed to the Secretary of the Company at 139 East Fourth Street, Cincinnati, Ohio 45202.

By Order of the Board of Directors,


Cheryl M. Foley
Vice President, General Counsel and Secretary


Dated: March 15, 1999

                     [This page intentionally left blank.]

APPENDIX A

CINERGY CORP.
RETIREMENT PLAN FOR DIRECTORS
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1999)

INTRODUCTION

Effective October 24, 1994, Cinergy Corp. ("Cinergy") established the "Cinergy Corp. Retirement Plan for Directors," a retirement plan for non-employee directors of Cinergy Corp., Cinergy Services, Inc., PSI Energy, Inc., and The Cincinnati Gas & Electric Company.
   As amended and restated effective January 1, 1999, the Cinergy Corp. Retirement Plan for Directors (the "Plan") is set forth in its entirety below.

ARTICLE 1
DEFINITIONS

When used in this document, the following terms shall have the respective meanings set forth below, unless a different meaning is plainly required by the context:
    1.1 "Accrued Benefit" means a Participant's total benefit under the Plan as of December 31, 1998, reduced to a present value using a discount rate and other assumptions approved by the Compensation Committee of Cinergy's Board of Directors, as set forth on Schedule A (on page A-6).
    1.2 "Beneficiary" means the person or persons designated by a Participant to receive benefits under the Plan after the Participant's death.
    1.3 "CG&E" means The Cincinnati Gas & Electric Company, an Ohio corporation, and its successors.
    1.4 "CG&E's Board of Directors" means the duly constituted board of directors of CG&E on the applicable date.
    1.5 "Cinergy" means Cinergy Corp., a Delaware corporation, and its successors.
    1.6 "Cinergy Services" means Cinergy Services, Inc., a Delaware corporation, and its successors.
    1.7 "Cinergy's Board of Directors" means the duly constituted board of directors of Cinergy on the applicable date.
    1.8 "Cinergy Services' Board of Directors" means the duly constituted board of directors of Cinergy Services on the applicable date.
    1.9 "Cinergy's Secretary" means the person holding the position of Secretary of Cinergy on the applicable date.
    1.10 "Common Stock" means the common stock, par value $.01 per share, of Cinergy.
    1.11 "Deferred Unit" means a bookkeeping unit representing one share or a fractional share of Common Stock, ultimately payable in Common Stock as provided in this Plan.
    1.12 "Director" means any person duly selected to serve as a member of Cinergy's Board of Directors, Cinergy Services' Board of Directors, PSI's Board of Directors, or CG&E's Board of Directors.
    1.13 "Fees" means (a) the amount of the annual retainer compensation paid to a non-employee Director of Cinergy, plus (b) five times the compensation paid to a non-employee Director of Cinergy upon attending a meeting of Cinergy's Board of Directors.
    1.14 "Market Value Per Share" means the closing price of the Common Stock, as reported by the "NYSE - Composite Transactions" published in The Wall Street Journal, on the appropriate date of reference or on the preceding trading day if that date was not a trading date.
    1.15 "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations under such Act.
    1.16 "Participant" means any Director or former Director who meets the eligibility requirements for participation described in Article 3.
    1.17 "Plan" means this retirement plan for Directors known as the "Cinergy Corp. Retirement Plan for Directors," as amended and restated effective January 1, 1999 and as it may be further amended from time to time.
    1.18 "PSI" means PSI Energy Inc., an Indiana corporation, and its successors.
    1.19 "PSI's Board of Directors" means the duly constituted board of directors of PSI on the applicable date.
    1.20 "PSI Resources" means PSI Resources, Inc., an Indiana corporation, and its successors.
    1.21 "Unit Account" means the individual bookkeeping account maintained for a Participant who has made the election provided for in Section 5.2, to which Deferred Units are credited and debited.

   The uses of singular and masculine words are for practical purposes only and shall be deemed to include the plural and feminine, respectively, unless the context plainly indicates a distinction. Certain other definitions, as required, appear in the following Articles of the Plan.

ARTICLE 2
EFFECTIVE DATE OF PLAN

The provisions of this Plan are, unless the context indicates otherwise, effective January 1, 1999.
ARTICLE 3
ELIGIBILITY

With the exception of any Director who, as of February 1, 1990, was a former employee of PSI Resources or PSI, each Director who is not also an employee or former employee of Cinergy, its subsidiaries, or affiliates with vested rights under a pension plan sponsored by Cinergy, its subsidiaries, or affiliates is eligible to participate in the Plan. No Director elected on or after January 1, 1999, shall be eligible to participate in the Plan.
   An eligible Director shall become a Participant in the Plan commencing with the sixth year of service as a Director. Service as a Director of Cinergy, Cinergy Services, PSI, CG&E, or Resources prior to October 24, 1994, shall be applied in determining eligibility. Notwithstanding anything in this Article to the contrary, anyone who is an eligible Director on December 31, 1998, shall become a Participant in the Plan on January 1, 1999, irrespective of whether the Director has completed five years of service as of December 31, 1998.

ARTICLE 4
VESTING

Each eligible Director shall be fully vested in his benefits under the Plan immediately upon becoming a Participant.

ARTICLE 5
AMOUNT OF RETIREMENT BENEFITS

5.1 Each Participant who retires as a Director prior to January 1, 1999, shall be entitled to receive an annual cash payment in an amount equal to the Fees in effect on the day preceding the date of the Participant's retirement as a Director.

5.2 Each Participant who retires as a Director, or dies while a Director, on or after January 1, 1999, and who has signed the written consent and election described below, shall be entitled to receive his Accrued Benefit, which shall be converted into Deferred Units by dividing the dollar amount of the Accrued Benefit by the Market Value Per Share on December 31, 1998. The Accrued Benefit will be payable to the Director in Common Stock as set forth in Article 7.
   In order for a Director to receive his Accrued Benefit in Common Stock, he must affirmatively consent, in writing, by filing with Cinergy's Secretary, on or before December 31, 1998, an election form requesting that his Accrued Benefit be converted to Deferred Units. If the Participant does not so consent, his benefit under the Plan will be paid as provided in Section 5.3.

5.3 Each Participant who retires as a Director, or dies while a Director, on or after January 1, 1999 and who has not consented to receiving his Accrued Benefit in the form of Deferred Units shall be entitled to receive an annual cash payment in an amount equal to the Fees in effect on December 31, 1998.

ARTICLE 6
UNIT ACCOUNTS

6.1 In addition to Deferred Units credited to a Participant's Unit Account as a result of the initial conversion of the Participant's Accrued Benefit, the Participant's Unit Account shall be credited with additional Deferred Units in amounts equal to:
    (a) the amount of any cash dividend (or the fair market value of a dividend paid in property, other than a dividend paid in Common Stock) which the Participant would have received if on the record date for the dividend the Participant had been the owner of record of a number of shares of Common Stock equal to the number of Deferred Units (including fractions) then credited to the Participant's Unit Account divided by
    (b) the Market Value Per Share on the date the dividend is paid.
   From time to time, additional Deferred Units shall be credited to the Participant's Unit Account in amounts equal to the number of full and fractional shares of Common Stock which the Participant would have received if on the record date for a dividend which is to be paid in Common Stock the Participant had been the owner of record of a number of shares of Common Stock equal to the number of Deferred Units (including fractions) then credited to the Participant's Unit Account.

6.2 A Participant's Unit Account shall be proportionately adjusted, if and to the extent appropriate, for any change in the Common Stock by reason of any stock split, combination or exchange of shares, recapitalization, reorganization, merger, consolidation, or any similar change affecting the Common Stock.

ARTICLE 7
PAYMENT OF BENEFITS

7.1  BENEFITS PAID IN CASH

   A.  PAYMENT TO THE PARTICIPANT IF LIVING
       The annual benefit shall be payable on the first business day of February each year, beginning with the February following the later of (a) the date the Participant ceases to be a Director, or (b) the Participant's attainment of age 55.

   B.  PAYMENT TO THE PARTICIPANT'S BENEFICIARY
       If a Participant dies before the payment of benefits has commenced under
       Section 7.1A, then the annual benefit shall be payable on the first business day of February each year, beginning with the February following the Participant's date of death.

7.2  BENEFITS PAID IN COMMON STOCK

   A.  PAYMENT TO THE PARTICIPANT IF LIVING
       The Participant's Unit Account shall be payable on the first business day of February each year, beginning with the February following the later of
       (a) the date the Participant ceases to be a Director, or (b) the Participant's attainment of age 55.
       Prior to retirement, a Participant shall elect the method of payment by filing with Cinergy's Secretary an appropriate election form. At the Participant's election, the Unit Account shall be distributed either in a single lump sum payment or in annual installments of two to ten years.
       If the Participant elects to have the Unit Account paid in a single lump sum, the number of shares of Common Stock to be transferred to the Participant shall be the number of whole Deferred Units credited to the Participant's Unit Account as of the distribution date.
       If the Participant elects to have his Unit Account paid in installments, the number of shares of Common Stock to be distributed each year shall be equal to the number of Deferred Units credited to the Participant's Unit Account on the day preceding the date of payment of the installment, divided by the number of installments remaining to be paid, and reduced, if necessary, to the nearest whole Deferred Unit.

   B.  PAYMENT TO THE PARTICIPANT'S BENEFICIARY
       If a Participant dies before the payment of benefits has commenced under
       Section 7.2A, then the Participant's Unit Account shall be paid to the Participant's Beneficiary either in a single lump sum or in annual installments (of two to ten years) as determined by the Participant's Beneficiary. If paid in annual installments, the amount distributed each year shall be computed as provided in Section 7.2A and shall be payable on the first business day of February each year, beginning with the February following the Participant's date of death. If the benefit is payable in a single lump sum, the benefit shall be payable as soon as administratively feasible following the Participant's death.

   C.  MANNER OF PAYMENT OF COMMON STOCK
       Shares of Common Stock distributed under the Plan may be newly issued or treasury shares or shares purchased on the open market, as determined by Cinergy. Cash shall be paid in lieu of any fractional share.

ARTICLE 8
DURATION OF BENEFITS

For a Participant who retires as a Director prior to January 1, 1999, the annual benefit shall be payable for a term certain equal to the number of completed full years the Participant served as a Director as of the date of the Participant's retirement as a Director.
   For a Participant who retires as a Director, or who dies while a Director, on or after January 1, 1999 and who has not elected to receive his Accrued Benefit in the form of Deferred Units, the annual benefit shall be payable for a term certain equal to the number of completed full years the Participant served as a Director as of December 31, 1998.

ARTICLE 9
DESIGNATION OF BENEFICIARY
AND PAYMENT OF BENEFIT UPON DEATH

9.1  DESIGNATION OF BENEFICIARY
   A Participant may designate a Beneficiary or Beneficiaries (which may be an entity other than a natural person) to receive any benefit payments to be made under this Plan upon the Participant's death. A Participant may change or cancel his Beneficiary designation at any time without the consent of the Beneficiary. Any Beneficiary designation, change, or cancellation must be by written notice filed with Cinergy's Secretary and shall not be effective until received by Cinergy's Secretary. If the Participant designates more than one Beneficiary, any payments under this Plan to a Beneficiary shall be made in equal shares unless the Participant has designated otherwise, in which case the payments shall be made in shares designated by the Participant. If no Beneficiary has been named by the Participant, payment shall be made to the Participant's estate.

9.2  PAYMENTS UPON DEATH OF PARTICIPANT

   A.  PAYMENTS MADE IN CASH
       Upon the death of a Participant who retires as a Director prior to January 1, 1999, payment shall be made to the Participant's Beneficiary for the balance of the number of completed full years the Participant served as a Director for which the Participant had not received payment at the date of his death.
       Upon the death of a Participant who retires as a Director, or dies while a Director, on or after January 1, 1999 and who has not provided the written consent described in Section 5.2, payment shall be made to the Participant's Beneficiary for the balance of the number of completed full years the Participant served as a Director as of December 31, 1998 for which the Participant had not received payments at the date of his death. Upon a Beneficiary's death, any remaining benefit shall be paid in a lump sum to the Beneficiary's estate.

   B.  PAYMENTS MADE IN COMMON STOCK
       Upon the death of a Participant who retires as a Director, or who dies while a Director, on or after January 1, 1999 and who has provided the written consent described in Section 5.2, payment shall be made to the Participant's Beneficiary in a single lump sum or for the remaining number of installments designated by the Participant. Upon the Beneficiary's death, any remaining benefit shall be paid in a lump sum to the Beneficiary's estate.

ARTICLE 10
NONALIENATION OF BENEFITS

The Plan shall not in any manner be liable for, or subject to, the debts and liabilities of any Participant or Beneficiary. No payee may assign the benefit payments due him under the Plan. No benefits at any time payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process or covenants of any kind.

ARTICLE 11
SHAREHOLDER APPROVAL

The Plan shall be subject to approval by a majority of the shares present in person or represented by proxy and entitled to vote thereon at a duly held shareholders' meeting of Cinergy at which a quorum exists.

ARTICLE 12
FUNDING POLICY

The Plan shall be totally unfunded so that Cinergy is under merely a contractual duty to make benefit payments when due under the Plan. The promise to pay shall not be represented by notes and shall not be secured in any way. No contributions to the Plan by Participants shall be required or permitted under the Plan.

ARTICLE 13
AMENDMENT AND TERMINATION

Cinergy, by resolution duly adopted by Cinergy's Board of Directors, shall have the right, authority and power to alter, amend, modify, revoke or terminate the Plan at any time. However, subject to the provisions of Section 14.6, without his, her or its written consent, no termination or amendment shall deprive any Participant (or Beneficiary, in the event of the Participant's death prior to the date of such action) of any benefits accrued under the Plan prior to the termination or amendment.

ARTICLE 14
MISCELLANEOUS

14.1  FORFEITABILITY
   If a Director or former Director becomes a director, proprietor, officer, partner or employee of, or otherwise becomes affiliated with, any utility in the

States of Indiana, Ohio or Kentucky that competes with Cinergy, its subsidiaries or affiliates, or if a former Director shall refuse a reasonable request from Cinergy, its subsidiaries or affiliates to perform consulting services after he retires from Cinergy's Board of Directors, Cinergy Services' Board of Directors, PSI's Board of Directors or CG&E's Board of Directors, any payments remaining payable to the Participant under this Plan shall be forfeited.

14.2  NO RIGHT TO CONTINUE AS A DIRECTOR
   Nothing in this Plan shall be construed as conferring upon a Participant any right to continue as a member of Cinergy's Board of Directors, Cinergy Services' Board of Directors, PSI's Board of Directors or CG&E's Board of Directors.

14.3  NO RIGHT TO CORPORATE ASSETS
   Nothing in this Plan shall be construed as giving the Participant, any Beneficiary or any other person any equity or interest of any kind in the assets of Cinergy, Cinergy Services, PSI or CG&E or creating a trust of any kind or a fiduciary relationship of any kind between Cinergy, Cinergy Services, PSI or CG&E and any person. As to any claim for payments due under the provisions of the Plan, a Participant, a Beneficiary and any other persons having claim for payments shall be unsecured creditors of Cinergy, Cinergy Services, PSI or CG&E.

14.4  GOVERNING LAW
   The Plan shall be construed and administered according to the laws of the State of Delaware to the extent that those laws are not preempted by the laws of the United States of America.

14.5  HEADINGS
   The headings of articles, sections, subsections, paragraphs, or other parts of the Plan are for convenience of reference only and do not define, limit, construe or otherwise affect the Plan's contents.

14.6  POOLING OF INTERESTS ACCOUNTING
   In the event any action under this Plan would adversely affect the ability of Cinergy to use pooling of interests accounting in a subsequent merger or other corporate transaction, Cinergy's Board of Directors may, in its sole discretion, reverse any such action effective as of the effective date of the action and provide cash or such other substitute compensation as it deems appropriate and as may be necessary to cure the adverse effect on pooling.

ARTICLE 15
ADMINISTRATION

Cinergy's Board of Directors shall be responsible for the administration of the Plan. Cinergy's Board of Directors reserves the right to interpret and regulate the Plan, by exercise of discretionary authority, and its interpretation and regulation shall be effective and binding on all parties concerned.

ARTICLE 16
PAYMENTS UPON CHANGE IN CONTROL

Notwithstanding anything contained in this Plan to the contrary, following a Change in Control of Cinergy, each Participant (or Beneficiary, if appropriate) shall be entitled to receive a lump sum payment of the actuarial equivalent of benefits accrued and remaining unpaid as of the date of the Change in Control. The lump sum equivalent shall be calculated assuming the interest rate used by the Pension Benefit Guaranty Corporation in determining the value of immediate benefits as of the immediately preceding January 1.
   A "Change in Control" of Cinergy shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
    (1) Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Cinergy (not including in the securities beneficially owned by such person any securities acquired directly from Cinergy or its affiliates) representing 50% or more of the combined voting power of Cinergy's then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause
        (i) of paragraph (2) below; or
    (2) There is consummated a merger or consolidation of Cinergy or any direct or indirect subsidiary of Cinergy with any other corporation, other than
        (i) a merger or consolidation which would result in the voting securities of Cinergy outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Cinergy or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Cinergy (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of Cinergy (not including in the securities beneficially owned by such person any securities acquired directly from Cinergy or its affiliates other than in connection with the acquisition by Cinergy or its affiliates of a business) representing 25% or more of the combined voting power of Cinergy's then outstanding securities; or
    (3) During any period of two consecutive years, individuals who at the beginning of that period constitute Cinergy's Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Cinergy) whose appointment or election by Cinergy's Board of Directors or nomination for election by Cinergy's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of that period or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of Cinergy's Board of Directors; or
    (4) The shareholders of Cinergy approve a plan of complete liquidation or dissolution of Cinergy or there is consummated an agreement for the sale or disposition by Cinergy of all or substantially all of Cinergy's assets, other than a sale or disposition by Cinergy of all or substantially all of Cinergy's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of Cinergy in substantially the same proportions as their ownership of Cinergy immediately prior to such sale.
   Notwithstanding the provisions of Article 13, the provisions of this Article may not be amended by an amendment to the Plan effected within three years following a Change in Control.

SCHEDULE A

SCHEDULE OF CALCULATIONS
OF ACCRUED BENEFITS
FOR CURRENT DIRECTORS


Active Participants as of January 1, 1999
-----------------------------------------------
                                 Present Value
                                   of Vested
                                    Accrued
Director's Name                     Benefit
-----------------------------------------------
Armstrong, Neil A.                $    447,959
Baker, James K.                   $    304,975
Browning, Michael G.              $    208,466
Cox, Phillip R.                   $    128,495
Duberstein, Kenneth M.            $    212,624
Hillenbrand II, John A.           $    320,212
Juilfs, George C.                 $    365,159
Perelman, Melvin                  $    384,397
Petry, Thomas E.                  $    288,570
Schiff, Jr., John J.              $    278,933
Sharp, Philip R.                  $    110,132
Smith, Van P.                     $    304,975
Taft, Dudley S.                   $    301,793
Waddell, Oliver W.                $    253,555
-----------------------------------------------
Total                             $  3,910,245
-----------------------------------------------
Assumptions:
Discount rate                            6.00%
Mortality                                 None
Increase rate                            5.00%
-----------------------------------------------

APPENDIX B

CINERGY CORP.
DIRECTORS' EQUITY
COMPENSATION PLAN

INTRODUCTION

On December 16, 1998, Cinergy Corp., subject to the approval of its shareholders, adopted a compensation plan known as the "Cinergy Corp. Directors' Equity Compensation Plan" (the "Plan") for the exclusive benefit of eligible non-employee directors of Cinergy Corp. Under the Plan, eligible non-employee directors of Cinergy are granted as of December 31 of each calendar year beginning in 1999 either a stock award consisting of 450 deferred units of Cinergy common stock or a cash award equal to the fair market value of 450 shares of Cinergy common stock, as determined by Cinergy's Board of Directors. The Plan, effective as of January 1, 1999, is set forth in its entirety below.

ARTICLE 1
DEFINITIONS

When used in this document, the following terms shall have the respective meanings set forth below, unless a different meaning is plainly required by the context:

    1.1 "Account" means the individual bookkeeping account maintained for a Non-employee Director to which Awards, other amounts provided for in this Plan and distributions under this Plan are credited or debited.
    1.2 "Award" means a Cash Award or a Stock Award granted to a Non-employee Director pursuant to this Plan.
    1.3 "Beneficiary" means the recipient designated by a Non-employee Director who is, upon the Non-employee Director's death, entitled in accordance with the Plan's terms to receive the benefits to be paid with respect to the Non-employee Director.
    1.4 "Board" means the duly constituted board of directors of Cinergy on the applicable date.
    1.5 "Cash Award" means the grant of cash compensation to a Non-employee Director pursuant to Article 7 of the Plan. A Cash Award will be equal to the fair market value of 450 shares of Common Stock (subject to adjustment as provided in Section 6.2) on the Grant Date. The fair market value is determined by multiplying 450 (subject to adjustment) by the Market Value Per Share on the Grant Date.
    1.6 "Cinergy" means Cinergy Corp., a Delaware corporation, and any successor to its business.
    1.7 "Cinergy's Secretary" means the person holding the position of Secretary of Cinergy on the applicable date.
    1.8 "Common Stock" means the common stock, par value $.01 per share, of Cinergy.
    1.9 "Current Interest Rate" means the interest rate in effect for the period during which Cash Awards are held in a Non-employee Director's Account. The Current Interest Rate, until changed by action of the Board, shall be that percent per annum equivalent to the quoted interest rate for a one year certificate of deposit of $100,000 as quoted in The Wall Street Journal for the first business day of the particular calendar quarter. The Current Interest Rate shall be adjusted quarterly.
    1.10 "Disability" shall have the meaning ascribed to it in Cinergy's Long-Term Disability Plan.
    1.11 "Grant Date" means December 31 of each calendar year beginning December 31, 1999.
    1.12 "Market Value Per Share" means the closing price of the common stock, as reported by the "NYSE - Composite Transactions" published in The Wall Street Journal, on the appropriate date of reference or on the preceding trading day if that date was not a trading date.
    1.13 "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations under such Act.
    1.14 "Non-employee Director" means a member of the Board who is not an employee of Cinergy or of any of its subsidiaries or affiliates.
    1.15 "Plan" means this compensation plan known as the "Cinergy Corp. Directors' Equity Compensation Plan," as amended from time to time.
    1.16 "Stock Award" means the grant on a Grant Date of 450 whole Units of Common Stock (subject to adjustment as provided in Section 6.2) to a Non-employee Director pursuant to Article 7 of the Plan.
    1.17 "Unit" means a bookkeeping unit representing one share or a fractional share of Common Stock on the applicable date.

   The use of singular words is for practical purposes only and shall be deemed to include the plural unless the context clearly indicates a distinction. Certain other definitions, as required, appear in the following Articles of the Plan.

ARTICLE 2
EFFECTIVE DATE OF PLAN

Subject to Article 11, this Plan is effective as of January 1, 1999.
ARTICLE 3
PURPOSE OF PLAN

The Plan's purposes are to benefit Cinergy's shareholders by encouraging and enabling the acquisition of a proprietary interest, or increasing the proprietary interest, in Cinergy by Non-employee Directors thereby promoting the achievement of long-term corporate objectives by linking the personal interests of Non-employee Directors to those of Cinergy's shareholders, and to aid Cinergy in attracting and retaining qualified Non-employee Directors of outstanding competence.

ARTICLE 4
ADMINISTRATION

The Plan shall be administered by the Board. The Board is authorized to establish any rules and regulations and appoint any agents as it deems appropriate for the Plan's proper administration and to make any determinations under and to take any steps in connection with the Plan as it deems necessary or advisable. Each determination or other action taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of the Awards granted under the Plan, shall be final and conclusive for all purposes and upon all persons including, without limitation, each Non-employee Director, Beneficiary, legal representative, and any other interested parties.

ARTICLE 5
ELIGIBILITY

Each Non-employee Director on January 1 of any year, commencing January 1, 1999, and each person who after January 1, 1999 is elected or appointed for the first time to be a Non-employee Director during the course of any year, is eligible to receive an Award under this Plan in respect of that year.

ARTICLE 6
STOCK

6.1  STOCK SUBJECT TO THE PLAN
   Stock to be issued or transferred under the Plan shall be shares of Common Stock. Cinergy may use authorized and unissued shares of Common Stock, treasury shares or shares acquired on the open market, in private transactions or otherwise, or a combination of the foregoing, for purposes of granting or settling an Award. Subject to adjustment as provided below, the aggregate maximum number of shares that may be issued or transferred in payment of Awards is 75,000.

6.2  ADJUSTMENT IN THE NUMBER OF SHARES
   If there is any change in the shares of Common Stock as a result of a stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of shares, spin-off, other significant distribution of assets, or similar change in capitalization, the Board shall make such equitable and proportionate adjustment, if any, as it deems appropriate in the total number of shares of Common Stock available for Awards under this Plan, as well as in the number of shares of Common Stock underlying a Stock Award or used as a basis for calculating the amount of a Cash Award.

ARTICLE 7
AWARDS

7.1  GRANT OF AWARDS
   Each eligible Non-employee Director during any year shall be granted automatically on December 31st of that year, commencing December 31, 1999, either a Cash Award or a Stock Award, as determined by the Board in its discretion. Awards granted under this Plan shall be credited to each Non-employee Director's Account.
   Notwithstanding anything in the Plan to the contrary, the amount of the Award to any Non-Employee Director who retires from the Board prior to December 31 of any calendar year shall be prorated based on the period of time the Non-employee Director served on the Board during that calendar year.

7.2  CASH AWARDS
   Cash Awards held in an Account shall be credited with interest at the Current Interest Rate until distributed. Interest credited to the Account will bear interest (compounded quarterly) at the same rate.
   The Board, in its discretion, may elect at any time to convert Cash Awards and accrued interest thereon credited to a Non-Employee Director's Account to Units by dividing the amount of cash credited to the Account on the applicable date by the Market Value Per Share on the date the conversion is made.

7.3  STOCK AWARDS
   Stock Awards held in an Account shall be credited, until distributed, with additional Units in amounts equal to:
    (a) the amount of any cash dividend (or the fair market value of a dividend paid in property, other than a dividend paid in Common Stock) which the Non-employee Director would have received if on the record date for the dividend the Non-employee Director had been the owner of record of a number of shares of Common Stock equal to the number of Units (including fractions) then credited to the Non-employee Director's Account divided by
    (b) the Market Value Per Share on the date the dividend is paid.
   From time to time, additional Units shall be credited to the Non-employee Director's Account in amounts equal to the number of full and fractional shares of Common Stock which the Non-employee Director would have received if, on the record date for a dividend which is to be paid in Common Stock, the Non-employee Director had been the owner of record of a number of shares of Common Stock equal to the number of Units (including fractions) then credited to the Non-employee Director's Account. At the time any adjustment is made in accordance with Section 6.2, the Units in a Non-employee Director's Account also shall be appropriately adjusted.

ARTICLE 8
PAYMENT

8.1  METHOD AND TIME
   A Non-employee Director's Account, together with imputed earnings thereon, shall be distributed in a single lump sum payment or in equal annual installments of two to ten years, provided that the Non-employee Director has properly elected the installment method. A single lump sum payment and, where applicable, the first installment payment shall be payable on the first business day of the calendar year immediately following the year in which the Non-employee Director ceases to be a director, and any additional installments shall be payable on the first business day of each succeeding year. The election described in this paragraph shall be made by the Non-employee Director at least one year prior to the date in which the Non-Employee Director ceases to be a director by filing with Cinergy's Secretary a written election form.

8.2  LUMP SUM
   If payment of the Non-employee Director's Account is made in a single lump sum, (i) the number of shares of Common Stock to be transferred to the Non-employee Director shall be the number of whole Units credited to the Non-employee Director's Account as of the close of business on the last business day of the calendar year in which the Non-employee Director ceases to be a director, and any fractional share shall be paid in cash, and (ii) the full amount of Cash Awards, and interest thereon, credited to the Non-employee Director's Account as of the close of business on that date shall be paid in cash.

8.3  INSTALLMENTS
   If the Non-employee Director's Account is paid in installments, (i) the number of whole shares of Common Stock distributed on the date an installment is payable shall be equal to the number of Units credited to the Account as of the close of business on the last business day of the calendar year preceding the payment date, divided by the number of installments remaining to be paid, with any fractional share paid in cash and (ii) the amount of cash shall be equal to the cash balance credited to the Account as of the close of business on the last business day of the calendar year preceding the payment date, divided by the number of installments remaining to be paid.

ARTICLE 9
EFFECT OF DISABILITY OR DEATH

In the event of a Non-employee Director's Disability, the Board may take any action that it deems to be equitable under the circumstances or in the best interests of Cinergy, including, without limitation, accelerating the payment of the Non-employee Director's Account and prorating the Award that otherwise may have been awarded on the Grant Date based on the Non-employee Director's period of service during the calendar year.
   If a Non-employee Director dies while a member of the Board or prior to the full payment of the Non-employee Director's Account, a number of whole shares of Common Stock equal to the number of whole Units credited to the Non-employee Director's Account (plus cash in lieu of any fractional share), and any cash allocated to the Account, shall be paid in a single lump sum payment to the Non-employee Director's designated Beneficiary or Beneficiaries, if any, or to the Non-employee Director's estate if no Beneficiaries are designated. The single lump sum payment shall be made within 90 days from the date of the Non-employee Director's death.
   A Non-employee Director may designate a Beneficiary or Beneficiaries (which may be an entity other than a natural person) to receive any payments to be made under this Plan upon the Non-employee Director's death. At any time, and from time to time, any designation may be changed or canceled by a Non-employee Director without the consent of any Beneficiary. Any designation, change or cancellation must be by written notice filed with Cinergy's Secretary and shall not be effective until received by Cinergy's Secretary. If the Non-employee Director designates more than one Beneficiary, payments to each Beneficiary shall be made in equal shares unless the Non-employee Director has designated otherwise, in which case payment shall be made in the shares designated by the Non-employee Director.

ARTICLE 10
NO TRANSFER OR ASSIGNMENT

Awards and other amounts credited to a Non-employee Director's Account shall not be subject to assignment, conveyance, transfer, anticipation, pledge, alienation, sale, encumbrance or charge, whether voluntary or involuntary, by the Non-employee Director or any Beneficiary of the Non-employee Director, even if directed under a qualified domestic relations order or other divorce order. An interest in an Award or the amount represented thereby shall not provide collateral or security for a debt of a Non-employee Director or Beneficiary or be subject to garnishment, execution, assignment, levy or any other form of judicial or administrative process or to the claim of a creditor of a Non-employee Director or Beneficiary, through legal process or otherwise. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or to otherwise dispose of benefits payable, before actual receipt of the benefits, or a right to receive benefits, shall be void and shall not be recognized.

ARTICLE 11
SHAREHOLDER APPROVAL

The Plan shall be subject to approval by the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon at a duly held shareholders' meeting of Cinergy at which a quorum exists.

ARTICLE 12
FUNDING
12.1  UNSECURED CREDITOR STATUS
   The Plan shall be an unfunded plan within the meaning of the Internal Revenue Code of 1986, as amended. Benefits provided for in the Plan constitute only an unsecured contractual promise to pay in accordance with the terms of the Plan by Cinergy. The right of any Non-employee Director or Beneficiary to be paid any benefit under the Plan shall be no greater than the right of any other general, unsecured creditor of Cinergy.

12.2  NO TRUST OR FIDUCIARY RELATIONSHIP
   Cinergy shall be responsible for the payment of all benefits provided under the Plan. Nothing contained in the Plan shall be deemed to create a trust or fiduciary relationship of any kind for the benefit of any Non-employee Director or Beneficiary. Although, at its discretion, Cinergy may establish one or more trusts for the purpose of providing for the payment of such benefits, the assets of any such trust shall be subject to the claims of Cinergy's creditors and, to the extent any benefits provided for under the Plan are not paid from any such trust, they shall remain the obligation of, and shall be paid by, Cinergy.

ARTICLE 13
MISCELLANEOUS

13.1  NO RIGHT OF NOMINATION
   Nothing in this Plan shall be deemed to create any obligation on the part of the Board to nominate any Non-employee Director for re-election by Cinergy's shareholders.

13.2  NO INDIVIDUAL LIABILITY
   It is declared to be the express purpose and intention of the Plan that, except as otherwise required by law, no individual liability whatever shall attach to, or be incurred by, Cinergy, its shareholders, officers, employees, or members of the Board, or any representatives appointed by the Board, under or by reason of any of the Plan's terms or conditions.

13.3  GOVERNING LAWS
   The Plan shall be construed and administered according to the laws of the State of Delaware (without giving effect to the conflict of law principles of that State) to the extent that those laws are not preempted by the laws of the United States of America.

13.4  AMENDMENT; TERMINATION
   The Plan may at any time or from time to time be amended, modified or terminated by the Board; provided that, except as previously specified in the Plan, without a Non-employee Director's consent, no amendment, modification or termination shall (i) adversely affect the balance in a Non-employee Director's Account or (ii) permit payment of such balance prior to the date(s) specified by the Non-employee Director or provided for in the Plan.

13.5  HEADINGS
   The headings of articles and sections of the Plan are for convenience of reference only and do not define, limit, construe or otherwise effect the contents thereof.

13.6  CHANGE IN CONTROL
   Notwithstanding anything in this Plan to the contrary, in the event of a Change in Control of Cinergy, each Non-employee Director's Account shall be immediately payable.
   A "Change in Control" of Cinergy shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
    (1) Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of Cinergy (not including in the securities beneficially owned by such person any securities acquired directly from Cinergy or its affiliates) representing 50% or more of the combined voting power of Cinergy's then outstanding securities, excluding any person who becomes such a beneficial owner in connection with a transaction described in clause
        (i) of paragraph (2) below; or
    (2) There is consummated a merger or consolidation of Cinergy or any direct or indirect subsidiary of Cinergy with any other corporation, other than
        (i) a merger or consolidation which would result in the voting securities of Cinergy outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of Cinergy or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Cinergy (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of Cinergy (not including in the securities beneficially owned by such person any securities acquired directly from Cinergy or its affiliates other than in connection with the acquisition by Cinergy or its affiliates of a business) representing 25% or more of the combined voting power of Cinergy's then outstanding securities; or
    (3) During any period of two consecutive years, individuals who at the beginning of that period constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Cinergy) whose appointment or election by the Board or nomination for election by Cinergy's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of that period or whose appointment, election or nomination for election was previously so approved or recommended cease for any reason to constitute a majority of the Board; or
    (4) The shareholders of Cinergy approve a plan of complete liquidation or dissolution of Cinergy or there is consummated an agreement for the sale or disposition by Cinergy of all or substantially all of Cinergy's assets, other than a sale or disposition by Cinergy of all or substantially all of Cinergy's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of Cinergy in substantially the same proportions as their ownership of Cinergy immediately prior to such sale.

13.7  POOLING OF INTERESTS ACCOUNTING
   In the event any Award under this Plan would adversely affect the ability of Cinergy to participate in a subsequent merger or other corporate transaction that involves the use of pooling of interests accounting, the Board may, in its discretion, reverse any such Award, effective as of its Grant Date, and replace it with a Cash Award or provide other substitute compensation or take any other action which it deems necessary or appropriate to allow the transaction to proceed on a pooling of interests basis.

ARTICLE 14
CONTINUANCE BY A SUCCESSOR

In the event that Cinergy shall be reorganized by way of merger, consolidation, transfer of assets or otherwise, so that a corporation, partnership or person other than a subsidiary or affiliate of Cinergy shall succeed to all or substantially all of Cinergy's business, the successor may be substituted for Cinergy under the Plan by adopting the Plan.

               [Remainder of this page intentionally left blank.]

APPENDIX C



CINERGY CORP.
1998 FINANCIAL REPORT


TABLE OF CONTENTS


Cautionary Statements Regarding
  Forward-Looking Information                   C-1
Review of Financial Condition
  and Results of Operations                     C-2
Consolidated Statements of Income              C-20
Consolidated Balance Sheets                    C-21
Consolidated Statements of Changes
  in Common Stock Equity                       C-23
Consolidated Statements of Cash Flows          C-24
Notes to Consolidated Financial
  Statements                                   C-25
Responsibility for Financial Statements        C-50
Report of Independent Public Accountants       C-51
Five Year Statistical Summary                  C-53


CAUTIONARY STATEMENTS
REGARDING FORWARD-LOOKING INFORMATION

Matters discussed in this report reflect and elucidate management's corporate vision of the future and, as a part of that, outline goals and aspirations, as well as specific projections. These goals and projections are considered forward-looking statements and are based on management's beliefs, as well as certain assumptions made by management. Forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. In addition to any assumptions and other factors that are referred to specifically in connection with these statements, other factors that could cause actual results to differ materially from those indicated in any forward-looking statements include, among others:
   - Factors affecting operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages; unusual maintenance or repairs; unanticipated changes to fossil fuel costs, gas supply costs, or availability constraints due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints.
   - Legislative and regulatory initiatives regarding deregulation and restructuring of the industry.
   - The extent and timing of the entry of additional competition in electric or gas markets and the effects of continued industry consolidation through the pursuit of mergers, acquisitions, and strategic alliances.
   - Challenges related to Year 2000 readiness, including success in implementing the Cinergy Year 2000 Readiness Program, the effectiveness of the Cinergy Year 2000 Readiness Program, and the Year 2000 readiness of outside entities.
   - Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments made under traditional regulation, and the frequency and timing of rate increases.
   - Financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board ("FASB"), the Securities and Exchange Commission ("SEC"), the Federal Energy Regulatory Commission ("FERC"), state public utility commissions, state entities which regulate natural gas transmission, gathering and processing, and similar entities with regulatory oversight.
   - Political, legal, and economic conditions and developments in the United States ("US") and the foreign countries in which Cinergy Corp. ("Cinergy" or "Company") or its subsidiaries or affiliates operate, including inflation rates and monetary fluctuations.
   - Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, transmission, currency exchange, interest rate, and warranty risks.
   - The performance of projects undertaken by the non-traditional business and the success of efforts to invest in and develop new opportunities.
   - Availability or cost of capital, resulting from changes in: Cinergy and its subsidiaries, interest rates, and securities ratings or market perceptions of the utility industry and energy-related industries.
   - Employee workforce factors, including changes in key executives, collective bargaining agreements with union employees, or work stoppages.
   - Legal and regulatory delays and other obstacles associated with mergers, acquisitions, and investments in joint ventures.
   - Costs and other effects of legal and administrative proceedings, settlements, investigations, claims, and other matters, including, but not limited to, those described in Note 12 of the Notes to Consolidated Financial Statements.
   - Changes in international, federal, state, or local legislative requirements, such as changes in tax laws or rates; environmental laws and regulations.
   Cinergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.

REVIEW OF FINANCIAL
CONDITION AND RESULTS OF
OPERATIONS

THE COMPANY


Cinergy, a Delaware corporation, is a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"). Cinergy was created in the October 1994 merger of The Cincinnati Gas & Electric Company ("CG&E") and PSI Resources, Inc. Cinergy is the parent holding company of PSI Energy, Inc. ("PSI"), CG&E, Cinergy Investments, Inc. ("Investments"), Cinergy Global Resources, Inc. ("Global Resources"), and Cinergy Services, Inc. ("Services"). PSI is a public utility primarily engaged in providing electric service in north central, central, and southern Indiana. CG&E is a public utility primarily engaged in providing electric and gas service in the southwestern portion of Ohio and through its subsidiaries in adjacent areas in Kentucky and Indiana. CG&E's principal subsidiary, The Union Light, Heat and Power Company ("ULH&P"), is an operating utility primarily engaged in providing electric and gas service in northern Kentucky. Investments holds virtually all of Cinergy's domestic non-utility businesses and interests. Global Resources, formed in 1998, holds Cinergy's international businesses and certain other interests. Services provides Cinergy companies with a variety of administrative, management, and support services.


   Cinergy conducts its operations through various subsidiaries and affiliates. The Company is functionally organized into four business units through which many of its activities are conducted: Energy Commodities Business Unit ("ECBU"), Energy Delivery Business Unit ("EDBU"), Energy Services Business Unit ("ESBU"), and the International Business Unit ("IBU"). The traditional, vertically-integrated utility functions have been realigned into the ECBU, EDBU, and ESBU. As the industry continues its evolution, Cinergy will continually analyze its operating structure and make adjustments as appropriate. In early 1999, certain organizational changes were begun to further align the business units to reflect Cinergy's strategic vision. Reference is made to Note 15 of the Notes to Consolidated Financial Statements for a discussion on financial information by business unit as of December 31, 1998.


FINANCIAL CONDITION

COMPETITIVE PRESSURES

ELECTRIC UTILITY INDUSTRY


INTRODUCTION The electric utility industry is continuing to transition from a monopoly cost-of-service regulated environment to an industry in which companies will ultimately compete to be the retail customers' energy provider. This transition will continue to impact the operations, structure, and profitability of Cinergy.


   Energy companies are positioning themselves for full competition through the pursuit of mergers and acquisitions, strategic alliances, and the development of energy products and services. Cinergy's success in this transition is in large part dependent on legislative and regulatory outcomes with respect to electricity deregulation in its three franchise states: Ohio, Indiana, and Kentucky, as well as other regions in the US where Cinergy chooses to compete in the retail and wholesale markets.


RESTRUCTURING PROCESS

   WHOLESALE MARKETS The wholesale electric markets have been open to competition since 1996 when the FERC issued Orders 888 and 889. These rules provided for mandatory filing of open access/comparability transmission tariffs, functional unbundling of all services, utilities' use of these filed tariffs for their own bulk power transactions, establishment of an electronic bulletin board for transmission availability and pricing information, and establishment of a contract-based approach to recover stranded investments as a result of customer choice at the wholesale level.

   Competitors within the wholesale market include traditional utilities and non-utility competitors such as exempt wholesale generators ("EWGs"), independent power producers, and power marketers. Cinergy, through its ECBU, is involved in wholesale power marketing and trading.


   During late June 1998, Midwestern wholesale electric power markets experienced unprecedented price volatility due to several factors, including unseasonably hot weather, unplanned generating unit outages, transmission constraints, and defaults by certain power marketers on their supply obligations. The simultaneous occurrence of these events resulted in temporary but extreme price spikes in the Midwestern electricity markets. During this period, Cinergy's subsidiaries met both their statutory obligation to serve retail franchise customers and contractual obligations with wholesale customers. Since the events of June 1998, the Midwestern markets have continued to experience price volatility and illiquidity. For further discussion, see the "Market Risk Sensitive Instruments and Positions" section herein.

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


   During 1998, the New York Mercantile Exchange ("NYMEX") began trading contracts with delivery points located in the Midwest and Southern regions of the country. Cinergy's transmission system is the delivery point for the Midwest region and one of only four NYMEX delivery points in the US.


   RETAIL MARKETS Regulation and the transition to competition at the retail (i.e., end-user) level currently remains under the jurisdiction of individual states. (See State Developments for a discussion on the current status of customer choice in each of Cinergy's franchise states.) In most states where restructuring legislation has been enacted, all customers have been given the right to choose an electricity supplier. The incumbent utility has retained the right and obligation to provide the distribution and transmission of electricity, which continues to remain a regulated service. Significant issues facing state legislators, regulators, and incumbent franchise utilities in the restructuring to a competitive retail market include:
   - The responsibility for unrecovered costs of the utilities in excess of the amounts which would be recovered under competitive market prices and the mechanism to recover these costs.
   - The period allowed for transition to full competition.
   - The extent to which incumbent utilities continue to have the obligation to serve during the transition period, or in the alternative, the extent to which competitive bidding for existing franchise customers is required or allowed.
   - Default supplier responsibility following the transition period and the compensation for the associated risk.

   - The extent to which utilities are granted the flexibility to position themselves for competition during the transition period, including the right to sell assets and retain the proceeds from such sales.

   - Resolution of potential market power issues either through forced divestiture of generation and/or participation in a regional transmission organization.
   - The need for a power exchange or similar mechanism to establish a market clearing price.
   - Codes of conduct regarding the separation of the monopoly and non-monopoly functions of a utility and the treatment of affiliate transactions.
   - Restructuring of state tax laws applicable to utilities necessitated by the disproportionate allocation of state tax liability to public utilities.

   The anticipated restructuring of retail electric markets will create risks as well as opportunities for utilities, e.g., the risks and opportunities arising from the termination of the regulated Fuel Adjustment Clause, which provides protection against escalation in fuel and purchased power costs. Additionally, a number of implementation issues, including enhancements or replacements to existing customer information and billing systems, will be required. Cinergy will continue to focus on reducing costs and maintaining its status as a low-cost provider of electricity as well as identifying and addressing the likely implementation issues associated with retail customer choice. Additionally, Cinergy will continue to execute its strategy of developing and offering a portfolio of energy products and services for the retail market.


   Cinergy continues to be an advocate of competition in retail electricity markets and continues to pursue customer-choice legislation at both the state and federal levels. Cinergy believes that the transition to competition can best meet the interests of all stakeholders where the rules are prescribed to the fullest extent possible in legislation that embodies the following:


   - Price freezes that provide an opportunity for the utility to recover its transition costs and provide immediate flexibility for the utility to restructure its portfolio of supply assets in preparation for competition, keeping any proceeds from the sale or other disposition of assets to offset transition costs.

   - A transition period with choice immediately available to all. During this period customers can adapt to the rights and responsibilities associated with choosing an alternative electricity supplier.
   - Mitigation of market power issues through participation in a large, regional transmission organization.

   - Adequate recovery of regulatory assets.


STATE DEVELOPMENTS At present, a number of states have enacted legislation that will lead to complete retail electric competition over the next several years. These states generally have required up-front rate reductions and the opportunity for all customer classes to choose an electricity provider in return for recovery of utility stranded costs, including the ability to securitize revenue streams associated with such stranded costs.
   Every state that has passed legislation has included a mechanism for the recovery of some stranded investment. However, states have varied on the methodology to be applied in determining the level of stranded investment, with divestiture of generating assets being one such method.
   As discussed below, the three states in which Cinergy operates electric utilities are in various stages of addressing customer choice. None of these states has yet passed legislation, but policymakers and stakeholders continue to work to resolve the issues.


   INDIANA Customer-choice legislation was introduced in the Indiana General Assembly in 1998 by a coalition of customer organizations and two investor-owned utilities ("IOUs"), including Cinergy. After hearing and consideration by a Senate committee, the bill was defeated in the full Senate.

   Legislation proposed by a group of large industrial customers was introduced in January 1999. At present, Cinergy continues to work with IOUs in Indiana and other stakeholders to develop customer-choice legislation that can be enacted into law in Indiana. The outcome of this effort is uncertain.


   OHIO Electric restructuring legislation was introduced in the Ohio legislature during 1998. This legislation, "companion" electric restructuring bills (SB 237 and HB 732), proposed to afford choice to all retail electric customers in Ohio beginning January 1, 2000. Neither bill was passed during the 1998 legislative session.
   During the third quarter of 1998, Ohio's IOUs, including CG&E, released a draft bill that sets forth the utilities' proposed approach to comprehensive electric restructuring in Ohio. Under the IOUs' proposal, choice to all retail electric customers would be introduced by January 1, 2001. Rates would be frozen during a transition period, a fixed charge for certain transition costs would continue after the freeze period for a set time, and customers would be provided a market-based "shopping credit" to stimulate the development of a competitive market. The proposal also included a restructuring of the tax laws with respect to electric utilities. In January 1999, a "place holder" bill was introduced in both the House and Senate. These bills set forth a legislative intent to develop comprehensive electric restructuring legislation in Ohio during 1999. Key policymakers in the state continue to meet with the IOUs and other stakeholders to see whether compromise legislation can be developed. It is uncertain whether this effort will produce legislation in Ohio in 1999.

   KENTUCKY House Joint Resolution 95, which required the formation of an executive task force comprised of members from the Governor's office and the Kentucky General Assembly to further study electric restructuring, was passed by the Kentucky General Assembly and signed by the Governor in April 1998. Task force members will study electric restructuring in anticipation of the next legislative session, which occurs in January 2000.


UNITED KINGDOM Transition to full competition in the United Kingdom's ("UK") electric utility industry began with the industry's privatization in 1991. As a result of the transition plan, larger users of electricity have been free to choose their supplier since as early as 1991. In September 1998, a phase-in of choice for all remaining customers commenced and is to be completed by March 1999. The power suppliers sell power into a "pool" from which Regional Electric Companies ("RECs") purchase power for their customers through the supply segment of their business. Midlands Electricity plc ("Midlands") is one of twelve RECs in the UK. In November 1998, Midlands entered into an agreement to sell its power supply business to one of the UK's primary power generation companies. The sale is contingent upon UK government and regulatory approvals. Midlands' power supply business purchases, markets, and supplies electricity to 2.2 million customers in the UK.

   After the sale, Midlands will continue to own and operate its electric distribution business, which will remain regulated by the Office of Electricity Regulation. Midlands' electric distribution business accounted for approximately 90% of its net income before interest and income taxes for the fiscal year ended March 1998. All the RECs, including Midlands, are in the process of a distribution price review. This process occurs every five years and is scheduled to take effect April 1, 2000. The public must be notified six months prior to any price changes; therefore, prices must be set and announced by October 1, 1999. (See Note 10 of the Notes to Consolidated Financial Statements for an additional discussion of Cinergy's investment in Midlands.)

OTHER MATTERS

   MIDWEST ISO During 1998, the FERC approved the formation of a Midwest Independent System Operator ("Midwest ISO"). The Midwest ISO is the result of Cinergy's collaboration with other Midwestern utility companies to form an Independent System Operator ("ISO") that will assume functional control of their combined transmission systems and facilitate a reliable, efficient market for electric power. The ISO will provide non-discriminatory open transmission access consistent with FERC Order No. 888. The ISO will also be responsible for system reliability and administration of a regional transmission tariff, which will eliminate "pancaking" of transmission rates in the region. The Midwest ISO will be governed by a recently-elected, disinterested Board of Directors.
   In addition to the ISO concept, other utilities have proposed to transfer their transmission assets to a "for profit" independent regional transmission company ("Transco"). Although Cinergy is not opposed to the formation of Transcos in the long run, it believes that an ISO is a more efficient and effective interim measure to immediately address market power issues and improve system reliability.
   Currently, there are 10 utility members participating in the Midwest ISO. The Midwest ISO consists of 45,000 miles of transmission lines and covers portions of 11 states, and includes over $6.5 billion of transmission investment, forming one of the largest ISOs in the country. The Midwest ISO plans on beginning operations in the year 2000.

   REPEAL OF THE PUHCA PUHCA limits registered public utility holding companies such as Cinergy from competing for growth opportunities both domestically

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

and internationally. Under PUHCA, registered public utility holding companies are limited in the amount of foreign investments and in domestic investments in generation they can make. It also restricts business combinations through its requirement that the electric systems of combining entities be "integrated."

   Past efforts to repeal PUHCA have not been successful. In February 1999, a bill to repeal significant parts of PUHCA--S. 313, was introduced in the US Senate. Recently, the bill was voted out of the Senate Banking Committee without markup, and now goes to the full Senate. While it is uncertain whether this bill will be enacted into law, Cinergy continues to support the repeal of this act either as part of comprehensive reform of the electric industry or as separate legislation.


   SUBSTANTIAL ACCOUNTING IMPLICATIONS Historically, regulated utilities have applied the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation ("Statement 71"). The accounting afforded regulated utilities in Statement 71 is based on the fundamental premise that rates authorized by regulators allow recovery of a utility's costs. These principles have allowed the deferral of costs (i.e., regulatory assets) based on assurances of a regulator as to the future recoverability of the costs in rates charged to customers. Certain criteria must be met for the continued application of the provisions of Statement 71, including regulated rates designed to recover the specific utility's costs. Failure to satisfy the criteria in Statement 71 would eliminate the basis for recognition of regulatory assets.

   Based on Cinergy's current regulatory orders and the regulatory environment in which it currently operates, the recognition of its regulatory assets as of December 31, 1998, is fully supported. However, in light of recent trends in customer-choice legislation, the potential for future losses resulting from discontinuance of Statement 71 does exist. Such potential losses, if any, cannot be determined until such time as a legislated plan has been approved by each state in which Cinergy operates a franchise territory. Cinergy intends to continue its pursuit of competitive strategies which mitigate the potential impact of these issues on the financial condition and results of operations of the Company.


GAS UTILITY INDUSTRY


CUSTOMER CHOICE Choice of gas supplier or pilot customer-choice programs are operating in several states. CG&E currently participates in a gas customer-choice program in Ohio. This program, which made customer choice available to all residential and small commercial customers in November 1997, was extended during 1998. Gas customers in approximately two-thirds of the state of Ohio are now eligible to participate in this voluntary program. Large industrial, commercial, and educational institution customers already had the ability to select their own gas supplier. Cinergy Resources, Inc. ("CRI"), Cinergy's gas retail marketing subsidiary, is one of many entities competing for customer gas supply business in these programs.


   CG&E continues to provide gas transportation services for substantially all customers within its franchise territory without regard to the supplier of the gas commodity. CG&E receives a transportation charge from customers, which is based on its current regulated rates.


ACQUISITION OF PROENERGY In June 1998, Cinergy, through Cinergy Capital & Trading, Inc. ("CC&T"), acquired Producers Energy Marketing, LLC ("ProEnergy") from Apache Corporation ("Apache") and Oryx Energy Company ("Oryx"). ProEnergy has exclusive marketing rights to North American gas production owned or controlled by Apache and Oryx, which represents approximately 1.1 billion cubic feet per day of dedicated natural gas supply. These supplies, combined with the active marketing of third-party gas, are geographically diverse and are spread through the Southwest, Rocky Mountains, Gulf Coast, Gulf of Mexico, and Michigan. The acquisition was funded with cash and the issuance of 771,258 new shares of Cinergy common stock.

SECURITIES RATINGS


The ratings as of February 28, 1999, provided by the major credit rating agencies--Duff & Phelps Credit Rating Co. ("D&P"), Fitch IBCA ("Fitch"), Moody's Investors Service ("Moody's"), and Standard & Poor's Ratings Services ("S&P")--are included in the following table:


                             D&P       Fitch     Moody's      S&P
--------------------------------------------------------------------
CINERGY
  Corporate Credit          BBB+       BBB+       Baa2       BBB+
  Commercial Paper           D-2        F-2        P-2        A-2

CG&E
  Secured Debt               A-         A-         A3         A-
  Senior Unsecured Debt     BBB+       BBB+       Baa1       BBB+
  Junior Unsecured Debt      BBB       BBB+       Baa2       BBB+
  Preferred Stock            BBB       BBB+       baa1        BBB
  Commercial Paper          D-1-        F-1        P-2     Not rated

PSI
  Secured Debt               A-          A         A3         A-
  Senior Unsecured Debt     BBB+        A-        Baa1       BBB+
  Junior Unsecured Debt      BBB       BBB+       Baa2       BBB+
  Preferred Stock            BBB       BBB+       baa1        BBB
  Commercial Paper          D-1-        F-1        P-2     Not rated

ULH&P
  Secured Debt               A-      Not rated     A3         A-
  Unsecured Debt          Not rated  Not rated    Baa1       BBB+

   THESE SECURITIES RATINGS MAY BE REVISED OR WITHDRAWN AT ANY TIME, AND EACH RATING SHOULD BE EVALUATED INDEPENDENTLY OF ANY OTHER RATING.

RATE ORDERS AND OTHER REGULATORY MATTERS

INDIANA

INDIANA UTILITY REGULATORY COMMISSION ("IURC") ORDERS -- PSI'S RETAIL RATE ORDER AND DEMAND-SIDE MANAGEMENT ("DSM") ORDER In September 1996, the IURC issued an order ("September 1996 Order") approving an overall average retail rate increase for PSI of 7.6% ($75.7 million annually). The order reflects a return on common equity of 11.0% and an overall rate of return on net original rate base of 8.21%. In settlement of a challenge by consumer groups to the September 1996 Order, the IURC approved a settlement agreement which reduced the original rate increase by $2.1 million in August 1997.
   In a separate order issued by the IURC in December 1996 ("December 1996 DSM Order"), PSI was granted permission to recover $35 million per year for the four years ending December 31, 2000, through a non-bypassable charge in PSI's retail rates for previously incurred DSM costs and associated carrying costs. Further, PSI is authorized to spend up to $8 million annually on ongoing DSM programs through the year 1999 and to collect such amounts currently in retail rates.

COAL CONTRACT BUYOUT COSTS In August 1996, PSI entered into a coal supply agreement with Eagle Coal Company ("Eagle") for the supply of approximately three million tons of coal per year. The agreement, which expires December 31, 2000, provides for a buyout fee of $179 million (including interest) to be included in the price of coal to PSI over the term of the contract. This fee represents the costs to Eagle of the buyout of a previous coal supply agreement between PSI and Exxon Coal and Minerals Company. The buyout charge, excluding the portion applicable to joint owners, is being recovered through the wholesale and retail fuel adjustment clauses, with carrying costs on unrecovered amounts, through December 2002. (See Note 1(f) of the Notes to Consolidated Financial Statements.)

COAL GASIFICATION CONTRACT BUYOUT COSTS In November 1995, PSI and Destec Energy Inc. ("Destec") entered into a 25-year contractual agreement for the provision of coal gasification services at PSI's Wabash River Generating Station. The agreement requires PSI to pay Destec a base monthly fee including certain monthly operating expenses. PSI received authorization in the September 1996 Order for the inclusion of these costs in retail rates. In addition, PSI received authorization to defer, for subsequent recovery in retail rates, the base monthly fees and expenses incurred prior to the effective date of the September 1996 Order. Over the next five years, the base monthly fees and expenses for the coal gasification service agreement are expected to total $212 million.

   In September 1998, PSI reached agreement with Dynegy Inc. (Dynegy Inc. purchased Destec in June 1997) to purchase the remainder of its 25-year contract for coal gasification services for approximately $266 million. The proposed purchase, which is contingent upon regulatory approval satisfactory to PSI, could be completed in 1999. PSI is investigating its financing alternatives. The transaction, if approved as proposed, is not expected to have a material impact on PSI's earnings.

   Currently, natural gas prices have fallen to a level which causes the synthetic gas supply taken under the current gasification services agreement to be substantially above market. If the buyout of the gasification services agreement is approved, the combustion turbine will be fired with natural gas, or with synthetic gas if it can be produced at a cost competitive with natural gas. In nominal dollars, it is estimated that the total savings, primarily as a result of the purchase, would be approximately $270 million over the life of the contract.

OHIO

PUBLIC UTILITIES COMMISSION OF OHIO ("PUCO") ORDER -- CG&E'S GAS RATE ORDER In December 1996, the PUCO issued an order ("December 1996 Order") approving an overall average increase in gas revenues for CG&E of 2.5% ($9.3 million annually). The PUCO established an overall rate of return of 9.7%, including a return on common equity of 12.0%. The PUCO disallowed certain of CG&E's requests, including the requested working capital allowance, recovery of certain capitalized information systems development costs, and certain merger-related costs. These disallowances resulted in a pretax charge to earnings during the fourth quarter of 1996 of $20 million ($15 million net of taxes or $.10 per share basic, $.09 per share diluted). CG&E's request for a rehearing on the disallowed information systems costs and other aspects of the order was denied.

   In April 1997, CG&E filed a notice of appeal with the Supreme Court of Ohio challenging the disallowance of information systems costs and the imputation of certain revenues. Cinergy and CG&E cannot predict what action the Supreme Court of Ohio may take with respect to this appeal.

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

KENTUCKY

In exchange for the Kentucky Public Service Commission's ("KPSC") support of the merger, in May 1994, ULH&P accepted the KPSC's request for an electric rate moratorium commencing after ULH&P's next retail rate case (which has not yet been filed) and extending to January 1, 2000. In addition, the KPSC has authorized concurrent recovery of costs related to various DSM programs of ULH&P.
   ULH&P has deferred its portion of Merger Costs incurred through December 31, 1996, for future recovery in customer rates.
SEC ORDER AUTHORIZING THE RETENTION OF GAS OPERATIONS

In its 1994 order approving the merger, the SEC reserved judgment over Cinergy's ownership of CG&E's gas operations for three years, at the end of which period Cinergy would be required to address the matter. In November 1998, the SEC issued an order unconditionally approving the retention of CG&E's gas businesses.

ENVIRONMENTAL ISSUES

CLEAN AIR ACT AMENDMENTS OF 1990 ("CAAA")

The 1990 revisions to the Clean Air Act require reductions in both sulfur dioxide ("SO(2)") and nitrogen oxide ("NO(x)") emissions from utility sources. Reductions of these emissions are to be accomplished in two phases. Compliance under Phase I was required by January 1, 1995, and Phase II compliance is required by January 1, 2000. To achieve the SO(2) reduction objectives of the CAAA, emission allowances have been allocated by the US Environmental Protection Agency ("EPA") to affected sources (e.g., Cinergy's electric generating units operated by the ECBU). Each allowance permits one ton of SO(2) emissions. The CAAA allows compliance to be achieved on a national level, which provides companies the option to achieve this compliance by reducing emissions and/or purchasing emission allowances.
   All required modifications to Cinergy's generating units to implement the Phase I compliance plans were completed prior to January 1, 1995. To comply with Phase II SO(2) emission requirements, Cinergy's current strategy includes a combination of switching to lower-sulfur coal blends and utilizing an emission allowance banking strategy to the extent a viable emission allowance market exists. This cost-effective strategy will allow for meeting the Phase II SO(2) reduction requirements while maintaining optimal flexibility to meet changes in output due to increased customer choice, as well as potentially significant future environmental requirements. To meet NO(x) reductions required by Phase II, additional burner modifications are planned on certain affected units in addition to using a system-wide NO(x) emission averaging strategy.
   Capital expenditures are forecast to be less than $10 million to comply with the Phase II NO(x) reductions, substantially all of which are expected to be incurred during 1999. These expenditures are included in the amounts provided in the "Capital Requirements" section herein.

OZONE TRANSPORT RULEMAKING


In June 1997, the 37-state collaborative known as the Ozone Transport Assessment Group made a wide range of recommendations to the EPA to address the impact of ozone transport on serious nonattainment areas in the Northeast, Midwest, and South. In late 1997, in response to this recommendation, the EPA published its proposed call for revisions to State Implementation Plans ("SIPs") for statewide reductions in NO(x) emissions. In October 1998, the EPA finalized its Ozone Transport Rule ("NO(x) SIP Call"). It applies to 22 states in the eastern half of the US, including the three states in which the Cinergy electric utilities operate, and also proposes a model NO(x) trading program. This rule recommends that states reduce NO(x) emissions from primarily industrial and utility sources to a certain limit by May 2003. The EPA gave the affected states until September 30, 1999, to incorporate utility NO(x) reductions with a trading program into their SIPs. If the states fail to revise their SIPs accordingly, the EPA has proposed to implement a federal plan to accomplish NO(x) reductions by May 2003.


   Ohio, Indiana, a number of other states, and various industry groups, including some of which Cinergy is a member, filed legal challenges to the NO(x) SIP Call in late 1998. Ohio and Indiana have also provided preliminary indications that they will seek fewer NO(x) reductions from the utility sector in their implementing regulations than the EPA has budgeted in its rulemaking. The state implementing regulations will need the EPA's approval. The current estimate of capital expenditures required for compliance with the EPA limits in the new NO(x) SIP Call is between $500 million and $700 million (in 1998 dollars) between now and 2003. This estimate is significantly dependent on several factors, including the final determination regarding both the timing and stringency of the final required NO(x) reductions, the output of Cinergy's generating units, the availability of adequate supplies of resources to construct the necessary control equipment, and the extent to which a NO(x) allowance trading market develops, if any.

AMBIENT AIR STANDARDS AND REGIONAL HAZE

During 1997, the EPA revised the National Ambient Air Quality Standards for ozone and fine particulate matter and proposed rules for regional haze. The EPA is scheduled to finalize new regional haze rules by the summer of 1999 and Congress, as part of the funding bill for the Surface Transportation Act, combined the schedules for fine particulates and regional haze implementation. These new rules increase the pressure for additional NO(x) and SO(2) emissions reductions. Depending on the ultimate outcome of the NO(x) SIP Call, additional NO(x) reductions may be required from states by 2007 to address the new eight-hour ozone standard.
   The EPA estimates it will take up to five years to collect sufficient ambient air monitoring data to determine nonattainment areas. The states will then determine the sources of these particulates and determine a regional emission reduction plan. The ultimate effect of the new standard could be requirements for newer and cleaner technologies and additional controls on conventional particulates and/or reductions in SO(2) and NO(x) emissions from utility sources. At this time, the exact amount and timing of required reductions cannot be predicted.

GLOBAL CLIMATE CHANGE

In December 1997, delegates to the United Nations' climate summit in Japan adopted a landmark environmental treaty ("Kyoto Protocol") to deal with global warming. The Kyoto Protocol establishes legally binding greenhouse gas emission targets for developed nations. On November 12, 1998, the US signed the Kyoto Protocol. However, for the Kyoto Protocol to enter into force within the US it will have to be ratified by a two-thirds vote of the US Senate. The Kyoto Protocol, in its present form, is unlikely to be ratified by the US Senate since it does not contain provisions requiring participation of developing countries.
   Significant uncertainty exists concerning both the science of climate change and the Clinton Administration's environmental and energy policies and how it intends to reduce greenhouse gas emissions. Cinergy's plan for managing the potential risk and uncertainty of climate change includes: (1) implementing cost-effective greenhouse gas emission reduction and offsetting activities; (2) encouraging the use of alternative fuels for transportation vehicles (a major source of greenhouse gases); (3) funding research of more efficient and alternative electric generating technologies; (4) funding research to better understand the causes and consequences of climate change; and (5) encouraging a global discussion of the issues and how best to manage them. The ECBU believes that voluntary programs, such as the US Department of Energy ("DOE") Climate Challenge Program, which Cinergy joined in 1995, are the most cost-effective means to limit greenhouse gas emissions.

AIR TOXICS

The air toxics provisions of the CAAA exempted fossil-fueled steam utility plants from mandatory reduction of air toxics until the EPA completed a study. The final report, issued in February 1998, confirmed utility air toxic emissions pose little risk to public health. It stated mercury is the pollutant with the greatest potential threat, while others require further study. A Mercury Study Report, issued in December 1997, stated that mercury is not a risk to the average American and expressed uncertainty whether reductions in current domestic sources would reduce human mercury exposure. US utilities are a large domestic source, but they are negligible compared to global mercury emissions. The EPA was unable to show a feasible mercury control technology for coal-fired utilities. In November 1998, the EPA finalized its Mercury Information Collection Request ("ICR"). Pursuant to the ICR, all generating units must provide detailed information about coal use and mercury content. The EPA will also select about 100 generating units for one-time stack sampling. At that time, the EPA also announced that it would make its regulatory determination on the need for additional regulation by the fourth quarter of 2000. It will utilize the new information from the ICR, a new study by the National Academy of Sciences, and other additional information. If more air toxics regulations are issued, the compliance cost could be significant. The outcome or effects of the EPA's determination cannot currently be predicted.

OTHER

As more fully discussed in Note 12(b)(ii) of the Notes to Consolidated Financial Statements, PSI has received claims from Indiana Gas Company, Inc. ("IGC") and Northern Indiana Public Service Company ("NIPSCO") that PSI is a Potentially Responsible Party under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") with respect to certain manufactured gas plant ("MGP") sites, and therefore is responsible for the costs of investigating and remediating these sites.
   In November 1998, NIPSCO, IGC, and PSI entered into an agreement which settled the allocation of CERCLA liability for past and future costs among the three companies, at seven MGP sites in Indiana. Similar agreements were reached between IGC and PSI which allocate CERCLA liability at 14 MGP sites with which NIPSCO had no involvement. These

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

agreements conclude all CERCLA and similar claims between the three companies relative to MGP sites. Pursuant to the agreements, the parties are continuing to investigate and remediate the sites as appropriate. In the case of some sites, the parties have applied to the Indiana Department of Environmental Management for inclusion of such sites in the Indiana Voluntary Remediation Program.
   Reserves recorded, based on information currently available, are not material to Cinergy's financial condition or results of operations. However, as further investigation and remediation activities are undertaken at these sites, the potential liability for MGP sites could be material to Cinergy's financial condition or results of operations.
   Refer to Notes 12(b) and (c) of the Notes to Consolidated Financial Statements for a more detailed discussion of the status of certain environmental issues.

CAPITAL REQUIREMENTS

CONSTRUCTION AND OTHER
INVESTING ACTIVITIES


The regulated businesses of Cinergy forecast construction expenditures for 1999 to be approximately $386 million and over the next five years (1999 - 2003) to be approximately $1.7 billion. The timing and amount of investments by Cinergy's non-regulated businesses is dependent upon the development and favorable evaluation of opportunities.

   The above forecast excludes the estimated expenditures necessary to comply with the EPA's proposed stricter NO(x) emission control standards associated with the 22-state NO(x) SIP Call. Cinergy estimates that the capital costs for additional NO(x) controls at its facilities could range between $500 million and $700 million (in 1998 dollars) over the next five years. The above forecast also excludes any capital expenditures that may be required for the construction of new generating facilities.

   In order to meet the power supply demands of its customers, the ECBU must constantly assess the adequacy of its supply portfolio and determine which supply alternatives to pursue to most effectively meet demands, hedge risks, and satisfy regulatory requirements. Supply alternatives include investments in existing facilities, investments in new facilities, and/or acquisitions of power supply from the market. In addition, Cinergy's present demand requirements could be impacted if customer-choice legislation is passed in any of the states in which Cinergy has a regulated franchise. (ALL FORECASTED AMOUNTS, EXCLUDING NO(x) COMPLIANCE AMOUNTS, ARE IN NOMINAL DOLLARS AND REFLECT ASSUMPTIONS AS TO THE ECONOMY, CAPITAL MARKETS, CONSTRUCTION PROGRAMS, LEGISLATIVE AND REGULATORY ACTIONS, FREQUENCY AND TIMING OF RATE INCREASES, AND OTHER RELATED FACTORS, ALL OR ANY OF WHICH MAY CHANGE SIGNIFICANTLY.)


   Cinergy's mission is to reach the top five in our industry within three years on five key dimensions-- market capitalization, number of customers, electric and gas commodity trading, international presence, and productivity. Cinergy has entered into various growth initiatives in its pursuit of these goals. These initiatives include, among others, energy marketing and trading, retail energy products and services, and additional international investment. In addition, Cinergy is working toward maximizing the value of its existing operations and assets and continues to explore the potential for mergers, acquisitions, and strategic alliances.


   Certain legal and regulatory requirements, including PUHCA, limit Cinergy's ability to invest in growth initiatives. PUHCA restricts the amount which can be invested outside the regulated utility, including foreign utility company ("FUCO") investments and investments in domestic power plants that qualify as "qualifying facilities" ("QFs") under the Public Utility Regulatory Policies Act of 1978 or are certified as EWGs by the FERC. Under these restrictions, Cinergy may invest or commit to invest (i) an amount equal to 100% of consolidated retained earnings (defined under applicable SEC regulations as the average of Cinergy's consolidated retained earnings for the four most recent quarterly periods) in EWGs and FUCOs (equal to $949 million at December 31, 1998), and
(ii) an amount equal to 15% of consolidated capitalization ($942 million at December 31, 1998) in QFs and other "energy-related" nonutility investments (as defined in the applicable SEC regulation).


   At December 31, 1998, under these SEC restrictions, Cinergy had available capacity for additional EWG/FUCO investments of $332 million and available capacity for additional QFs and "energy-related" nonutility investments of $524 million.


OTHER COMMITMENTS

SECURITIES REDEMPTIONS


Mandatory redemptions of long-term debt total $410 million during the period 1999 through 2003.

   The maintenance and replacement fund provisions contained in PSI's first mortgage bond indenture require cash payments, bond retirements, or pledges of unfunded property additions each year based on an amount related to PSI's net revenues. Cinergy will continue to evaluate opportunities for the refinancing of outstanding securities beyond mandatory redemption requirements.

GUARANTEES

At December 31, 1998, Cinergy had issued $286 million in guarantees primarily related to the energy marketing and trading activities of its subsidiaries and affiliates. In addition, Cinergy had guaranteed $258 million of the debt securities of its subsidiaries and affiliates.

YEAR 2000
The Year 2000 issue generally exists because many computer systems and applications, including those embedded in equipment and facilities, use two digit rather than four digit date fields to designate an applicable year. As a result, the systems and applications may not properly recognize dates including and beyond the year 2000 or accurately process data in which such dates are included, potentially causing data miscalculations and inaccuracies or operational malfunctions and failures, which could materially affect a business's financial condition, results of operations, and cash flows.
   Cinergy has established a centrally-managed, company-wide initiative, known as the Cinergy Year 2000 Readiness Program, to identify, evaluate, and address Year 2000 issues. The Cinergy Year 2000 Readiness Program, which began in the fourth quarter of 1996, is generally focused on three elements that are integral to this initiative: (1) business continuity; (2) risk management; and (3) regulatory compliance. Business continuity includes providing reliable electric and gas supply and service in a safe and cost-effective manner. This element encompasses mission-critical generation, transmission, and distribution systems and related infrastructure, as well as operational and financial information technology ("IT") systems and applications, end-user computing resources, and building systems (such as security, elevator, and heating and cooling systems). Risk management includes a review of the Year 2000 readiness efforts of Cinergy's critical suppliers, key customers and other principal business partners, and, as appropriate, the development of joint business support, contingency plans, and the inclusion of Year 2000 concerns as a regular part of the due diligence process in any new business venture. Regulatory compliance includes communications with regulatory agencies, other utilities, and various industry groups. While this initiative is broad in scope, it has been structured to identify and prioritize efforts for mission-critical electric and gas systems and services and key business partners.
   Under the Cinergy Year 2000 Readiness Program, Cinergy has established a target date of June 30, 1999, for the remediation and testing of its mission-critical generation, transmission, and distribution systems (gas and electric). An innovative remediation and testing effort which Cinergy has initiated involves operating several electric-generating units with post Year 2000 dates. Cinergy's experience has been that those units have continued to operate without any material adverse result relating to a Year 2000 issue. Cinergy's progress to date ranges from approximately 90% regarding IT systems to approximately 75% regarding assessment of critical suppliers.
   Cinergy has also reviewed its existing contingency and business continuity plans and modified them in light of the Year 2000 issue. Contingency planning to maintain and restore service in the event of natural and other disasters (including software and hardware-related problems) has been part of Cinergy's standard operation for many years, and Cinergy is working to leverage this experience in the review of existing plans to address Year 2000-related challenges. These reviews have assessed the potential for business disruption in various scenarios, including the most reasonably likely worst-case scenario, and to provide for key operational back-up, recovery, and restoration alternatives.
   Cinergy cannot guarantee that third parties on whom it depends for essential goods and services (those where the interruption of the supply of such goods and services could lead to issues involving the safety of employees, customers, or the public, the continued reliable delivery of gas and/or electricity, and the ability to comply with applicable laws or regulations) will convert their mission-critical systems and processes in a timely manner. Failure or delay by any of these third parties could significantly disrupt business. However, to address this issue, Cinergy has established a supplier compliance program, and is working with its critical suppliers in an effort to minimize such risks.
   In addition, Cinergy is coordinating its findings and other issues with other utilities and various industry groups via the Electric Power Research Institute Year 2000 Embedded Systems Project and the Year 2000 Readiness Assessment Program of the North American Electric Reliability Council ("NERC"), acting at the request of the DOE. The DOE has asked NERC to report on the integrity of the transmission system for North America and to coordinate and assess the preparation of the electric systems in North America for the Year 2000. NERC submitted its initial quarterly status report and coordination plan to the DOE in September 1998, and a second quarterly status report for the fourth quarter of 1998 was submitted on January 11, 1999.
   Cinergy currently estimates that the total cost of assessment, remediation, testing, and upgrading its

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

systems as a result of the Year 2000 effort is approximately $13 million. Approximately $11 million in expenses have been incurred through December 31, 1998, for external labor, hardware and software upgrades, and for Cinergy employees who are dedicated full-time to the Cinergy Year 2000 Readiness Program. The timing of these expenses may vary and is not necessarily indicative of readiness efforts or progress to date. Cinergy anticipates that a portion of its Year 2000 expenses will not be incremental costs, but rather, will represent the redeployment of existing IT resources. Since its formation, Cinergy has incurred, and will continue to incur, significant capital improvement costs related to planned system upgrades or replacements required in the normal course of business. These costs have not been accelerated as a result of the Year 2000 issue.
   The above information is based on Cinergy's current best estimates, which were derived using numerous assumptions of future events, including the availability and future costs of certain technological and other resources, third-party modification actions, and other factors. Given the complexity of these issues and possible unidentified risks, actual results may vary materially from those anticipated and discussed above. Specific factors that might cause such differences include, among others, the ability to locate and correct all affected computer code, the timing and success of remedial efforts of third-party suppliers, and similar uncertainties.
   The above information is a Year 2000 Readiness Disclosure pursuant to the Federal Year 2000 Information and Readiness Disclosure Act.

CAPITAL RESOURCES


The regulated businesses of Cinergy forecast that their need for external funds during the 1999 through 2003 period will primarily be for the refinancing of existing securities. It is currently expected that funds required to pursue the various non-regulated growth initiatives underway will be obtained primarily through short-term borrowing and the issuance of long-term debt and/or equity securities. (THIS FORECAST REFLECTS NOMINAL DOLLARS AND ASSUMPTIONS AS TO THE ECONOMY, CAPITAL MARKETS, CONSTRUCTION PROGRAMS, LEGISLATIVE AND REGULATORY ACTIONS, FREQUENCY AND TIMING OF RATE INCREASES, AND OTHER RELATED FACTORS, ALL OR ANY OF WHICH MAY CHANGE SIGNIFICANTLY.)



INTERNAL FUNDS


Currently, a substantial portion of Cinergy's revenues and corresponding cash flows are derived from cost-of-service regulated operations. Cinergy believes it is likely that the generation component of the electric utility industry will ultimately be deregulated. However, the timing and nature of the deregulation and restructuring of the industry is uncertain. In the interim, revenues provided by cost-of-service regulated operations are anticipated to continue as the primary source of funds for Cinergy. As a result of its low-cost position and market strategy, over the long term, Cinergy believes it will be successful in a more competitive environment. However, as the industry becomes more competitive, future cash flows from operations could be subject to a higher degree of volatility than under the present regulatory structure.

COMMON STOCK


During 1998, 1997, and 1996, Cinergy issued approximately 194,000; 66,000; and 15,000 new shares, respectively, of common stock pursuant to various stock-based employee plans. In addition, Cinergy purchased approximately 861,000 and 1.7 million shares on the open market to satisfy the majority of its 1998 and 1997 obligations, respectively, under these plans. Cinergy currently plans to continue using market purchases of common stock to satisfy the majority of its obligations under these plans; however, given its future capital requirements, it will continue to re-evaluate this decision. In the event Cinergy begins issuing shares of common stock to satisfy these obligations, it has authority under PUHCA to issue and sell through December 31, 2000, up to approximately 22 million additional shares of Cinergy common stock.


SHORT-TERM DEBT


Cinergy has authority under PUHCA to issue and sell, through December 31, 2002, short-term notes, long-term unsecured debentures, and commercial paper in an aggregate principal amount not to exceed $2 billion. The entire amount may be outstanding as short-term debt; however, long-term unsecured debentures outstanding may not exceed $400 million at any time. In connection with this authority, Cinergy has established committed and uncommitted lines of credit, of which $305 million remained unused and available at December 31, 1998.

   Also at year-end, Global Resources had $100 million available under its revolving credit facility.

   As of December 31, 1998, Cinergy's utility subsidiaries had regulatory authority to borrow up to $853 million. Pursuant to this authority, committed and uncommitted lines of credit have been established for CG&E and PSI of which, $310 million and $249 million, respectively, remained unused and available at December 31, 1998.

   For a detailed discussion of Cinergy's short-term indebtedness, refer to Note 5 of the Notes to Consolidated Financial Statements.


LONG-TERM DEBT

Under the authority mentioned above, Cinergy had long-term debt authorization of $400 million, of which $200 million was issued and outstanding at December 31, 1998. CG&E has filed an application with the PUCO requesting authorization to issue up to $200 million of additional long-term debt. As of December 31, 1998, PSI and ULH&P had state regulatory authority for additional long-term debt issuance of $350 million and $10 million, respectively. Regulatory approval to issue additional amounts of securities will be requested as needed.

SALE OF ACCOUNTS RECEIVABLE


For a detailed discussion of the sale of accounts receivable, refer to Note 6 of the Notes to Consolidated Financial Statements.


MARKET RISK SENSITIVE
INSTRUMENTS AND POSITIONS

ENERGY COMMODITIES SENSITIVITY


The transactions associated with the energy marketing and trading activities give rise to various risks, including market risk. Market risk represents the potential risk of loss from changes in the market value of a particular commitment arising from adverse changes in market rates and prices. These operations subject Cinergy to the risks and volatilities associated with the energy commodities (primarily electricity and natural gas) which it markets and trades. The wholesale energy marketing and trading business continues to be very competitive. As the ECBU continues to develop and expand its energy marketing and trading business, its exposure to movements in the price of electricity and other energy commodities will become greater. As a result, Cinergy is likely to be subject to future earnings volatility.


   The energy marketing and trading activities of the ECBU principally consist of CG&E's and PSI's power marketing and trading operation which markets and trades over-the-counter contracts for the purchase and sale of electricity primarily in the Midwest region of the US, where owned generation is located. These activities are conducted by Services on behalf of CG&E and PSI. The power marketing and trading operation consists of both physical and trading activities. Transactions are designated as physical when there is intent and ability to physically deliver the power from company-owned generation. All other transactions are considered trading transactions. Substantially all of the contracts in both the physical and trading portfolios commit Cinergy, CG&E, and/or PSI to purchase or sell electricity at fixed prices in the future (i.e., fixed-price forward purchase and sales contracts, full requirements contracts). The ECBU also markets and trades over-the-counter option contracts. Substantially all of the contracts in the physical portfolio require settlement by physical delivery of electricity. Contracts within the trading portfolio generally require settlement by physical delivery or are netted out in accordance with industry trading standards. The use of these types of physical commodity instruments is designed to allow the ECBU to manage and hedge contractual commitments, reduce exposure relative to the volatility of cash market prices, and take advantage of selected arbitrage opportunities.


   The ECBU structures and modifies its net position to capture expected changes in future demand, seasonal market pricing characteristics, overall market sentiment, and price relationships between different time periods and trading regions. Therefore, at times, a net open position is created or allowed to continue when it is believed future changes in prices and market conditions will make the positions profitable. Position imbalances may also occur because of the basic lack of liquidity in the wholesale power market. To the extent net open positions exist, there is the risk that fluctuating market prices of electric power may potentially impact Cinergy's financial condition or results of operations adversely if prices do not move in the manner or direction expected.


   The ECBU measures the risk inherent in the trading portfolio utilizing value-at-risk analysis and other methodologies, which utilize forward price curves in electric power markets to quantify estimates of the magnitude and probability of potential future losses related to open contract positions. Predominantly all of the contracts in the physical portfolio require physical delivery of electricity and generally do not allow for net cash settlement. Therefore, these contracts are not included in the value-at-risk analysis. The value-at-risk expresses the potential loss in fair value of the trading portfolio over a particular period of time, with a specified likelihood of occurrence, due to an adverse market movement. The value-at-risk is reported as a percentage of operating income, based on a 95% confidence interval, utilizing one-day holding periods. On a one day basis as of December 31, 1998, the value-at-risk for the power trading activities was less than 1% of Cinergy's 1998 Consolidated Operating Income. The average value-at-risk, on a one-day basis at the end of each quarter in 1998, for the power trading portfolio was

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

less than 2% of Cinergy's 1998 Consolidated Operating Income. The daily value-at-risk for the power trading portfolio as of December 31, 1997, was also less than 2% of Cinergy's 1998 Consolidated Operating Income. The value-at-risk model uses the variance-covariance statistical modeling technique and historical volatilities and correlations over the past 200-day period. The estimated market prices used to value these transactions for value-at-risk purposes reflect the use of established pricing models and various factors including quotations from exchanges and over-the-counter markets, price volatility factors, the time value of money, and location differentials.

   The ECBU, through Cinergy's acquisitions of ProEnergy and Greenwich Energy Partners, in 1998 and 1997, respectively, actively markets physical natural gas and actively trades derivative commodity instruments, customarily settled in cash, including futures, forwards, swaps, and options. The ESBU, through CRI, utilizes derivative commodity instruments, customarily settled in cash, primarily to hedge purchases and sales of natural gas. The aggregated value-at-risk amounts associated with these trading and hedging activities, utilizing 95% confidence intervals and one-day holding periods, were less than $1 million as of December 31, 1998 and 1997. The market risk exposures of these trading activities is not considered significant to Cinergy's financial condition or results of operations.

   Credit risk represents the risk of loss which would occur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations with the Company. Concentrations of credit risk relate to significant customers or counterparties, or groups of customers or counterparties, possessing similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

   Concentration of credit risk with respect to the ESBU's trade accounts receivable from electric and gas retail customers is limited due to the large number of customers and diversified customer base of residential, commercial, and industrial customers. Contracts within the physical portfolio of the ECBU's power marketing and trading operations are primarily with traditional electric cooperatives and municipalities and other IOUs.


   Contracts within the trading portfolio of the power marketing and trading operations are primarily with power marketers and other IOUs. As of December 31, 1998, approximately 73% of the activity within the trading portfolio represents commitments with 10 counterparties. The majority of these contracts are for terms of one year or less. As a result of the extreme volatility experienced in the Midwest power markets during 1998, several new entrants into the market began experiencing financial difficulties and failed to perform their contractual obligations. As a result, the bad debt provisions of approximately $13 million with respect to settled transactions were recorded during the year. Counterparty credit exposure within the power trading portfolio is routinely factored into the mark-to-market valuation. At December 31, 1998, credit exposure within the power trading portfolio is not believed to be significant. Prior to 1998, credit exposure due to nonperformance by counterparties was not significant. As the competitive electric power market continues to develop, counterparties will increasingly include new market entrants, such as other power marketers, brokers, and commodity traders. This increased level of new market entrants, as well as competitive pressures on existing market participants, could increase the ECBU's exposure to credit risk with respect to its power marketing and trading operation. As of December 31, 1998, approximately 37% of the activity within the ECBU's physical gas marketing and trading portfolio represents commitments with 10 counterparties. Credit risk losses related to the ECBU's gas and other commodity physical and trading operations have not been significant. Based on the types of counterparties and customers with which transactions are executed, credit exposure within the gas and other commodity trading portfolios at December 31, 1998, is not believed to be significant.


   Cinergy has established a risk management function and has implemented active risk management policies and procedures to manage and minimize corporate and business unit exposure to price risks and associated volatilities, other market risks, and credit risk. Cinergy maintains credit policies with regard to its counterparties in order to manage and minimize its exposure to credit risk. These policies include requiring parent company guarantees and various forms of collateral under certain circumstances and the use of mutual netting/closeout agreements. Cinergy manages, on a portfolio basis, the market risks inherent in its energy marketing and trading transactions subject to parameters established by Cinergy's Risk Policy Committee. Market and credit risks are monitored by the risk management and credit function, which operates separately from the business units which originate or actively manage the market and credit risk exposures, to ensure compliance with Cinergy's stated risk management policies and procedures. These policies and procedures are periodically reviewed and monitored to ensure their responsiveness to changing market and business conditions. In addition, efforts are ongoing to develop systems to improve the timeliness and quality of market and credit risk information.

EXCHANGE RATE SENSITIVITY

Cinergy has exposure to fluctuations in the US dollar/ UK pound sterling exchange rate through its investment in Midlands. Cinergy used dollar denominated variable interest rate debt to fund this investment, and has hedged the exchange rate exposure related to this transaction through a currency swap. Under the swap, Cinergy exchanged $500 million for 330 million pounds sterling. When the swap terminates in the year 2002, these amounts will be re-exchanged; that is, Cinergy will be repaid $500 million and will be obligated to repay to the counterparty 330 million pounds sterling. To fund this repayment, Cinergy could buy 330 million pounds sterling in the foreign exchange market at the prevailing spot rate or enter into a new currency swap.

   The purpose of this swap is to hedge the value of Cinergy's investment in Midlands against changes in the dollar/pound sterling exchange rate. When the pound sterling weakens relative to the dollar, the dollar value of Cinergy's investment in Midlands as shown on its books declines; however, the value of the swap increases, offsetting the decline in the investment. The reverse is true when the pound sterling appreciates relative to the dollar. The translation gains and losses related to the principal exchange on the swap and on Cinergy's original investment in Midlands are recorded in "Accumulated other comprehensive loss", which is reported as a separate component of common stock equity in the Consolidated Financial Statements.


   In connection with this swap, Cinergy must pay semi-annual interest on its pound sterling obligation and will receive semi-annual interest on the dollar notional amount. At December 31, 1998, the estimated fair value of this swap was $(59) million. This was partially offset by a $46 million currency translation gain to date on Cinergy's investment in Midlands.


   Cinergy also has exposure to fluctuations in the US dollar/Czech koruna exchange rate through its investments in the Czech Republic. Cinergy has hedged the exchange rate exposure related to certain of its Czech koruna ("CZK") denominated investments through foreign exchange forward contracts. The contracts require Cinergy to exchange 1,447 million Czech korunas for $40 million. When the Czech koruna strengthens relative to the dollar, the dollar value of Cinergy's investment increases; however, the value of the foreign exchange forward contracts decreases, offsetting the increase in the investment. The reverse is true when the Czech koruna declines relative to the dollar. Translation losses related to the contracts are recorded in "Accumulated other comprehensive loss", which is reported as a separate component of common stock equity in the Consolidated Financial Statements. At December 31, 1998, the estimated aggregate fair value of these foreign exchange forward contracts was $(7) million.

   Cinergy has investments in various other countries where the net investments are not hedged. The Company does have exposure to fluctuations in exchange rates between the US dollar and the currencies of these countries. At December 31, 1998, Cinergy does not believe it has a material exposure to the currency risk attributable to these investments.

   The following table summarizes the details of the swap and the foreign exchange forward contracts. (For presentation purposes, the pound sterling payment obligation has been converted to US dollars using the dollar/pound sterling spot exchange rate at December 31, 1998, of 1.66000. The interest rates are based on the six-month LIBOR implied forward rates at December 31, 1998.)

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                                                                        Expected Maturity Date
($US Equivalent in millions)                 1999          2000          2001         2002          2003        Thereafter
-----------------------------------------------------------------------------------------------------------------------------
CURRENCY SWAP
Receive principal ($US)                   $       -     $       -     $       -    $     500     $       -      $       -
Average interest receive rate (variable)          -%            -%            -%         5.3%            -%             -%
Pay principal (LUK)                       $       -     $       -     $       -    $     548     $       -      $       -
Average interest pay rate (partially
variable, partially fixed)                        -%            -%            -%         6.0%            -%             -%

FOREIGN EXCHANGE FORWARD CONTRACTS
Receive $US/Pay CZK                       $      40     $       -     $       -    $       -     $       -      $       -
Average contractual exchange rate
(CZK/$US)                                      36.2             -             -            -             -              -


($US Equivalent in millions)                 Total
----------------------------------------
CURRENCY SWAP
Receive principal ($US)                   $     500
Average interest receive rate (variable)        5.3%
Pay principal (LUK)                       $     548
Average interest pay rate (partially
variable, partially fixed)                      6.0%
FOREIGN EXCHANGE FORWARD CONTRACTS
Receive $US/Pay CZK                       $      40
Average contractual exchange rate
(CZK/$US)                                      36.2


INTEREST RATE SENSITIVITY

Cinergy's net exposure to changes in interest rates primarily consists of short-term debt instruments with floating interest rates that are benchmarked to US short-term money market indices. At December 31, 1998, this included (i) short-term bank loans and commercial paper totaling $637 million, (ii) $267 million of pollution control related debt which is classified as "Notes payable and other short-term obligations" on Cinergy's Consolidated Balance Sheets, and
(iii) a $253 million sale of accounts receivable (Cinergy's Consolidated Balance Sheets are net of amounts sold). At December 31, 1997, this included (i) short-term bank loans and commercial paper totaling $870 million, (ii) $244 million of pollution control related debt which is classified as "Notes payable and other short-term obligations" on Cinergy's Consolidated Balance Sheets, and
(iii) a $252 million sale of accounts receivable (Cinergy's Consolidated Balance Sheets are net of the amounts sold). At December 31, 1998 and 1997, interest rates on bank loans, commercial paper, and the sale of accounts receivable approximated 6%, and the interest rate on the pollution control debt approximated 4%. Current forward yield curves project no significant change in applicable short-term interest rates over the next five years.

   The following table presents the principal cash repayments and related weighted average interest rates by maturity date for Cinergy's long-term fixed-rate debt, other debt and capital lease obligations as of December 31, 1998:

                                                                   Expected Maturity Date
(in millions)                       1999         2000         2001         2002         2003       Thereafter      Total
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Long-term Debt (a)
  Fixed rate                     $     137    $      32    $      90(d) $     124    $     177(e)  $   2 097    $   2 657
  Average interest rate(b)             6.0%         5.7%         5.2%         7.3%         6.2%          7.0%         6.8%
  Other(c)                       $       -    $       -    $       -    $       -    $       -     $     100    $     100
  Average interest rate(b)               -%           -%           -%           -%           -%          6.5%         6.5%
Capital Lease
  Variable rate                  $       -    $       -    $      22    $       -    $       -     $       -    $      22
  Average interest rate(b)               -%           -%         5.3%           -%           -%            -%         5.3%

(in millions)                     Fair Value
-------------------------------
LIABILITIES
Long-term Debt (a)
  Fixed rate                      $   2 830
  Average interest rate(b)
  Other(c)                        $     104
  Average interest rate(b)
Capital Lease
  Variable rate                   $      22
  Average interest rate(b)


(a) Includes amounts reflected as long-term debt due within one year.
(b) For the long-term debt obligations, the weighted average interest rate is based on the coupon rates of the debt that is maturing in the year reported. For the capital lease, the interest rate is based on a spread over 3-month LIBOR, and averaged to be approximately 6% in 1998. For the variable rate Liquid Asset Notes with Coupon Exchange ("LANCEs"), the current forward yield curve suggests the interest rate on these notes would be fixed at 6.50% commencing October 1, 1999.
(c) Variable rate LANCEs.
(d) 6.00% Debentures due December 14, 2016, reflected as maturing in 2001 as the interest rate resets on December 14, 2001.
(e) 6.35% Debentures due June 15, 2038, reflected as maturing in 2003 as the interest rate resets on June 15, 2003.

   To manage Cinergy's exposure to fluctuations in interest rates and to lower funding costs, Cinergy constantly evaluates the use of, and has entered into, several interest rate swaps. Under these swaps, Cinergy or its subsidiaries agree with counterparties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated on an agreed notional amount. This interest differential paid or received is recognized in the Consolidated Statements of Income as a component of interest expense.

   Through one interest rate swap agreement, Cinergy has effectively fixed the interest rate on the pound sterling denominated obligation created by the currency swap discussed above. This contract requires Cinergy to pay semi-annually a fixed rate and receive a floating rate through February 2002. The notional amount of the swap is 280 million pounds sterling.

The fair value of the swap was approximately $(19) million at December 31, 1998. Translation gains and losses related to Cinergy's interest obligation, which is payable in pounds sterling, are recognized as a component of interest expense in the Consolidated Statements of Income. At December 31, 1998, the fair value of this swap decreased from $(3) million at December 31, 1997 primarily due to a projected decline in the average variable interest rate received on the dollar denominated leg of the swap over its remaining term.

   At December 31, 1998, CG&E had an interest rate swap agreement outstanding related to its sale of accounts receivable. The contract has a notional amount of $100 million and requires CG&E to pay a fixed rate and receive a floating rate. PSI had three interest rate swap agreements outstanding with notional amounts of $100 million each. One contract, with two years remaining of a four-year term, requires PSI to pay a floating rate and receive a fixed rate. The other two contracts, with six-month terms, require PSI to pay a fixed rate and receive a floating rate. The floating rate is based on applicable LIBOR. At December 31, 1998 and 1997, the fair values of these interest rate swaps were not significant. The following table presents notional principal amounts and weighted average interest rates by contractual maturity dates for the interest rate swaps of Cinergy, CG&E, and PSI. The variable rates are the average implied forward rates during the contracts based on a December 31, 1998 one month commercial paper index yield curve for CG&E and the six month LIBOR yield curve at December 31, 1998 for Cinergy and PSI. Although Cinergy's swaps require payments to be made in pounds sterling, the table reflects the dollar equivalent notional amounts based on spot market foreign currency exchange rates at December 31, 1998.

                                                                   Expected Maturity Date
($US Equivalent in millions)        1999         2000         2001         2002         2003       Thereafter       Total
----------------------------------------------------------------------------------------------------------------------------
INTEREST RATE DERIVATIVES
Interest Rate Swaps
  Receive fixed/pay variable
    ($US)                        $       -    $     100    $       -    $       -    $       -     $       -     $     100
  Average pay rate                     5.2%         5.1%           -%           -%           -%            -%          5.1%
  Average receive rate                 6.1%         6.1%           -%           -%           -%            -%          6.1%
  Receive variable/pay fixed
    ($US)                        $     200    $       -    $       -    $       -    $       -     $       -     $     200
  Average pay rate                     5.5%           -%           -%           -%           -%            -%          5.5%
  Average receive rate                 5.1%           -%           -%           -%           -%            -%          5.1%
  Receive variable/pay fixed
    (LUK)                        $       -    $       -    $       -    $     465(a) $       -     $       -     $     465(a)
  Average pay rate                       -%           -%           -%         7.1%           -%            -%          7.1%
  Average receive rate                   -%           -%           -%         6.0%           -%            -%          6.0%

($US Equivalent in millions)      Fair Value
-------------------------------
INTEREST RATE DERIVATIVES
Interest Rate Swaps
  Receive fixed/pay variable
    ($US)                          $       2
  Average pay rate
  Average receive rate
  Receive variable/pay fixed
    ($US)                          $      (1)
  Average pay rate
  Average receive rate
  Receive variable/pay fixed
    (LUK)                          $     (19)
  Average pay rate
  Average receive rate


(a) Notional converted to US dollars using the Sterling spot exchange rate at December 31, 1998, of 1.66000.

ACCOUNTING CHANGES

During the second quarter of 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ("Statement 133"). Statement 133 requires companies to record derivative instruments, as defined in Statement 133, as assets or liabilities, measured at fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The standard is effective for fiscal years beginning after June 15, 1999, and Cinergy expects to adopt the provisions of Statement 133 in the first quarter of 2000. The Company has not yet quantified the impact of adopting Statement 133 on its consolidated financial statements. However, Statement 133 could increase volatility in earnings and other comprehensive income.

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INFLATION

Cinergy believes that the recent inflation rates do not materially affect its financial condition or results of operations. However, under existing regulatory practice, only the historical cost of plant is recoverable from customers. As a result, cash flows designed to provide recovery of historical plant costs may not be adequate to replace plant in future years.

DIVIDEND RESTRICTIONS
See Note 2(b) of the Notes to Consolidated Financial Statements.
RESULTS OF OPERATIONS

OPERATING REVENUES
ELECTRIC OPERATING REVENUES

The components of electric operating revenues and the related kilowatt-hour ("kwh") sales are shown below:


                            REVENUE                         KWH SALES
($ and kwh in   -------------------------------  -------------------------------
  millions)       1998       1997       1996       1998       1997       1996
--------------------------------------------------------------------------------
Retail          $   2 553  $   2 455  $   2 438     46 983     45 327     45 121
Sales for
  resale            2 140      1 368        297     77 558     57 454     12 399
Other                  54         39         34         --         --         --
--------------------------------------------------------------------------------
Total           $   4 747  $   3 862  $   2 769    124 541    102 781     57 520



   Electric operating revenues increased $885 million (23%) for 1998, when compared to 1997. This increase was primarily due to increased volumes and a higher average price per kwh received on non-firm power sales for resale transactions related to the energy marketing and trading operations. There was also an increase in the average price per kwh paid for the corresponding purchases of purchased and exchanged power described below. Also contributing to the increase were higher retail kwh sales due to the warmer weather during 1998 when compared to 1997 and growth in the average number of residential and commercial customers.


   Higher non-firm power sales for resale due to increased activity in the energy marketing and trading operations significantly contributed to the $1.1 billion (39%) increase in electric operating revenues in 1997, when compared to 1996. Also contributing to the increase was a full year's effects of PSI's retail rate increases approved in the September 1996 Order, as amended in August 1997, the December 1996 DSM Order, and the return of approximately $13 million to customers in 1996 in accordance with an order issued in February 1995 by the IURC. This order required all retail operating income above a certain rate of return to be refunded to customers. Partially offsetting these increases was the reduction in fuel revenue due to a lower average cost of fuel used in electric production.


GAS OPERATING REVENUES

The components of gas operating revenues and the related thousand cubic feet ("mcf") sales are shown below:


                              REVENUE                         MCF SALES
($ and mcf in     -------------------------------  -------------------------------
millions)           1998       1997       1996       1998       1997       1996
----------------------------------------------------------------------------------
Sales for resale  $     659  $      --  $      --        338         --         --
Retail                  357        454        440         55         69         75
Transportation           41         32         28         58         54         49
Other                     4          5          6         --         --         --
----------------------------------------------------------------------------------
Total             $   1 061  $     491  $     474        451        123        124



   Gas operating revenues increased $570 million in 1998, as compared to 1997. This increase was primarily due to the gas operating revenues of ProEnergy, which was acquired in June 1998. Partially offsetting this increase was a decline in retail sales due to lower mcf volumes reflecting, in part, the milder weather during the first quarter of 1998, and a reduction in the average number of full-service residential, commercial and industrial customers. Transportation revenues increased as full-service customers continued the move away from full service to purchasing gas directly from suppliers, using transportation services provided by CG&E.


   The gas rate increase of 2.5% (approximately $9 million annually) approved by the PUCO in the December 1996 Order and a higher average cost per mcf of gas purchased contributed to the $17 million (4%) increase in gas operating revenues in 1997, as compared to 1996. These increases were partially offset by a decline in retail sales due to lower mcf volumes reflecting milder weather during 1997.


OTHER REVENUES

Other revenues increased $34 million in 1998, as compared to 1997. This increase was primarily the result of increased sales and new initiatives by the non-regulated businesses operated by the various business units.

OPERATING EXPENSES

FUEL AND PURCHASED AND EXCHANGED POWER

The components of fuel and purchased and exchanged power are shown below:


(in millions)                          1998       1997       1996
--------------------------------------------------------------------
Fuel                                 $     723  $     693  $     713
Purchased and exchanged power            2 123      1 220        159
--------------------------------------------------------------------
Total                                $   2 846  $   1 913  $     872


   Electric fuel costs increased $30 million (4%) in 1998, when compared to 1997, and declined $20 million (3%) in 1997, when compared to 1996.
   An analysis of these fuel costs is shown below:

(in millions)                                   1998       1997
------------------------------------------------------------------
Previous year's fuel expense                  $     693  $     713
Increase (Decrease) due to change in:
  Price of fuel                                     (23)         7
  Deferred fuel cost                                 22        (55)
  Kwh generation                                     28         28
  Other                                               3     --
------------------------------------------------------------------
Current year's fuel expense                   $     723  $     693


   Purchased and exchanged power expense increased $903 million (74%) and $1.1 billion in 1998 and 1997, respectively. These increases primarily reflect increased purchases of non-firm power for resale to others as a result of increased activity in the energy marketing and trading operations and an increase in the average price paid per kwh. Also recorded in 1998 were $135 million of unrealized losses related to the power marketing and trading operations. (See Note 1(c) of the Notes to Consolidated Financial Statements and the "Market Risk Sensitive Instruments and Positions" section for discussions on Cinergy's energy marketing and trading operations.)


GAS PURCHASED

Gas purchased increased $591 million in 1998, as compared to 1997. This is primarily due to the gas purchased expenses of ProEnergy, which was acquired in June 1998. Slightly offsetting this increase was a decrease in the volumes of gas purchased by CG&E, due to lower demand, and a lower average cost per mcf of gas purchased by CG&E.
   The increase in gas purchased expense of $17 million (7%) in 1997, as compared to 1996, reflects a higher average cost per mcf of gas purchased. This increase was partially offset by a decline in the volumes of gas purchased.

OTHER OPERATION AND MAINTENANCE

The components of other operation and maintenance expenses are shown below:


(in millions)                         1998       1997       1996
-------------------------------------------------------------------
Other operation                     $     814  $     693  $     644
Maintenance                               192        177        194
-------------------------------------------------------------------
Total                               $   1 006  $     870  $     838



   Other operation expenses increased $121 million (17%) in 1998, as compared to 1997. This increase is primarily due to the one-time charge of $80 million recorded during the second quarter of 1998, reflecting the implementation of a 1989 settlement of a dispute with the Wabash Valley Power Association, Inc. ("WVPA"). (See Note 18 of the Notes to Consolidated Financial Statements.) This increase was also the result of increased growth and new initiatives by the non-regulated businesses operated by the various business units. Maintenance expenses increased $15 million (8%) in 1998, as compared to 1997. This increase is due to an increase in boiler plant maintenance, an increase in general plant expenses, and an increase in distribution line maintenance costs resulting from storm damage during the second quarter of 1998.

   Other operation expenses increased $49 million (8%) in 1997, as compared to 1996. This increase is primarily due to higher other operation expenses relating to the PSI Clean Coal Project, amortization of deferred DSM expenses, and amortization of deferred expenses associated with the Clean Coal Project, all of which are being recovered in revenues. The effect of discontinuing deferral of certain DSM-related costs also added to the increase. Maintenance expenses decreased $17 million (9%) in 1997, as compared to 1996. This decrease is primarily attributable to reduced outage related charges and other maintenance costs associated with the electric production facilities. Reduced maintenance costs associated with the electric transmission and distribution facilities in the PSI territory also contributed to the decrease for 1997.

DEPRECIATION AND AMORTIZATION


Depreciation and amortization increased $19 million (6%) in 1998, as compared to 1997. This increase is primarily attributable to amortization of phase-in deferrals reflecting the PUCO ordered phase-in plan for the William H. Zimmer Generating Station ("Zimmer"). (See Note 1(f) of the Notes to Consolidated Financial Statements.)

REVIEW OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EQUITY IN EARNINGS OF UNCONSOLIDATED SUBSIDIARIES

The decrease in equity in earnings of unconsolidated subsidiaries of $9 million (15%) for 1998, as compared to 1997, is partially due to a decline in the earnings of Midlands, as a result of milder weather conditions and a penalty imposed on each electric distribution company caused by the delay in opening the electricity supply business to competition.
   The increase in equity in earnings of unconsolidated subsidiaries of $35 million for 1997, as compared to 1996, primarily reflects a full year's effect of the investment in Midlands. Midlands was purchased during the second quarter of 1996.

OTHER INCOME AND (EXPENSES) -- NET

The $12 million change in other income and (expenses)--net for 1998, as compared to 1997, is primarily due to a gain on the sale of Cinergy's interest in a foreign subsidiary. This gain is partially offset by a litigation settlement.
   The $15 million change in other income and (expenses)--net for 1997, as compared to 1996, is due, in part, to charges in 1996 of approximately $14 million associated with the disallowance of information system costs related to the December 1996 Order, a gain of approximately $4 million in 1997 on the sale of a PSI investment, and a loss of approximately $5 million in 1996 on the sale of a foreign subsidiary. These items were partially offset by gains of approximately $6 million in 1996 related to the sale of certain CG&E assets, approximately $2 million of increased expenses in 1997 associated with the sales of accounts receivable for PSI, CG&E, and ULH&P.

INTEREST


The $21 million (10%) increase in interest expense in 1997, as compared to 1996, is due to higher short-term borrowings used to fund the redemption of first mortgage bonds by CG&E and Cinergy's investments in non-regulated companies, including Avon Energy.


INCOME TAXES

Income taxes decreased $96 million (45%) in 1998, as compared to 1997, due to a decrease in taxable income over the prior year and the increased utilization of foreign tax credits.


PREFERRED DIVIDEND REQUIREMENTS OF SUBSIDIARIES


The decrease in preferred dividend requirements of subsidiaries of $6 million (48%) for 1998, as compared to 1997, is primarily attributable to PSI's redemption of all outstanding shares of its 7.44% Series Cumulative Preferred Stock on March 1, 1998.
   Preferred dividend requirements of subsidiaries decreased $11 million (46%) in 1997, when compared to 1996. This decrease is primarily attributable to the reacquisition of approximately 90% of the outstanding preferred stock of CG&E, pursuant to Cinergy's tender offer. (See Note 3(b) of the Notes to Consolidated Financial Statements.)

EXTRAORDINARY ITEM

Extraordinary item-equity share of windfall profits tax represents the one-time charge for the windfall profits tax levied against Midlands as recorded in 1997. (See Note 17 of the Notes to Consolidated Financial Statements.)

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)                       1998        1997        1996
----------------------------------------------------------------------------------------------
OPERATING REVENUES
  Electric                                                   $4 747 235 $3 861 698  $2 768 706
  Gas                                                        1 060 664     491 145     474 035
  Other                                                         68 395      34 258      33 446
----------------------------------------------------------------------------------------------
                                                             5 876 294   4 387 101   3 276 187
OPERATING EXPENSES
  Fuel and purchased and exchanged power                     2 846 323   1 912 793     872 088
  Gas purchased                                                857 010     266 158     249 116
  Other operation and maintenance                            1 006 382     869 867     838 218
  Depreciation and amortization                                325 515     306 922     294 852
  Taxes other than income taxes                                274 635     265 693     258 375
----------------------------------------------------------------------------------------------
                                                             5 309 865   3 621 433   2 512 649
OPERATING INCOME                                               566 429     765 668     763 538
EQUITY IN EARNINGS OF UNCONSOLIDATED SUBSIDIARIES               51 484      60 392      25 430
OTHER INCOME AND (EXPENSES)--NET                                10 346      (1 534)    (16 652)
INTEREST                                                       243 587     236 319     215 603
----------------------------------------------------------------------------------------------
INCOME BEFORE TAXES                                            384 672     588 207     556 713
INCOME TAXES (Note 11)                                         117 187     213 000     198 736
PREFERRED DIVIDEND REQUIREMENTS OF SUBSIDIARIES                  6 517      12 569      23 180
----------------------------------------------------------------------------------------------
NET INCOME BEFORE EXTRAORDINARY ITEM                         $ 260 968  $  362 638  $  334 797
EXTRAORDINARY ITEM--EQUITY SHARE OF WINDFALL PROFITS TAX
  (LESS APPLICABLE INCOME TAXES OF $0) (Note 17)                    --    (109 400)         --
----------------------------------------------------------------------------------------------
NET INCOME                                                   $ 260 968  $  253 238  $  334 797
AVERAGE COMMON SHARES OUTSTANDING                              158 238     157 685     157 678
EARNINGS PER COMMON SHARE (Note 16)
  Net income before extraordinary item                           $1.65       $2.30       $2.00
  Net income                                                     $1.65       $1.61       $2.00
EARNINGS PER COMMON SHARE--ASSUMING
  DILUTION (Note 16)
    Net income before extraordinary item                         $1.65       $2.28       $1.99
    Net income                                                   $1.65       $1.59       $1.99
DIVIDENDS DECLARED PER COMMON SHARE                              $1.80       $1.80       $1.74

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)                        December 31                1998        1997
--------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
  Cash and temporary cash investments                                 $  100 154  $   53 310
  Restricted deposits                                                      3 587       2 319
  Notes receivable                                                            64         110
  Accounts receivable less accumulated provision for doubtful accounts of $25,622 at December 31, 1998, and $10,382 at
    December 31, 1997 (Note 6)                                           580 305     413 516
  Materials, supplies, and fuel - at average cost                        202 747     163 156
  Prepayments and other                                                   74 849      38 171
  Energy risk management assets (Note 1(c))                              969 000           -
--------------------------------------------------------------------------------------------
                                                                       1 930 706     670 582
UTILITY PLANT - ORIGINAL COST
  In service
    Electric                                                           9 222 261   8 981 182
    Gas                                                                  786 188     746 903
    Common                                                               186 364     186 078
--------------------------------------------------------------------------------------------
                                                                      10 194 813   9 914 163
  Accumulated depreciation                                             4 040 247   3 800 322
--------------------------------------------------------------------------------------------
                                                                       6 154 566   6 113 841
  Construction work in progress                                          189 883     183 262
--------------------------------------------------------------------------------------------
    Total utility plant                                                6 344 449   6 297 103

OTHER ASSETS
  Regulatory assets (Note 1(f))                                          970 767   1 076 851
  Investments in unconsolidated subsidiaries (Note 10)                   574 401     537 720
  Other                                                                  478 472     275 897
--------------------------------------------------------------------------------------------
                                                                       2 023 640   1 890 468

                                                                      $10 298 795 $8 858 153
--------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

(dollars in thousands)                        December 31                1998        1997
--------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                                    $  668 860  $  488 716
  Accrued taxes                                                          228 347     187 033
  Accrued interest                                                        51 679      46 622
  Notes payable and other short-term obligations (Note 5)                903 700   1 114 028
  Long-term debt due within one year (Note 4)                            136 000      85 000
  Energy risk management liabilities (Note 1(c))                       1 117 146           -
  Other                                                                   93 376      79 193
--------------------------------------------------------------------------------------------
                                                                       3 199 108   2 000 592
NON-CURRENT LIABILITIES
  Long-term debt (Note 4)                                              2 604 467   2 150 902
  Deferred income taxes (Note 11)                                      1 091 075   1 248 543
  Unamortized investment tax credits                                     156 757     166 262
  Accrued pension and other postretirement benefit costs (Note 9)        315 147     297 142
  Other                                                                  298 370     277 523
--------------------------------------------------------------------------------------------
                                                                       4 465 816   4 140 372

    Total liabilities                                                  7 664 924   6 140 964

CUMULATIVE PREFERRED STOCK OF SUBSIDIARIES (Note 3)
  Not subject to mandatory redemption                                     92 640     177 989

COMMON STOCK EQUITY (Note 2)
  Common stock - $.01 par value; authorized shares - 600,000,000;
    outstanding shares - 158,664,532 in 1998 and 157,744,658 in 1997       1 587       1 577
  Paid-in capital                                                      1 595 237   1 573 064
  Retained earnings                                                      945 214     967 420
  Accumulated other comprehensive loss                                      (807)     (2 861)
--------------------------------------------------------------------------------------------
    Total common stock equity                                          2 541 231   2 539 200
COMMITMENTS AND CONTINGENCIES (Note 12)
                                                                      $10 298 795 $8 858 153
--------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCK EQUITY



                                                                                 Accumulated
                                                                                    Other          Total
                                            Common       Paid-in     Retained   Comprehensive  Comprehensive  Total Common
(dollars in thousands)                       Stock       Capital     Earnings       Loss          Income      Stock Equity
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995               $   1 577   $ 1 597 050  $  951 290    $  (1 074)                   $ 2 548 843
Comprehensive income
  Net income                                                           334 797                  $   334 797        334 797
  Other comprehensive income, net of tax
    effect of $179
    Foreign currency translation
      adjustment                                                                                       (131)          (131)
    Minimum pension liability adjustment                                                               (179)          (179)
                                                                                               -------------
    Other comprehensive loss total                                                     (310)           (310)
                                                                                               -------------
Comprehensive income total                                                                      $   334 487
                                                                                               -------------
Issuance of 8,988 shares of common
  stock - net                                                  311                                                     311
Treasury shares purchased                         (4)      (14 887)                                                (14 891)
Treasury shares reissued                           4         8 599                                                   8 603
Dividends on common stock (see page C-20
  for per share amounts)                                              (274 358)                                   (274 358)
Costs of reacquisition of preferred
  stock of subsidiary                                                  (18 391)                                    (18 391)
Other                                                         (338)        188                                        (150)
                                          -----------  -----------  ----------  -------------                 -------------
BALANCE AT DECEMBER 31, 1996               $   1 577   $ 1 590 735  $  993 526    $  (1 384)                   $ 2 584 454
Comprehensive income
  Net income                                                           253 238                  $   253 238        253 238
  Other comprehensive income, net of tax
    effect of $1,595
    Foreign currency translation
      adjustment                                                                                       (394)          (394)
    Minimum pension liability adjustment                                                             (1 083)        (1 083)
                                                                                               -------------
    Other comprehensive loss total                                                   (1 477)         (1 477)
                                                                                               -------------
Comprehensive income total                                                                      $   251 761
                                                                                               -------------
Issuance of 65,529 shares of common
  stock - net                                                2 066                                                   2 066
Treasury shares purchased                        (11)      (46 199)                                                (46 210)
Treasury shares reissued                          11        26 729                                                  26 740
Dividends on common stock (see page C-20
  for per share amounts)                                              (283 866)                                   (283 866)
Other                                                         (267)      4 522                                       4 255
                                          -----------  -----------  ----------  -------------                 -------------
BALANCE AT DECEMBER 31, 1997               $   1 577   $ 1 573 064  $  967 420    $  (2 861)                   $ 2 539 200
COMPREHENSIVE INCOME
  NET INCOME                                                           260 968                  $   260 968        260 968
  OTHER COMPREHENSIVE INCOME, NET OF TAX
    EFFECT OF $(1,813)
    FOREIGN CURRENCY TRANSLATION
      ADJUSTMENT                                                                                      2 160          2 160
    MINIMUM PENSION LIABILITY ADJUSTMENT                                                               (106)          (106)
                                                                                               -------------
    OTHER COMPREHENSIVE INCOME TOTAL                                                  2 054           2 054
                                                                                               -------------
COMPREHENSIVE INCOME TOTAL                                                                      $   263 022
                                                                                               -------------
ISSUANCE OF 919,874 SHARES OF COMMON
  STOCK - NET                                     10        30 225                                                  30 235
TREASURY SHARES PURCHASED                         (3)      (15 426)                                                (15 429)
TREASURY SHARES REISSUED                           3         7 325                                                   7 328
DIVIDENDS ON COMMON STOCK (see page C-20
  for per share amounts)                                              (284 703)                                   (284 703)
OTHER                                                           49       1 529                                       1 578
                                          -----------  -----------  ----------  -------------                 -------------
BALANCE AT DECEMBER 31, 1998               $   1 587   $ 1 595 237  $  945 214    $    (807)                   $ 2 541 231
---------------------------------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


(in thousands)                                                   1998        1997        1996
------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
  Net income                                                   $ 260 968  $  253 238  $  334 797
  Items providing or (using) cash currently:
    Depreciation and amortization                                325 515     306 922     294 852
    Wabash Valley Power Association, Inc. settlement              80 000           -     (80 000)
    Deferred income taxes and investment tax credits - net      (107 835)     67 638      47 912
    Unrealized loss from energy risk management activities       135 000      15 000           -
    Equity in earnings of unconsolidated subsidiaries            (45 374)    (35 239)    (25 430)
    Extraordinary item - equity share of windfall profits tax          -     109 400           -
    Allowance for equity funds used during construction           (1 668)        (98)     (1 225)
    Regulatory assets - net                                       46 856      33 605     (17 135)
    Changes in current assets and current liabilities
      Restricted deposits                                         (1 268)       (598)       (358)
      Accounts and notes receivable                              (45 811)   (217 157)    132 749
      Materials, supplies, and fuel                              (33 484)     21 817      44 005
      Accounts payable                                            44 535     183 296      37 281
      Accrued taxes and interest                                  46 371     (21 414)     (1 289)
      Other current assets and liabilities                        (9 495)    (36 582)     52 749
    Other items - net                                             29 698      53 750      (8 161)
------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                  724 008     733 578     810 747

FINANCING ACTIVITIES
  Change in short-term debt                                     (245 413)    191 811     572 417
  Issuance of long-term debt                                     785 554     100 062     150 217
  Redemption of long-term debt                                  (384 520)   (336 312)   (237 183)
  Funds on deposit from issuance of long-term debt                     -           -         973
  Retirement of preferred stock of subsidiaries                  (85 299)    (16 269)   (212 487)
  Issuance of common stock                                         3 724       2 066         311
  Dividends on common stock                                     (283 884)   (283 866)   (274 358)
------------------------------------------------------------------------------------------------
      Net cash used in financing activities                     (209 838)   (342 508)       (110)

INVESTING ACTIVITIES
  Construction expenditures (less allowance for equity funds
    used during construction)                                   (368 609)   (328 055)   (323 013)
  Acquisition of businesses (net of cash acquired)               (63 412)          -           -
  Investments in unconsolidated subsidiaries                     (35 305)    (29 032)   (503 349)
------------------------------------------------------------------------------------------------
      Net cash used in investing activities                     (467 326)   (357 087)   (826 362)
Net increase (decrease) in cash and temporary cash
 investments                                                      46 844      33 983     (15 725)
Cash and temporary cash investments at beginning of period        53 310      19 327      35 052
------------------------------------------------------------------------------------------------
Cash and temporary cash investments at end of period           $ 100 154  $   53 310  $   19 327

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest (net of amount capitalized)                       $ 229 501  $  235 948  $  207 393
    Income taxes                                                 179 677     140 655     141 917
------------------------------------------------------------------------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

(a) NATURE OF OPERATIONS

Cinergy Corp., a Delaware corporation, ("Cinergy" or "Company"), is a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA"). Cinergy was created in the October 1994 merger of The Cincinnati Gas & Electric Company ("CG&E") and PSI Resources, Inc. ("Resources"). Cinergy's utility subsidiaries are CG&E and PSI Energy, Inc. ("PSI"). CG&E, an Ohio combination electric and gas public utility company, and its five wholly-owned utility subsidiaries (including The Union Light, Heat and Power Company, a Kentucky combination electric and gas utility ("ULH&P")), are primarily engaged in the production, transmission, distribution, and sale of electric energy and/or the sale and transportation of natural gas in the southwestern portion of Ohio and adjacent areas in Kentucky and Indiana. PSI, an Indiana public electric utility and previously Resources' utility subsidiary, is engaged in the production, transmission, distribution, and sale of electric energy in north central, central, and southern Indiana. The majority of Cinergy's operating revenues is derived from the sale of electricity and the sale and transportation of natural gas.

   Cinergy's non-utility subsidiaries are Cinergy Investments, Inc. ("Investments"), Cinergy Services, Inc. ("Services"), and Cinergy Global Resources, Inc. ("Global Resources"). Investments, a Delaware corporation, is a non-utility subholding company that holds virtually all of Cinergy's domestic non-utility businesses and interests. Services, a Delaware corporation, is the service company for the Cinergy system, providing member companies with a variety of administrative, management, and support services. Global Resources, a Delaware corporation, was formed in May 1998, and holds Cinergy's international businesses and certain other interests.


   Cinergy conducts its operations through various subsidiaries and affiliates. The Company is functionally organized into four business units through which many of its activities are conducted: Energy Commodities Business Unit ("ECBU"), Energy Delivery Business Unit ("EDBU"), Energy Services Business Unit ("ESBU"), and the International Business Unit ("IBU"). The traditional, vertically-integrated utility functions have been realigned into the ECBU, EDBU, and ESBU. Each of these business units is described in detail along with certain financial information by business unit as of December 31, 1998, in Note 15. As the industry continues its evolution, Cinergy will continually analyze its operating structure and make adjustments as appropriate. In early 1999, certain organizational changes were begun to further align the business units to reflect Cinergy's strategic vision.


(b) PRESENTATION

The accompanying Consolidated Financial Statements include the accounts of Cinergy and its wholly-owned subsidiaries. Investments in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies (generally, 20% to 50% ownership) are accounted for using the equity method. All significant intercompany transactions and balances have been eliminated.
   The preparation of financial statements in conformity with generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
   The Consolidated Statements of Income have been reclassified in order to present the operations of all consolidated, non-regulated entities as a component of operating income. Prior to this reclassification, the operations of such entities were reflected in "Other Income and Expenses - Net." Similarly, "Income Taxes" now includes the income taxes associated with the non-regulated entities. These changes had no effect on net income. Additionally, the Consolidated Balance Sheets have been reformatted. Prior years' data has been reclassified to conform to the current year's presentation.

(c) ENERGY MARKETING AND TRADING

Cinergy's energy marketing and trading operations, conducted primarily through its ECBU, markets and trades electricity, natural gas, and other energy-related products. The power marketing and trading operation has both physical and trading activities. Generation not required to meet native load requirements is available to be sold to third parties, either under long-term contracts, such as full requirements transactions or firm forward sales contracts, or in short-term and spot market transactions. When transactions are entered into, each transaction is designated as either a physical or trading transaction. In order for a transaction to be designated as physical, there must be intent and ability to physically deliver the power from company-owned generation. Physical transactions are accounted for on a settlement basis. All other transactions are considered trading transactions and are accounted for using the mark-to-market method of accounting. Under the mark-to-market method of accounting, these trading transactions are reflected at fair value as "Energy risk management assets" and "Energy risk management liabilities". Changes in fair value, resulting in unrealized gains and losses, are reflected in "Fuel and purchased and exchanged power". Revenues and costs for all transactions are recorded gross in the Consolidated Statements of Income as contracts are settled. Revenues are recognized in "Operating
Revenues - Electric" and costs are recorded in "Fuel and purchased and exchanged power".
   Although physical transactions are entered with the intent and ability to settle the contract with company-owned generation, it is likely, that from time to time, due to numerous factors such as generating station outages, native load requirements, and weather, power used to settle the physical transactions will be required to be purchased on the open market. Depending on the factors giving rise to these open market purchases, the cost of such purchases could be in excess of the associated revenues. Losses such as this will be recognized as the power is delivered. In addition, physical contracts are subject to permanent impairment tests. At December 31, 1998, management has concluded that no physical contracts are impaired.
   At December 31, 1998, the trading portfolio consisted of "Energy risk management assets" of $969 million and "Energy risk management liabilities" of $1,117 million. Prior to December 31, 1998, the transactions now included in the trading portfolio were accounted for and valued at the aggregate lower of cost or market. Under this method, only the net value of the entire portfolio was recorded as a liability in the Consolidated Balance Sheets. The net liability was not significant at December 31, 1997.
   Contracts in the trading portfolio are valued at end-of-period market prices, utilizing factors such as closing exchange prices, broker and over-the-counter quotations, and model pricing. Model pricing considers time value and volatility factors underlying any options and contractual commitments. Management expects that some of these obligations, even though considered as trading contracts, will ultimately be settled from time to time by using company-owned generation. The cost of this generation is typically below the market prices at which the trading portfolio has been valued.
   Because of the volatility currently experienced in the power markets, and the factors discussed above pertaining to both the physical and trading activities, volatility in future earnings (losses) from period to period in the ECBU is likely.
   As a result of the acquisitions of Producers Energy Marketing, LLC ("ProEnergy") in 1998 and Greenwich Energy Partners in 1997, the ECBU also physically markets natural gas and trades natural gas and other energy-related products. All of these operations are accounted for on the mark-to-market method of accounting. Revenues and costs from physical marketing are recorded gross in the Consolidated Statements of Income as contracts are settled due to the exchanging of title to the natural gas throughout the earnings process. Realized revenues for 1998 were approximately $650 million. There were no such revenues prior to 1998. All non-physical transactions are recorded net in the Consolidated Statements of Income. Energy risk management assets and liabilities and gross margins from trading activities were not significant at December 31, 1998 and 1997 or for each of the three years ended December 31, 1998.

(d) FINANCIAL DERIVATIVES

Cinergy and its subsidiaries use derivative financial instruments to hedge exposures to foreign currency exchange rates, lower funding costs, and manage exposures to fluctuations in interest rates. Instruments used as hedges must be designated as a hedge at the inception of the contract and must be effective at reducing the risk associated with the exposure being hedged. Accordingly, changes in market values of designated hedge instruments must be highly correlated with changes in market values of the underlying hedged items at inception of the hedge and over the life of the hedge contract.
   Cinergy and its subsidiaries utilize foreign exchange forward contracts and currency swaps to hedge certain of their net investments in foreign operations. Accordingly, any translation gains or losses related to the foreign exchange forward contracts or the principal exchange on the currency swaps are recorded in "Accumulated other comprehensive loss", which is a separate component of Common Stock Equity. Aggregate translation losses related to these instruments are reflected in Current Liabilities in the Consolidated Balance Sheets.
   Interest rate swaps are accounted for under the accrual method. Accordingly, gains and losses based on any interest differential between fixed-rate and floating-rate interest amounts, calculated on agreed upon notional principal amounts, are recognized in the Consolidated Statements of Income as a component of "Interest" as realized over the life of the agreement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(e) FEDERAL AND STATE INCOME TAXES

Under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("Statement 109"), deferred tax assets and liabilities are recognized for the income tax consequences of transactions treated differently for financial reporting and tax return purposes, measured on the basis of statutory tax rates. Investment tax credits utilized to reduce federal income taxes payable have been deferred for financial reporting purposes and are being amortized over the useful lives of the property which gave rise to such credits.
(f) REGULATION

Cinergy, its utility subsidiaries, and certain of its non-utility subsidiaries are subject to regulation by the Securities and Exchange Commission ("SEC") under the PUHCA. Cinergy's utility subsidiaries are also subject to regulation by the Federal Energy Regulatory Commission ("FERC") and the state utility commissions of Indiana, Kentucky, and Ohio.
   The accounting policies of Cinergy's utility subsidiaries conform to the accounting requirements and ratemaking practices of these regulatory authorities and to GAAP, including the provisions of Statement of Financial Accounting Standards No. 71, Accounting for the Effects of Certain Types of Regulation ("Statement 71").
   Under the provisions of Statement 71, regulatory assets represent probable future revenue associated with deferred costs to be recovered from customers through the ratemaking process. Certain criteria must be met for regulatory assets to be recorded and for the continued application of the provisions of Statement 71, including regulated rates designed to recover the specific utility's costs. Failure to satisfy the criteria in Statement 71 would eliminate the basis for recognition of regulatory assets.

   Based on Cinergy's current regulatory orders and the regulatory environment in which it currently operates, the recognition of its regulatory assets as of December 31, 1998, is fully supported. However, in light of recent trends in customer-choice legislation, the potential for future losses resulting from discontinuance of Statement 71 does exist. The regulatory assets of CG&E and its utility subsidiaries and PSI as of December 31 are as follows:


                                                                                 1998                      1997
-------------------------------------------------------------------------------------------------------------------------

(in millions)                                                           CG&E(1)   PSI   CINERGY   CG&E(1)   PSI   Cinergy
-------------------------------------------------------------------------------------------------------------------------
Amounts due from customers - income taxes(2)                             $331     $ 26   $357      $350     $ 24  $  374
Post-in-service carrying costs and deferred operating expenses            128       43    171       135       44     179
Coal contract buyout costs                                                  -       99     99         -      122     122
Deferred demand-side management ("DSM") costs                              40       43     83        39       71     110
Phase-in deferred return and depreciation(3)                               75        -     75        90        -      90
Deferred merger costs                                                      16       69     85        16       74      90
Unamortized costs of reacquiring debt                                      34       29     63        36       30      66
Coal gasification services expenses                                         -       19     19         -       22      22
Other                                                                       3       16     19         2       22      24
-------------------------------------------------------------------------------------------------------------------------
  Total                                                                  $627     $344   $971      $668     $409  $1 077

(1) Includes $11 million related to ULH&P (for DSM, unamortized costs of reacquiring debt and other regulatory assets) at both December 31, 1998, and 1997.

(2) Income tax provisions reflected in customer rates are regulated by the various regulatory commissions overseeing the regulated business operations of CG&E and its utility subsidiaries and PSI. In accordance with the provisions of Statement 71, Cinergy, CG&E, and PSI have recorded a net regulatory asset representing the probable recovery from customers of additional income taxes established under Statement 109. ULH&P has recorded a regulatory liability representing the probable repayment to customers of income taxes established under Statement 109 to the extent deferred income taxes recovered in rates exceed amounts payable in future periods.

(3) Pursuant to an order from the Public Utilities Commission of Ohio, CG&E is recovering this asset over a seven-year period which began in May 1995.

   CG&E has previously received regulatory orders authorizing the recovery of $553 million of its total regulatory assets at December 31, 1998. PSI has previously received regulatory orders authorizing the recovery of $334 million of its total regulatory assets at December 31, 1998. The recovery of these assets is being reflected in rates charged to customers over a period ranging from 1 to 33 years. Both CG&E and PSI will request recovery of additional amounts in future proceedings. These proceedings, if any, may be related to the transition to customer choice in each applicable jurisdiction.

(g) UTILITY PLANT

Utility plant is stated at the original cost of construction, which includes an allowance for funds used during construction ("AFUDC") and a proportionate share of overhead costs. Construction overhead costs include salaries, payroll taxes, fringe benefits, and other expenses.
   Substantially all utility plant is subject to the lien of each applicable company's first mortgage bond indenture.

(h) AFUDC

In accordance with the uniform systems of accounts prescribed by regulatory authorities, Cinergy's utility subsidiaries capitalize AFUDC, a non-cash income item, which is defined by the FERC as including "the net cost for the period of construction of borrowed funds used for construction purposes and a reasonable rate on other funds when so used." The borrowed funds component of AFUDC, which is recorded on a pre-tax basis was $7.5 million, $5.4 million, and $6.2 million for 1998, 1997, and 1996, respectively. AFUDC accrual rates are compounded semi-annually and averaged 6.6% in 1998, 6.3% in 1997, and 7.1% in 1996.

(i) DEPRECIATION AND MAINTENANCE

Provisions for depreciation are determined by using the straight-line method applied to the cost of depreciable plant in service. The rates are based on periodic studies of the estimated service lives and net cost of removal of the properties. The average depreciation rates for utility plant are:

                                             1998        1997         1996
-------------------------------------------------------------------------
CG&E and its utility subsidiaries
  Electric                                 2.9%        2.9%         2.9%
  Gas                                      2.9         2.9          2.8
  Common                                   2.6         3.0          3.0
PSI                                        3.0         3.0          3.0

   For Cinergy's utility subsidiaries, maintenance and repairs of property units and replacements of minor items of property are charged to maintenance expense. The costs of replacements of property units are capitalized. The original cost of the property retired and the related costs of removal, less salvage recovered, are charged to accumulated depreciation.

(j) OPERATING REVENUES
   AND FUEL COSTS

Cinergy's utility subsidiaries record revenues for electric and gas service provided during the month, including sales unbilled at the end of each month. The costs of electricity and gas purchased and fuel used in electric production are expensed as recovered through revenues and any portion of these costs recoverable or refundable in future periods is deferred in either "Accounts receivable" or "Accounts payable" in the accompanying Balance Sheets. Indiana law subjects the recovery of fuel costs to a determination that such recovery will not result in earning a return in excess of that allowed by the Indiana Utility Regulatory Commission ("IURC") in its last general rate order.

(k) STATEMENTS OF CASH FLOWS


All temporary cash investments with maturities of three months or less, when acquired, are reported as cash equivalents. See Note 8(a)(i) for information concerning non-cash investing transactions and Note 18 for information concerning a non-cash financing transaction.


(l) TRANSLATION OF FOREIGN CURRENCY

All assets and liabilities reported in the balance sheets of foreign subsidiaries whose functional currency is other than the United States ("US") dollar are translated at year-end exchange rates; income and expense items are translated at the average exchange rate prevailing during the month the respective transactions occur. Translation gains and losses are recorded in "Accumulated other comprehensive loss", which is a separate component of common stock equity.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(m) ACCOUNTING CHANGES

Effective with the first quarter of 1998, Cinergy and its subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("Statement 130"). Statement 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income per Statement 130 is defined as "the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources."

   In December 1998, the Company implemented the provisions of the Emerging Issues Task Force Issue No. 98-10, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities." For a detailed discussion of the Company's energy trading and risk management activities, refer to Note 1(c).


2. COMMON STOCK

(a) CHANGES IN COMMON STOCK OUTSTANDING

The following table reflects the shares of Cinergy common stock reserved for issuance at December 31, 1998, and shares issued in 1998, 1997, and 1996 for the Company's stock-based plans.

                                                                           SHARES
                                                                         RESERVED AT             Shares Issued
                                                                        DEC. 31, 1998    1998        1997         1996
-----------------------------------------------------------------------------------------------------------------------
1996 Long-term Incentive Compensation Plan ("LTIP")                       6 956 386           -     43 614            -
Stock Option Plan                                                         4 366 186     192 591     22 219       15 007
Performance Shares Plan ("PSP")                                             771 301           -          -          492
Employee Stock Purchase and Savings Plan                                  1 931 378       1 006          -            -
401(k) Savings Plans                                                      6 469 373           -          -            -
Dividend Reinvestment and Stock Purchase Plan                             1 798 486           -          -            -
Directors' Deferred Compensation Plan                                       200 000           -          -            -

   Cinergy retired 44,981; 304; and 6,511 shares of common stock in 1998, 1997, and 1996, respectively, primarily representing shares tendered as payment for the exercise of previously granted stock options.
   In June 1998, Cinergy issued 771,258 shares of new common stock to acquire ProEnergy.

(b) DIVIDEND RESTRICTIONS

Cinergy owns all of the common stock of CG&E and PSI. The ability of Cinergy to pay dividends to holders of its common stock is principally dependent on the ability of CG&E and PSI to pay common dividends to Cinergy. CG&E and PSI cannot purchase or otherwise acquire for value or pay dividends on their common stock if dividends are in arrears on their preferred stock. The amount of common stock dividends that each company can pay also may be limited by certain capitalization and earnings requirements. Currently, these requirements do not impact the ability of either company to pay dividends on common stock.

(c) STOCK-BASED COMPENSATION PLANS

Cinergy has four stock-based compensation plans: the LTIP, the Stock Option Plan, the PSP, and the Employee Stock Purchase and Savings Plan. Cinergy ceased accrual of incentive compensation under the PSP as of December 31, 1996, and on January 1, 1997, implemented the LTIP.
   Cinergy accounts for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, under which stock option-type awards are recorded at intrinsic value. For 1998, 1997, and 1996, compensation cost related to Cinergy's stock-based compensation plans, before income taxes, recognized in the Consolidated Statements of Income was $1 million, $6 million, and $2 million, respectively.

   Net income and earnings per share ("EPS") for 1998, 1997, and 1996, assuming compensation cost for these plans had been determined at fair value, consistent with the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"), would have been as follows:

(in millions,
except per share amounts)     1998       1997       1996
-----------------------------------------------------------
Net income   - as reported  $     261  $     253  $     335
             - pro forma    $     258  $     251  $     334
EPS          - as reported  $    1.65  $    1.61  $    2.00
             - pro forma    $    1.63  $    1.59  $    1.99
Diluted EPS  - as reported  $    1.65  $    1.59  $    1.99
             - pro forma    $    1.62  $    1.58  $    1.99

   In accordance with the provisions of Statement 123, in estimating the pro forma amounts, the fair value method of accounting was not applied to options granted prior to January 1, 1995. As a result, the pro forma effect on net income and EPS may not be representative of future years. In addition, the pro forma amounts reflect certain assumptions used in estimating fair values. These fair value assumptions are described under each applicable plan discussion below.

(i) LTIP
In 1996, Cinergy adopted the LTIP. Under this plan, certain key employees may be granted stock options and restricted shares of Cinergy common stock. Stock options are granted at the fair market value of the shares on the date of grant. These options vest in three years and expire in 10 years from the date of grant with the exception of participants that retire. Their shares become vested upon retirement. Participants' shares that are not vested become forfeited when the participant leaves Cinergy. Restricted shares are granted at the fair market value of the shares on the date of grant, discounted to reflect the inability to sell the shares during the three-year restriction period. In addition to the stock options and restricted shares, participants may earn additional shares if Cinergy's Total Shareholder Return ("TSR") exceeds that of the average annual median TSR of a selected peer group. Conversely, if Cinergy's TSR falls below that of the peer group, participants would lose some or all of the restricted shares. Dividends on any restricted stock awards and additional performance shares will be paid in shares of common stock during the payout period in the years 2000 to 2002. No stock-based awards were made under the LTIP prior to 1997. In 1998 and 1997, 41,129 and 425,938 performance-based restricted shares at a weighted average price of $34.69 and $29.95, respectively, were granted to certain key employees. As of December 31, 1998, Cinergy held a total of 442,941 performance-based restricted shares. The number of shares of common stock to be awarded under the LTIP is limited in the aggregate to 7,000,000 shares.
   LTIP stock option activity for 1998 and 1997 is summarized as follows:

                                           1998                1997
                                     -----------------   -----------------
                                              WEIGHTED            Weighted
                                              AVERAGE             Average
                                              EXERCISE            Exercise
                                     NUMBER    PRICE     Number    Price
--------------------------------------------------------------------------
Outstanding, beginning of year       369 600   $33.60          -        -
  Granted                            471 400    38.19    369 600   $33.60
  Forfeited                          (68 000)   36.06          -        -
--------------------------------------------             -------
Outstanding, end of year             773 000   $36.19    369 600   $33.60
--------------------------------------------             -------
Exercisable, end of year              11 600   $36.05          -        -
Weighted average fair value of
  options granted during the year          $4.68               $3.54

   The fair values of options granted were estimated as of the date of grant using a Black-Scholes option-pricing model. The weighted averages for the assumptions used in determining the fair values of options granted were as follows:

                                                  1998           1997
---------------------------------------------------------------------
Risk-free interest rate                        5.6%           6.2%
Expected dividend yield                        4.8%           5.4%
Expected lives                                 5.6 YRS        5.4yrs.
Expected common stock variance                 1.8%           1.7%


   The price range for the options outstanding under the LTIP at December 31, 1998, was $33.50 - $38.59 and the weighted average contractual life was 8.7 years.


(ii) STOCK OPTION PLAN

The Cinergy Stock Option Plan is designed to align executive compensation with shareholder interests. Under the Stock Option Plan, incentive and non-qualified stock options, stock appreciation rights ("SARs"), and SARs in tandem with stock options may be granted to key employees, officers, and outside directors. The activity under this plan has predominantly consisted of the issuance of stock options. Options are granted at the fair market value of the shares on the date of grant. Options generally vest over five years at a rate of 20% per year and expire 10 years from the date of grant. The total number of shares of common stock available under the Stock Option Plan may not exceed 5,000,000 shares. No stock options may be granted under the plan after October 24, 2004.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Stock Option Plan activity for 1998, 1997, and 1996 is summarized as follows:

                                                                1998                  1997                  1996
                                                         ---------------------------------------------------------------
                                                                    WEIGHTED              Weighted              Weighted
                                                                    AVERAGE               Average               Average
                                                                    EXERCISE              Exercise              Exercise
                                                          NUMBER     PRICE      Number     Price      Number     Price
------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                           2 954 475   $23.79    3 334 637   $23.57    3 653 085   $22.47
  Granted                                                  480 000    36.88            -        -      220 000    29.75
  Exercised                                               (430 961)   21.62     (380 162)   21.71     (513 448)   18.16
  Forfeited                                               (100 000)   26.92            -        -      (25 000)       -
------------------------------------------------------------------             ---------             ---------
Outstanding, end of year                                 2 903 514   $26.17    2 954 475   $23.79    3 334 637   $23.57
------------------------------------------------------------------             ---------             ---------
Exercisable, end of year                                 1 535 514   $23.61    1 389 975   $22.58    1 131 637   $21.34
Weighted average fair value of options
  granted during the year                                       $4.53                 $  -                  $3.07

   The fair values of options granted were estimated as of the date of grant using a Black-Scholes option-pricing model. The weighted averages for the assumptions used in determining the fair values of options granted in 1998 and 1996 (no options were granted during 1997), were as follows:

                                                  1998           1996
---------------------------------------------------------------------
Risk-free interest rate                        5.6%           6.3%
Expected dividend yield                        4.8%           5.8%
Expected lives                                 6.5 YRS        6.5yrs.
Expected common stock variance                 2.0%           1.8%

   Price ranges, along with certain other information, for options outstanding under the Stock Option Plan at December 31, 1998, are as follows:

                                      OUTSTANDING                 EXERCISABLE
                           ---------------------------------  -------------------
                                      WEIGHTED    WEIGHTED               WEIGHTED
                                      AVERAGE      AVERAGE               AVERAGE
EXERCISE                              EXERCISE   CONTRACTUAL             EXERCISE
PRICE RANGE                 NUMBER     PRICE        LIFE       NUMBER     PRICE
------------------------------------------------------------  -------------------
$13.15 - $17.35..........     99 638   $15.35     1.1 YRS.       99 638   $15.35
$22.88 - $25.19..........  2 034 213   $23.61     6.0 YRS.    1 286 213   $23.73
$28.44 - $36.88..........    769 663   $29.15     7.1 YRS.      149 663   $34.00

(iii) PSP

Cinergy's PSP is a long-term incentive plan developed to reward officers and other key employees for achieving corporate and individual goals. Under the PSP, participants are granted contingent shares of common stock. A percentage of these contingent shares is earned with respect to each participant based on the level of goal attainment at the completion of a performance cycle. Performance cycles consist of overlapping four-year periods, beginning every two years. Awards earned under the PSP are paid in two installments: one-half of the award is paid in the year immediately following the end of the performance cycle and one-half of the award is paid in the subsequent year. The most recently commenced four-year performance cycle under the PSP began January 1, 1996, and was scheduled to end December 31, 1999. As previously discussed, Cinergy implemented the LTIP effective January 1, 1997, and ceased accrual of incentive compensation under the PSP as of December 31, 1996. The total number of shares of common stock available under this plan may not exceed 800,000 shares. Final payouts for performance cycle four that began January 1, 1992, were made in 1997. Final payouts for cycles five and six, which began in January 1994 and January 1996, respectively, will be made in 1999.
   The following table provides certain information regarding contingent shares granted under the PSP for the performance cycle which began January 1, 1996:

                                                    1996
-----------------------------------------------------------
Number of contingent shares granted                 166 280
Fair value at date of grant (dollars in
  thousands)                                         $3 508
Weighted average per share amounts                   $24.47

   The fair values of contingent shares and the weighted average per share amounts are measured at the market price of a share of common stock as if it were vested and issued on the date of grant, adjusted for expected forfeitures and the estimated present value of dividends foregone during the related performance cycle.

(iv) EMPLOYEE STOCK PURCHASE AND SAVINGS PLAN

Cinergy's Employee Stock Purchase and Savings Plan allows essentially all full-time, regular employees to purchase shares of common stock pursuant to a stock option feature. Under the Employee Stock Purchase and Savings Plan, after-tax funds are withheld from a participant's compensation during a 26-month offering period and are deposited in an interest-bearing account. At the end of the offering period, participants may apply amounts deposited in the account, plus interest, toward the purchase of shares of common stock at a purchase price equal to the fair market value of a share of common stock on the first date of the offering period, less 5%. Any funds not applied toward the purchase of shares are returned to the participant. A participant may elect to terminate participation in the plan at any time. Participation also will terminate if the participant's employment with Cinergy ceases. Upon termination of participation, all funds, including interest, are returned to the participant without penalty. The current offering period began January 1, 1997, and ended February 28, 1999. The purchase price for all shares under this offering is $31.83. The previous offering period ended December 31, 1996, with a purchase price of $21.73. The total number of shares of common stock available under the Employee Stock Purchase and Savings Plan may not exceed 2,000,000.
   Employee Stock Purchase and Savings Plan activity for 1998, 1997, and 1996 is summarized as follows:


                                                                1998                     1997                     1996
                                                       -------------------------------------------------------------------------
                                                                    WEIGHTED                 Weighted                 Weighted
                                                                     AVERAGE                  Average                  Average
                                                                    EXERCISE                 Exercise                 Exercise
                                                         NUMBER       PRICE       Number       Price       Number       Price
--------------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year                            326 367   $   31.83            -   $       -      490 787   $   21.73
  Granted                                                       -       31.83      338 947       31.83            -           -
  Exercised                                                (3 342)      31.83          (95)      31.83     (414 284)      21.73
  Forfeited                                               (25 651)      31.83      (12 485)      31.83      (76 503)      21.73
-----------------------------------------------------------------               ----------               ----------
Outstanding, end of year                                  297 374   $   31.83      326 367   $   31.83            -   $       -
-----------------------------------------------------------------               ----------               ----------
Weighted average fair value of options granted during
  the year                                                      $  -                     $3.08                    $  -


   The fair values of options granted were estimated as of the date of grant using a Black-Scholes option-pricing model. The weighted averages for the assumptions used in determining the fair values of options granted were as follows:

                                                                1997
-------------------------------------------------------------------------
Risk-free interest rate                                           5.9%
Expected dividend yield                                           5.4%
Expected lives                                                    2.0yrs.
Expected common stock variance                                    1.6%

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. PREFERRED STOCK OF SUBSIDIARIES

(a) SCHEDULE OF CUMULATIVE PREFERRED STOCK

(dollars in thousands)                                               December 31                          1998      1997
--------------------------------------------------------------------------------------------------------------------------
            Not subject to mandatory   Par value $100 per share - authorized 6,000,000
CG&E        redemption                 shares - outstanding
                                        4%     Series    169,834  shares in 1998 and 1997                $16 983  $ 16 983
                                                                  shares in 1998 and 38,096 shares in
                                       4 3/4%  Series     37,335  1997                                     3 734     3 810
                                       -----------------------------------------------------------------------------------
                                                                        Total                             20 717    20 793

            Not subject to mandatory   Par value $25 per share - authorized 5,000,000
PSI         redemption                 shares - outstanding
                                        4.32%  Series    169,161  shares in 1998 and 1997                  4 229     4 229
                                        4.16%  Series    148,763  shares in 1998 and 1997                  3 719     3 719
                                        7.44%  Series  3,408,712  shares in 1997                               -    85 218
                                       Par value $100 per share - authorized 5,000,000
                                       shares - outstanding
                                                                  shares in 1998 and 40,302 shares in
                                       3 1/2%  Series     39,748  1997                                     3 975     4 030
                                       6 7/8%  Series    600,000  shares in 1998 and 1997                 60 000    60 000
                                       -----------------------------------------------------------------------------------
                                                                        Total                             71 923   157 196
TOTAL - CINERGY
            Total not subject to mandatory
            redemption                                                                                   $92 640  $177 989

(b) CHANGES IN CUMULATIVE PREFERRED STOCK OUTSTANDING


                                                                                  Shares
(dollars in thousands)                                                           Retired    Par Value
-----------------------------------------------------------------------------------------------------
           NOT SUBJECT TO MANDATORY
1998       REDEMPTION                          PAR VALUE  $100 PER SHARE
                                               CG&E       4 3/4%     SERIES            761  $      76
                                               PSI        3 1/2%     SERIES            554         55
                                               PAR VALUE  $25 PER SHARE
                                               PSI        7.44%      SERIES      3 408 712     85 218

           Not Subject to Mandatory
1997       Redemption                          Par value  $100 per share
                                               CG&E       4%         Series              1  $       1
                                                          4 3/4%     Series          3 525        352
                                               PSI        7.15%      Series        158 640     15 864
                                                          3 1/2%     Series            265         26
                                               Par value  $25 per share
                                               PSI        4.32%      Series              1          -

           Not Subject to Mandatory
1996       Redemption                          Par value  $100 per share
                                               CG&E       4%         Series        100 165  $  10 016
                                                          4 3/4%     Series         88 379      8 838
                                               PSI        3 1/2%     Series            276         29
                                               Par value  $25 per share
                                               PSI        7.44%      Series        591 288     14 782
           Subject to Mandatory Redemption     Par value  $100 per share
                                               CG&E       7 7/8%     Series        800 000  $  80 000
                                                          7 3/8%     Series        800 000     80 000

   During the third quarter of 1996, Cinergy commenced an offer to purchase any and all outstanding shares of preferred stock of CG&E. Cinergy purchased 1,788,544 shares of preferred stock, made a capital contribution to CG&E of all the shares, and CG&E subsequently canceled the shares. The cost of reacquiring the preferred stock, totaling $18 million, represents the difference between the par value of the preferred stock purchased and the price paid (including fees paid to tender agents) and is reflected as a charge to "Retained Earnings" in the Consolidated Statements of Changes in Common Stock Equity and as a deduction from "Net Income" in the Consolidated Statements of Income for purposes of determining net income and EPS applicable to common stock.


4. LONG-TERM DEBT

(a) SCHEDULE OF LONG-TERM DEBT (EXCLUDING AMOUNTS REFLECTED IN CURRENT LIABILITIES)


(dollars in thousands)                                                                    December 31     1998        1997
-----------------------------------------------------------------------------------------------------------------------------
CINERGY
                      Other Long-term Debt      6.53%  Debentures due December 16, 2008                $  200 000  $        -
                                                                                                              (87)          -
                      Unamortized Discount
                                               ------------------------------------------------------------------------------
                                                       Total - Cinergy                                    199 913           -
GLOBAL RESOURCES
                      Other Long-term Debt      6.20%  Debentures due November 3, 2008                    150 000           -
                                               Other                                                        9 443           -
                                               ------------------------------------------------------------------------------
                                                       Total Other Long-term Debt                         159 443           -
                                                                                                             (326)          -
                      Unamortized Premium and
                        Discount - Net
                                               ------------------------------------------------------------------------------
                                                       Total - Global Resources                           159 117           -
CG&E AND SUBSIDIARIES
  CG&E
                      First Mortgage Bonds      5.80%  Series due February 15, 1999                             -     110 000
                                               7 3/8%  Series due May 1, 1999                                   -      50 000
                                               7 3/8%  Series due November 1, 2001                              -      60 000
                                               7 1/4%  Series due September 1, 2002                       100 000     100 000
                                                6.45%  Series due February 15, 2004                       110 000     110 000
                                               8 1/2%  Series due September 1, 2022                             -     100 000
                                                7.20%  Series due October 1, 2023                         300 000     300 000
                                                5.45%  Series due January 1, 2024 (Pollution Control)      46 700      46 700
                                               5 1/2%  Series due January 1, 2024 (Pollution Control)      48 000      48 000
                                               ------------------------------------------------------------------------------
                                                       Total First Mortgage Bonds                         604 700     924 700
                      Pollution Control Notes   6.50%  due November 15, 2022                               12 721      12 721
                      Other Long-term Debt             Variable rate Liquid Asset Notes with Coupon
                                                         Exchange ("LANCEs") due October 1, 2007
                                                         (REDEEMABLE AT THE OPTION OF CG&E)
                                                         (VARIABLE INTEREST RATE SETS AT 6.50%
                                                         COMMENCING
                                                         OCTOBER 1, 1999)
                                                         (HOLDERS OF NOT LESS THAN 66 2/3% IN AN
                                                         AGGREGATE
                                                         PRINCIPAL AMOUNT OF THE LANCES HAVE THE
                                                         ONE-TIME
                                                         RIGHT TO CONVERT FROM THE 6.50% FIXED RATE
                                                         TO A
                                                         LONDON INTERBANK OFFERED RATE
                                                         ("LIBOR")-BASED
                                                         FLOATING RATE AT ANY INTEREST RATE PAYMENT
                                                         DATE
                                                         BETWEEN OCTOBER 1, 1999 AND OCTOBER 1, 2002)     100 000     100 000
                                                6.40%  Debentures due April 1, 2008                       100 000           -
                                                6.90%  Debentures due June 1, 2025
                                                       (REDEEMABLE AT THE OPTION OF THE HOLDERS ON
                                                         JUNE 1, 2005)                                    150 000     150 000
                                                       Junior Subordinated Debentures due July 1,
                                                8.28%    2025                                             100 000     100 000
                                                6.35%  Debentures due June 15, 2038                       100 000           -
                                               ------------------------------------------------------------------------------
                                                       Total Other Long-term Debt                         550 000     350 000
                                                                                                           (3 396)     (8 860)
                      Unamortized Premium and
                        Discount - Net
                                               ------------------------------------------------------------------------------
                                                       Total - CG&E                                     1 164 025   1 278 561

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(a) SCHEDULE OF LONG-TERM DEBT (EXCLUDING AMOUNTS REFLECTED IN CURRENT LIABILITIES) - CONTINUED

(dollars in thousands)                                                                  December 31     1998         1997
-----------------------------------------------------------------------------------------------------------------------------
  ULH&P       First Mortgage Bonds        6 1/2%  Series due August 1, 1999                                    -       20 000
                                              8%  Series due October 1, 2003                                   -       10 000
                               ----------------------------------------------------------------------------------------------
                                                  Total First Mortgage Bonds                                   -       30 000
              Other Long-term Debt       6.11%    Debentures due December 8, 2003                         20 000            -
                                           6.50%  Debentures due April 30, 2008                           20 000            -
                                           7.65%  Debentures due July 15, 2025                            15 000       15 000
                               ----------------------------------------------------------------------------------------------
                                                  Total Other Long-term Debt                              55 000       15 000
              Unamortized Premium
                and Discount - Net                                                                          (447)        (329)
                               ----------------------------------------------------------------------------------------------
                                                  Total - ULH&P                                           54 553       44 671
  LAWRENCEBURG GAS
  COMPANY     First Mortgage Bonds        9 3/4%  Series due October 1, 2001                               1 200        1 200
                               ----------------------------------------------------------------------------------------------
                                                  Total - CG&E and Subsidiaries                        1 219 778    1 324 432

              First Mortgage
PSI             Bonds         Series S,      7%,  due January 1, 2002                                          -       26 429
                              Series Y,  7 5/8%,  due January 1, 2007                                          -       24 140
                              Series QQ, 8 1/4%,  due June 15, 2013 (Pollution Control)                        -       23 000
                              Series TT, 7 3/8%,  due March 15, 2012 (Pollution Control)                  10 000       10 000
                              Series UU, 7 1/2%,  due March 15, 2015 (Pollution Control)                  14 250       14 250
                              Series YY,  5.60%,  due February 15, 2023 (Pollution Control)               29 945       29 945
                              Series ZZ, 5 3/4%,  due February 15, 2028 (Pollution Control)               50 000       50 000
                              Series AAA,7 1/8%,  due February 1, 2024                                    50 000       50 000
                              -----------------------------------------------------------------------------------------------
                              Total First Mortgage Bonds                                                 154 195      227 764
              Secured
                Medium-term
                Notes          Series A,   7.15%  to 8.88%, due January 6, 1999 to June 1, 2022          284 000      290 000
                                                  to 8.26%, due September 19, 2000 to August 22,
                               Series B,   5.22%  2022                                                   195 000      195 000
                                                  (SERIES A AND B, 7.83% WEIGHTED AVERAGE INTEREST
                                                  RATE
                                                  AND 14 YEAR WEIGHTED AVERAGE REMAINING LIFE)
                              -----------------------------------------------------------------------------------------------
                              Total Secured Medium-term Notes                                            479 000      485 000
              Other Long-
                term Debt     Series 1994A Promissory Note, non-interest bearing, due January 3,          19 825       19 825
                              2001
                                                  Debentures due November 15, 2006 (REDEEMABLE IN
                                                  WHOLE OR IN PART AT THE OPTION OF THE HOLDERS ON
                                                  NOVEMBER 15, 2000)                                     100 000      100 000
                                           6.35%
                                                  Debentures due December 14, 2016 (REDEEMABLE IN
                                                  WHOLE OR IN PART AT THE OPTION OF THE HOLDERS ON
                                                  DECEMBER 14, 2001)                                      50 000            -
                                           6.00%
                                                  Synthetic Putable Yield Securities due August 1,
                                                  2026                                                    50 000            -
                                           6.50%
                                                  Junior Maturing Principal Securities due March
                                                  15, 2028                                               100 000            -
                                           7.25%
                                                  Rural Utilities Service ("RUS") Obligation
                                                  payable in annual installments                          85 620            -
                                           6.00%
                              -----------------------------------------------------------------------------------------------
                              Total Other Long-term Debt                                                 405 445      119 825
              Unamortized Premium
                and Discount - Net                                                                       (12 981)      (6 119)
                              -----------------------------------------------------------------------------------------------
                              Total - PSI                                                              1 025 659      826 470
                              -----------------------------------------------------------------------------------------------
                              Total - Cinergy and Subsidiaries                                       $ 2 604 467  $ 2 150 902
                              -----------------------------------------------------------------------------------------------
TOTAL - CINERGY CORP.
CONSOLIDATED
                              First Mortgage Bonds                                                   $   760 095  $ 1 183 664
                              Secured Medium-term Notes                                                  479 000      485 000
                              Pollution Control Notes                                                     12 721       12 721
                              Other Long-term Debt                                                     1 369 888      484 825
                              Unamortized Premium and Discount - Net                                     (17 237)     (15 308)
                              -----------------------------------------------------------------------------------------------
                              Total Long-term Debt                                                   $ 2 604 467  $ 2 150 902

(b) MANDATORY REDEMPTION AND OTHER REQUIREMENTS

Long-term debt maturities for the next five years (excluding callable and/or putable debt) are as follows:


(in           Mandatory
millions)    Redemptions
------------------------
1999                $137
2000                  32
2001                  40
2002                 124
2003                  77
             -----------
                    $410


   Maintenance and replacement fund provisions contained in PSI's first mortgage bond indenture require cash payments, bond retirements, or pledges of unfunded property additions each year based on an amount related to PSI's net revenues.

5. NOTES PAYABLE AND OTHER SHORT-TERM OBLIGATIONS

Notes payable and other short-term obligations and weighted average interest rates were as follows:


                                                               DECEMBER 31, 1998                        December 31, 1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                  Weighted                               Weighted
                                                   Established                     Average    Established                 Average
(in millions)                                         Lines       Outstanding       Rate         Lines     Outstanding     Rate
-----------------------------------------------------------------------------------------------------------------------------------
Cinergy
  Committed lines
    Acquisition line                                $     160      $     160           5.61%   $     350    $     350         6.25%
    Revolving line                                        600            245           5.68          400           89         6.27
  Commercial paper                                          -             50           5.78            -          161         6.19
  Uncommitted lines                                        45             50*          5.84            -            -            -
Utility subsidiaries
  Committed lines                                         300              -              -          270           30         6.09
  Uncommitted lines                                       410             95           5.90          360          206         6.19
  Pollution control notes                                 267            267           3.83          244          244         4.08
Non-utility subsidiary                                    138             37          13.11          115           34         7.20
                                                   -----------         -----                  -----------  -----------
Total                                               $   1 920      $     904           5.20%   $   1 739    $   1 114         5.78%


* Excess over Established Line represents amount sold by dealers to other investors.

   Cinergy and its utility subsidiaries have arranged committed lines ("unsecured lines of credit"), as well as uncommitted lines (short-term borrowings on an "as offered" basis) with various banks. The established committed lines include $106 million designated as backup for certain of the uncommitted lines at December 31, 1998. Further, the committed lines are maintained by commitment fees, which were immaterial during the 1996 through 1998 period.
   Cinergy's committed lines are comprised of an acquisition line and a revolving line. The established revolving line also provides credit support for Cinergy's commercial paper program, which is limited to a maximum outstanding principal amount of $400 million. The proceeds from the commercial paper sales were used for general corporate purposes. Proceeds from the sale of Cinergy's 6.53% debentures were used to reduce the acquisition line to the year-end level of $160 million.
   Global Resources established a $100 million revolving credit agreement in 1998, which is due to expire in March 1999.
   CG&E and PSI also have the capacity to issue commercial paper that must be supported by committed lines of the respective company. Neither CG&E nor PSI issued commercial paper in 1998 or 1997.
   Amounts outstanding under the committed lines for Cinergy, the utility subsidiaries, and the non-utility subsidiary would become immediately due upon an event of default, which includes non-payment, default under other agreements governing company indebtedness, bankruptcy, or insolvency. Certain of the uncommitted lines have similar default provisions.
   Both CG&E and PSI have issued variable rate pollution control notes. Holders of these pollution control notes have the right to put their notes on any business day. Accordingly, these issuances are reflected in the Consolidated Balance Sheets as "Notes payable and other short-term obligations."

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. SALE OF ACCOUNTS RECEIVABLE

In 1996, CG&E, PSI, and ULH&P entered into an agreement to sell, on a revolving basis, undivided percentage interests in certain of their accounts receivable up to an aggregate maximum of $350 million. As of December 31, 1998, $253 million, net of reserves, has been sold. The Consolidated Balance Sheets are net of the amounts sold at December 31, 1998 and 1997.

7. LEASES
(a) OPERATING LEASES


Cinergy and its subsidiaries have entered into operating lease agreements covering various facilities and properties, including computer, communications, and transportation equipment and office space. Total rental payments on operating leases were $42 million for 1998, $36 million for 1997, and $31 million for 1996.

   Future minimum lease payments required under operating leases with remaining, non-cancelable lease terms in excess of one year as of December 31, 1998, are as follows:


                                                  Minimum
(in millions)                                    Payments
----------------------------------------------------------
1999                                                  $ 38
2000                                                    31
2001                                                    22
2002                                                    14
2003                                                    10
After 2003                                              36
----------------------------------------------------------
Total                                                 $151


(b) CAPITAL LEASE

In 1996, CG&E entered into a sale-leaseback agreement for certain equipment at Woodsdale Generating Station. The lease is a capital lease with an initial lease term of five years. At the end of the initial lease term, the lease may be renewed at mutually agreed upon terms or the equipment may be repurchased by CG&E at the original sale amount. The monthly lease payment, comprised of interest only, is based on the applicable LIBOR and, therefore, the capital lease obligation will not be amortized over the initial lease term. The property under the capital lease is depreciated at the same rate as if the property were still owned by CG&E. CG&E recorded a capital lease obligation, included in Non-Current Liabilities, of $22 million, which represented the net book value of the equipment at the beginning of the lease.
8. FINANCIAL INSTRUMENTS

(a) FINANCIAL DERIVATIVES

Cinergy has entered into financial derivative contracts for the purposes described below.

(i) FOREIGN EXCHANGE HEDGING ACTIVITY


Cinergy has hedged its pound sterling denominated investment in Midlands through a currency swap. The currency swap requires Cinergy to exchange a series of pound sterling denominated cash flows for a series of dollar denominated cash flows based on Cinergy's initial exchange of $500 million for 330 million pounds sterling. Cinergy has also hedged certain of its net investments in the Czech Republic utilizing foreign exchange forward contracts. Translation gains and losses related to the forward foreign exchange contracts and the principal exchange on the currency swap have primarily been recorded in "Accumulated other comprehensive loss", which is reported as a separate component of common stock equity in the Consolidated Financial Statements. At December 31, 1998, aggregate translation losses of approximately $49 million, related to the foreign exchange forward contracts and the principal exchange of the currency swap, have been reflected in Current Liabilities in the Consolidated Balance Sheets. At December 31, 1998, the fair value of these contracts was approximately $(66) million.


(ii) INTEREST RATE RISK MANAGEMENT


Cinergy and its subsidiaries enter into interest rate swaps to lower funding costs and manage exposures to fluctuations in interest rates. Under these interest rate swaps, Cinergy and its subsidiaries agree with counterparties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated on an agreed notional principal amount. Cinergy has effectively fixed the interest rate applicable to the pound sterling denominated leg of its currency swap for its remaining term through an interest rate swap agreement. This contract requires Cinergy to pay a fixed rate and receive a floating rate. This contract has a total notional principal amount of 280 million pounds sterling. Translation gains and losses related to Cinergy's interest obligation, which is payable in pounds sterling, are recognized as a component of interest expense in the Consolidated Statements of Income. The fair value of this interest rate swap agreement at December 31, 1998, was approximately $(19) million.

   At December 31, 1998, CG&E had an interest rate swap agreement outstanding related to its sale of accounts receivable. The contract has a notional amount of $100 million and requires CG&E to pay a fixed rate and receive a floating rate. PSI had three interest rate swap agreements outstanding with notional amounts of $100 million each. One contract, with two years remaining of a four-year term, requires PSI to pay a floating rate and receive a fixed rate. The other two contracts, with six-month terms, require PSI to pay a fixed rate and receive a floating rate. The floating rate is based on applicable LIBOR. At December 31, 1998, the fair values of these interest rate swap agreements were not significant.

(b) FAIR VALUE OF OTHER
   FINANCIAL INSTRUMENTS

The estimated fair values of Cinergy's and its subsidiaries' other financial instruments were as follows (this information does not purport to be a valuation of the companies as a whole):


                                          DECEMBER 31, 1998  December 31, 1997
------------------------------------------------------------------------------
                                          CARRYING    FAIR   Carrying    Fair
(in millions)                              AMOUNT    VALUE    Amount    Value
------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS
First mortgage bonds and other long-term
  debt (includes amounts reflected as
  long-term debt due within one year)      $2 740    $2 934   $2 236    $2 337


   The following methods and assumptions were used to estimate the fair values of each major class of financial instruments:

   CASH AND TEMPORARY CASH INVESTMENTS, RESTRICTED DEPOSITS, AND NOTES PAYABLE AND OTHER SHORT-TERM OBLIGATIONS Due to the short period to maturity, the carrying amounts reflected on the Consolidated Balance Sheets approximate fair values.

   FIRST MORTGAGE BONDS AND OTHER LONG-TERM DEBT The fair values of long-term debt issues were estimated based on the latest quoted market prices or, if not listed on the New York Stock Exchange, on the present value of future cash flows. The discount rates used approximate the incremental borrowing costs for similar instruments.

(c) CONCENTRATIONS OF CREDIT RISK

Credit risk represents the risk of loss which would occur as a result of nonperformance by counterparties pursuant to the terms of their contractual obligations with the Company. Concentrations of credit risk relate to significant customers or counterparties, or groups of customers or counterparties, possessing similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.
   Concentration of credit risk with respect to the ESBU's trade accounts receivable from electric and gas retail customers is limited due to the large number of customers and diversified customer base of residential, commercial, and industrial customers. Contracts within the physical power portfolio of the ECBU's power marketing and trading operations are primarily with traditional electric cooperatives and municipalities and other investor-owned utilities.

   Contracts within the trading portfolio of the power marketing and trading operations are primarily with power marketers and other investor-owned utilities. As of December 31, 1998, approximately 73% of the activity within the trading portfolio represents commitments with 10 counterparties. The majority of these contracts are for terms of one year or less. As a result of the extreme volatility experienced in the Midwest power markets during 1998, several new entrants into the market began experiencing financial difficulties and failed to perform their contractual obligations. As a result, the bad debt provisions of approximately $13 million with respect to settled transactions were recorded during the year. Counterparty credit exposure within the power trading portfolio is routinely factored into the mark-to-market valuation. At December 31, 1998, credit exposure within the power trading portfolio is not believed to be significant. Prior to 1998, credit exposure due to nonperformance by counterparties was not significant. As the competitive electric power market continues to develop, counterparties will increasingly include new market entrants, such as other power marketers, brokers, and commodity traders. This increased level of new market entrants, as well as competitive pressures on existing market participants, could increase the ECBU's exposure to credit risk with respect to its power marketing and trading operation. As of December 31, 1998, approximately 37% of the activity within the ECBU's physical gas marketing and trading portfolio represents commitments with 10 counterparties. Credit risk losses related to the ECBU's gas and other commodity physical and trading operations have not been significant. Based on the types of counterparties and customers with which transactions are executed, credit exposure within the gas and other commodity trading portfolios is not believed to be significant.

   Potential exposure to credit risk also exists from Cinergy's use of financial derivatives such as currency swaps, foreign exchange forward contracts, and interest rate swaps. Because these financial instruments are transacted only with highly rated financial institutions, Cinergy does not anticipate nonperformance by any of the counterparties.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. PENSION AND OTHER
   POSTRETIREMENT BENEFITS

Cinergy's defined benefit pension plans cover substantially all US employees meeting certain minimum age and service requirements. Plan benefits are determined under a final average pay formula with consideration of years of participation, age at retirement, and the applicable average Social Security wage base or benefit amount.
   Effective January 1, 1998, Cinergy reconfigured its defined benefit pension plans. The reconfigured plans cover the same employees as the previous plans and established a uniform final average pay formula for all employees. The reconfiguration of the pension plans did not have a significant impact on the Company's financial condition or results of operations.
   Cinergy's pension plan funding policy for US employees is to contribute annually an amount which is not less than the minimum amount required by the Employee Retirement Income Security Act of 1974 and not more than the maximum amount deductible for income tax purposes. The pension plans' assets consist of investments in equity and fixed income securities.
   Cinergy provides certain health care and life insurance benefits to retired US employees and their eligible dependents, if the retiree has met minimum age and service requirements. The health care benefits include medical coverage, dental coverage, and prescription drugs and are subject to certain limitations, such as deductibles and co-payments. Prior to January 1, 1997, CG&E and PSI employees were covered under separate plans. Effective January 1, 1997, all Cinergy active US employees are eligible to receive essentially the same postretirement health care benefits. Certain classes of employees, based on age, as well as all retirees, have been grandfathered under benefit provisions in place prior to January 1, 1997. CG&E does not pre-fund its obligations for these postretirement benefits. PSI is pre-funding its obligations as authorized by the IURC.

   Cinergy's benefit plans' cost for 1998, 1997, and 1996 included the following components:

                                                                      Other
                                                Pension          Postretirement
                                               Benefits             Benefits
-------------------------------------------------------------  -------------------
(in millions)                             1998   1997   1996   1998   1997   1996
----------------------------------------------------------------------------------
Service cost                              $21.8  $19.8  $21.2  $ 4.1  $ 3.1  $ 5.8
Interest cost                              71.6   67.8   61.6   16.1   16.3   18.7
Expected return on plans' assets          (66.9) (62.8) (61.2)     -      -      -
Amortization of transition
  obligation/(asset)                       (1.3)  (1.3)  (1.3)   5.0    5.0    8.4
Amortization of prior service cost          4.4    4.4    4.5      -      -      -
Recognized actuarial loss                     -    (.3)   (.3)    .4     .3     .3
----------------------------------------------------------------------------------
Net periodic benefit cost                 $29.6  $27.6  $24.5  $25.6  $24.7  $33.2

   During 1996, CG&E and its subsidiaries (including ULH&P) recognized an additional $31 million of accrued pension cost in accordance with Statement of Financial Accounting Standards No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits ("Statement 88"). Additionally, during 1996, PSI recognized an additional $30 million of accrued pension cost in accordance with Statement 88. These amounts represent the costs associated with additional benefits extended in connection with voluntary workforce reduction programs.


                                                                   Other
                                               Pension        Postretirement
                                              Benefits           Benefits
-----------------------------------------------------------  -----------------
(in millions)                             1998   1997  1996  1998   1997  1996
------------------------------------------------------------------------------
Actuarial Assumptions:
  Discount rate                           6.75%  7.5%  8.0%  6.75%  7.5%  8.0%
  Rate of future compensation increase    3.75%  4.5%  5.0%   N/A   n/a   n/a
Rate of return on plans' assets           9.00%  9.0%  9.0%   N/A   n/a   n/a


   For measurement purposes, a 7% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5% for 2004 and remain at that level thereafter.

   The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended December 31, 1998, and a statement of the funded status as of December 31 of both years.


                                                                                                           Other Postretirement
                                                                                       Pension Benefits          Benefits
---------------------------------------------------------------------------------------------------------  --------------------
(in millions)                                                                          1998       1997       1998     1997
-------------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of period                                            $   960.3  $   877.4  $   221.9  $   211.0
Service cost                                                                              21.8       19.8        4.1        3.1
Interest cost                                                                             71.6       67.8       16.1       16.3
Amendments                                                                                 1.0          -          -          -
Actuarial gain                                                                            53.6       65.4       17.4        3.7
Benefits paid                                                                            (56.2)     (70.1)     (13.0)     (12.2)
-------------------------------------------------------------------------------------------------------------------------------
Benefit obligation at end of period                                                    1 052.1      960.3      246.5      221.9
-------------------------------------------------------------------------------------------------------------------------------
CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning of period                                         888.1      764.1          -          -
Actual return on plan assets                                                               9.9      186.6          -          -
Employer contribution                                                                     23.5        7.5       13.0       12.2
Benefits paid                                                                            (56.2)     (70.1)     (13.0)     (12.2)
-------------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of period                                               865.3      888.1          -          -
-------------------------------------------------------------------------------------------------------------------------------
FUNDED STATUS                                                                           (186.8)     (72.2)    (246.5)    (221.9)
Unrecognized prior service cost                                                           43.3       46.6          -          -
Unrecognized net actuarial (gain)/loss                                                   (24.1)    (134.6)      40.3       22.6
Unrecognized net plan assets                                                              (7.1)      (8.5)      65.8       70.9
-------------------------------------------------------------------------------------------------------------------------------
Accrued benefit cost at December 31                                                  $  (174.7) $  (168.7) $  (140.4) $  (128.4)


   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:


                                          1-Percentage-    1-Percentage-
(in millions)                             Point Increase   Point Decrease
-------------------------------------------------------------------------
Effect on total of service and interest
  cost components                             $ 2.8            $(2.4)
Effect on postretirement benefit
  obligation                                   26.7            (23.7)



   In addition, the Company sponsors non-qualified pension plans that cover officers, certain other key employees, and non-employee directors. Cinergy's non-qualified pension plans are not currently funded. Cinergy may begin to fund certain of these plans through a rabbi trust in 1999.

   The pension benefit obligations and pension expense under these plans were:

(in millions)                                     1998       1997
-----------------------------------------------------------------
Pension benefit obligations                  $    31.4  $    24.6
Pension expense                                    4.5        4.1

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

Except for Cinergy's 50% investment in Avon Energy Partners Holdings ("Avon Energy"), which holds Midlands Electricity plc ("Midlands"), investments in unconsolidated subsidiaries are not significant.
   Summarized financial information for Avon Energy is as follows:

                                              December 31
(in millions)                               1998       1997
--------------------------------------------------------------
ASSETS
  Current assets                          $     568  $     676
  Property, plant, and equipment              1 974      1 890
  Other assets                                2 111      2 148
--------------------------------------------------------------
    Total assets                          $   4 653  $   4 714

LIABILITIES AND SHAREHOLDERS' EQUITY
  Other liabilities                       $   1 639  $   2 175
  Long-term debt                              1 896      1 533
  Total common shareholders' equity           1 118      1 006
--------------------------------------------------------------
    Total liabilities and shareholders'
      equity                              $   4 653  $   4 714
CINERGY'S INVESTMENTS IN UNCONSOLIDATED
  SUBSIDIARIES:
  AVON ENERGY                             $     556  $     505
  OTHER COMPANIES                                18         33
--------------------------------------------------------------
TOTAL INVESTMENTS IN UNCONSOLIDATED
  SUBSIDIARIES                            $     574  $     538

                                           December 31
(in millions)                      1998       1997       1996
----------------------------------------------------------------
Operating revenues               $   2 406  $   2 176  $   1 132
Net income before extraordinary
  item                           $     105  $     127  $      50
Extraordinary item - windfall
  profits tax (less applicable
  income taxes of $0)            $       -  $    (219) $       -
Net income (loss)                $     105  $     (92) $      50
CINERGY'S EQUITY IN EARNINGS OF
  AVON ENERGY BEFORE
  EXTRAORDINARY ITEM             $      57  $      63  $      25
CINERGY'S EQUITY IN
  EXTRAORDINARY ITEM                     -       (109)         -
----------------------------------------------------------------
CINERGY'S EQUITY IN EARNINGS
  OF:
  AVON ENERGY                    $      57  $     (46) $      25
  OTHER COMPANIES                       (6)        (3)         -
----------------------------------------------------------------
TOTAL EQUITY IN THE EARNINGS OF
  UNCONSOLIDATED SUBSIDIARIES    $      51  $     (49) $      25

   During 1997 Cinergy received $25 million of dividends from Avon Energy.
   In November 1998, Midlands announced the sale of its electric supply business to National Power PLC ("National Power"). National Power will acquire all of the assets of Midlands' supply business and assume its liabilities, including obligations under all Midlands power purchase agreements for approximately $300 million, plus an adjustment for working capital at financial closing. The sale is subject to approval by Great Britain's Department of Trade and Industry and Office of Electricity Regulation and is expected in the second quarter of 1999. Midlands will continue to own and operate its distribution business as well as interests in various generation stations.

11. INCOME TAXES

The significant components of Cinergy's net deferred income tax liability at December 31, 1998, and 1997, are as follows:

(in millions)                                1998       1997
---------------------------------------------------------------
DEFERRED INCOME TAX LIABILITY
  Utility plant                            $ 1 104.2  $ 1 076.8
  Unamortized costs of reacquiring debt         21.2       24.4
  Deferred operating expenses and
    carrying costs                              73.3       75.0
  Amounts due from customers - income
    taxes                                      121.7      129.4
  Deferred DSM costs                            22.8       31.7
  Investments in unconsolidated
    subsidiaries                                   -       55.0
  Other                                         51.0       47.9
---------------------------------------------------------------
    Total deferred income tax liability      1 394.2    1 440.2
DEFERRED INCOME TAX ASSET
  Unamortized investment tax credits            57.0       60.5
  Accrued pension and other benefit costs       89.0       63.3
  Net energy risk management liabilities        54.5          -
  RUS obligations                               29.5        3.8
  Investments in unconsolidated
    subsidiaries                                13.1          -
  Other                                         60.0       64.1
---------------------------------------------------------------
    Total deferred income tax asset            303.1      191.7
NET DEFERRED INCOME TAX LIABILITY          $ 1 091.1  $ 1 248.5

   Cinergy and its subsidiaries will participate in the filing of a consolidated federal income tax return for the year ended December 31, 1998. The current tax liability is allocated among the members of the group pursuant to a tax sharing agreement consistent with Rule 45(c) of the PUHCA.

   A summary of federal and state income taxes charged (credited) to income and the allocation of such amounts is as follows:

(in millions)                          1998       1997       1996
--------------------------------------------------------------------
CURRENT INCOME TAXES
  Federal                            $   209.0  $   133.3  $   143.4
  State                                   16.9       12.1        7.5
--------------------------------------------------------------------
      Total current income taxes         225.9      145.4      150.9
DEFERRED INCOME TAXES
  Federal
    Depreciation and other utility
      plant-related items                 25.3       26.7       61.6
    DSM costs                             (8.8)      (8.5)      (1.9)
    Pension and other benefit costs       (3.3)        .9      (28.2)
    Litigation settlement                    -        1.8       26.2
    RUS obligations                      (22.5)      (3.5)         -
    Unrealized energy risk
      management losses                  (49.4)      (1.5)         -
    Fuel costs                            (1.0)       4.4        8.8
    Other items - net                    (32.0)      54.5      (15.4)
--------------------------------------------------------------------
      Total deferred federal income
        taxes                            (91.7)      74.8       51.1
  State                                   (7.4)       2.4        6.5
      Total deferred income taxes        (99.1)      77.2       57.6
--------------------------------------------------------------------
INVESTMENT TAX CREDITS - NET              (9.6)      (9.6)      (9.8)
--------------------------------------------------------------------
      TOTAL INCOME TAXES             $   117.2  $   213.0  $   198.7

   Federal income taxes, computed by applying the statutory federal income tax rate to book income before extraordinary item and federal income tax, are reconciled to federal income tax expense reported in the Consolidated Statements of Income as follows:

(in millions)                          1998       1997       1996
--------------------------------------------------------------------
Statutory federal income tax
  provision                          $   129.0  $   196.4  $   181.8
Increases (Reductions) in taxes
  resulting from:
  Amortization of investment tax
    credits                               (9.6)      (9.6)      (9.8)
  Depreciation and other utility
    plant-related differences             10.4       11.7       14.1
  Preferred dividend requirements
    of subsidiaries                        2.3        4.4        8.5
  Foreign tax adjustments                (20.0)     (13.2)     (11.1)
  Other - net                             (4.4)       8.8        1.2
--------------------------------------------------------------------
Federal income tax expense           $   107.7  $   198.5  $   184.7

12. COMMITMENTS AND CONTINGENCIES

(a) CONSTRUCTION


Construction expenditures for the 1999 through 2003 period are forecast to be approximately $1.7 billion. These forecasted amounts exclude the estimated expenditures necessary to comply with the stricter nitrogen oxide ("NO(x)") emission control standards proposed by the United States Environmental Protection Agency ("EPA").


(b) MANUFACTURED GAS PLANT ("MGP") SITES

(i) GENERAL

Prior to the 1950s, gas was produced at MGP sites through a process that involved the heating of coal and/or oil. The gas produced from this process was sold for residential, commercial, and industrial uses.

(ii) PSI

Coal tar residues, related hydrocarbons, and various metals associated with MGP sites have been found at former MGP sites in Indiana, including at least 21 MGP sites which PSI or its predecessors previously owned. PSI acquired four of the sites from Northern Indiana Public Service Company ("NIPSCO") in 1931 and at the same time it sold NIPSCO the sites located in Goshen and Warsaw, Indiana. In 1945, PSI sold 19 of these sites (including the four it acquired from NIPSCO) to Indiana Gas and Water Company, Inc. (now Indiana Gas Company, Inc. ("IGC")). One of the 19 sites, the one located in Rochester, Indiana, was later sold by IGC to NIPSCO.
   IGC and NIPSCO both made claims against PSI, contending that PSI is a Potentially Responsible Party under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") with respect to the 21 MGP sites, and therefore legally responsible for the costs of investigating and remediating these sites. Moreover, in August 1997, NIPSCO filed suit against PSI in federal court, claiming, pursuant to CERCLA, recovery from PSI of NIPSCO's past and future costs of investigating and remediating MGP related contamination at the Goshen MGP site.
   In November 1998, NIPSCO, IGC, and PSI entered into a Site Participation and Cost Sharing Agreement by which they settled allocation of CERCLA liability for past and future costs, among the three companies, at seven MGP sites in Indiana. Pursuant to this agreement, NIPSCO's lawsuit against PSI was dismissed. The parties have assigned one of the parties lead responsibility for managing further investigation and remediation activities at each of the sites. Similar agreements were reached between IGC and PSI which allocate CERCLA liability at 14 MGP sites with which NIPSCO had no involvement. These agreements conclude all CERCLA and similar claims between the three companies relative to MGP sites. Pursuant to the agreements and applicable laws, the parties are continuing to investigate and remediate the sites as appropriate. Investigation and cleanup of some of the sites is subject to oversight by the Indiana Department of Environmental Management ("IDEM").

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   PSI has placed its insurance carriers on notice of IGC's, NIPSCO's, and the IDEM's claims related to MGP sites. In April 1998, PSI filed suit in Hendricks County Circuit Court against its general liability insurance carriers seeking, among other matters, a declaratory judgment that its insurance carriers are obligated to defend MGP claims against PSI or pay PSI's costs of defense and to indemnify PSI for its costs of investigating, preventing, mitigating, and remediating damage to property and paying claims associated with MGP sites. PSI cannot predict the outcome of this litigation.

   Based upon the work performed to date, PSI has accrued costs for the sites related to investigation, remediation, and groundwater monitoring. Estimated costs of certain remedial activities are accrued when such costs are reasonably estimable. PSI does not believe it can provide an estimate of the reasonably possible total remediation costs for any site prior to completion of a remedial investigation/feasibility study and the development of some sense of the timing for the implementation of the potential remedial alternatives, to the extent such remediation may be required. Accordingly, the total costs that may be incurred in connection with the remediation of all sites, to the extent remediation is necessary, cannot be determined at this time. These future costs at the 21 Indiana MGP sites, based on information currently available, are not material to Cinergy's financial condition or results of operations. However, as further investigation and remediation activities are undertaken at these sites, the potential liability for the 21 MGP sites could be material to Cinergy's and PSI's financial condition or results of operations.


(iii) CG&E AND ITS UTILITY SUBSIDIARIES

CG&E and its utility subsidiaries are aware of potential sites where MGP activities have occurred at some time in the past. None of these sites is known to present a risk to the environment. CG&E and its utility subsidiaries have undertaken preliminary site assessments to obtain more information about some of these MGP sites.

(c) OZONE TRANSPORT RULEMAKING


In October 1998, the EPA finalized its Ozone Transport Rule ("NO(x) SIP Call"). It applies to 22 states in the eastern half of the US, including the three states in which the Cinergy electric utilities operate. This rule recommends that states reduce NO(x) emissions from primarily industrial and utility sources to a certain limit by May 2003. Ohio, Indiana, a number of other states, and various industry groups, including some of which Cinergy is a member, filed legal challenges to the NO(x) SIP Call in late 1998. Ohio and Indiana have also provided preliminary indications that they will seek fewer NO(x) reductions from the utility sector in their implementing regulations than the EPA has budgeted in its rulemaking. The state implementing regulations will need the EPA's approval. Under the current provisions of the NO(x) SIP Call, the estimate for compliance with the EPA limits is currently $500 million to $700 million (in 1998 dollars) between now and 2003. This estimate is significantly dependent on several factors, including the final determination regarding both the timing and stringency of the final required NO(x) reductions, the output of CG&E's and PSI's generating units, the availability of an adequate supply of resources to construct the necessary control equipment, and the extent to which a NO(x) allowance trading market develops, if any.

(d) UCH PROJECT

Midlands (of which the Company owns 50%) has a 40% ownership interest in a 586 megawatts ("MW") power project in Pakistan ("Uch project" or "Uch") which was originally scheduled to begin commercial operation in late 1998. In July 1998, the Pakistani government-owned utility issued a notice of intent to terminate certain key project agreements relative to the Uch project. The notice asserts that various forms of corruption were involved in the original granting of the agreements to the Uch investors by a predecessor government. The Company believes that this notice is similar to notices received by a number of other independent power projects in Pakistan.
   The Uch investors, including a subsidiary of Midlands, strongly deny the allegations and have pursued all available legal options to enforce their contractual rights under the project agreements. Physical construction of the project is complete; however, commercial operations have been delayed pending resolution of the dispute. In December 1998, the Pakistani government offered to withdraw its notice.
   Through its 50% ownership of Midlands, the Company's current investment in the Uch project is approximately $32 million. In addition, project lenders could require investors to make additional capital contributions to the project under certain conditions. The Company's share of these additional contributions is approximately $12 million. At the present time, the Company cannot predict the ultimate outcome of this matter.

(e) EXPIRATION OF BARGAINING AGREEMENT

Our collective-bargaining agreement with the International Brotherhood of Electrical Workers Local No. 1393, covering approximately 1,470 employees, will expire on May 1, 1999. Management has developed contingency plans for service to continue in the event of a work stoppage. In the unlikely event of a work stoppage, incremental related costs would be incurred, but would not be expected to have a material impact on operating income.

13. JOINTLY-OWNED PLANT

CG&E, Columbus Southern Power Company, and The Dayton Power and Light Company have constructed electric generating units and related transmission facilities on varying common ownership bases. PSI is a joint owner of Gibson Generating Station ("Gibson") Unit 5 with Wabash Valley Power Association, Inc. ("WVPA") and Indiana Municipal Power Agency ("IMPA"). Additionally, PSI is a co-owner with WVPA and IMPA of certain transmission property and local facilities. These facilities constitute part of the integrated transmission and distribution systems which are operated and maintained by PSI. The Consolidated Statements of Income reflect CG&E's and PSI's portions of all operating costs associated with the jointly-owned facilities.
   CG&E's and PSI's investments in jointly-owned plant are as follows:


                                                                             1998
----------------------------------------------------------------------------------------------------------
                                                                 UTILITY                    CONSTRUCTION
                                                                PLANT IN     ACCUMULATED       WORK IN
(DOLLARS IN MILLIONS)                                 SHARE      SERVICE    DEPRECIATION      PROGRESS
----------------------------------------------------------------------------------------------------------
CG&E
  PRODUCTION
    MIAMI FORT STATION (UNITS 7 AND 8)                  64.00%  $     216     $     120       $       4
    W.C. BECKJORD STATION (UNIT 6)                      37.50          41            26               1
    J.M. STUART STATION                                 39.00         273           128               2
    CONESVILLE STATION (UNIT 4)                         40.00          73            39               2
    WILLIAM H. ZIMMER STATION                           46.50       1 218           275               5
    EAST BEND STATION                                   69.00         333           172               2
    KILLEN STATION                                      33.00         187            91               -
  TRANSMISSION                                        VARIOUS          64            32               1

PSI
  PRODUCTION
    GIBSON (UNIT 5)                                     50.05         206           102               3
  TRANSMISSION AND LOCAL FACILITIES                     94.62           2             1               -

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. QUARTERLY FINANCIAL DATA (unaudited)

(in millions, except per share
amounts)
-----------------------------------------------------------------------------------------------------
                                                                                Basic         Diluted
                                                                               Earnings       Earnings
                                                                  Net          (Loss)         (Loss)
                                     Operating   Operating      Income           Per            Per
Quarter Ended                        Revenues(a) Income(a)      (Loss)          Share          Share
-----------------------------------------------------------------------------------------------------
1998
MARCH 31                               $1 348      $226          $ 106          $     .67      $     .67
JUNE 30                                 1 168         3(b,d)       (25) (b,d)       (.16) (b,d)      (.16) (b,d)
SEPTEMBER 30                            1 976       204(e)         109(e)            (.69e)         (.69e)
DECEMBER 31                             1 384       133(f)          71(f)            (.45f)         (.45f)
-----------------------------------------------------------------------------------------------------
    TOTAL                              $5 876      $566          $ 261          $   1.65       $   1.65
1997
March 31                               $1 039      $215          $ 114          $     .72      $     .72
June 30                                   872       142             56                .35            .34
September 30                            1 361       183            (27) (c)         (.16) (c)      (.17) (c)
December 31                             1 115       226            110                .70            .70
-----------------------------------------------------------------------------------------------------
    Total                              $4 387      $766          $ 253          $   1.61       $   1.59

(a) For a discussion of the reclassification of amounts disclosed in prior reports, see Note 1(b).


(b) In the second quarter of 1998, Cinergy recorded charges of $65 million, pretax related to power marketing and trading operations which constitutes, after tax, $.26 per share, basic and diluted. For a discussion of the energy marketing and trading operations, see Note 1(c).


(c) For a discussion of the windfall profits tax levied against Midlands, which was recorded in the third quarter of 1997 as an extraordinary item, see Note
    17. Net income, basic EPS, and diluted EPS during the third quarter of 1997, before the extraordinary item, were $83 million, $.53, and $.52, respectively. Total net income, basic EPS, and diluted EPS for 1997, before the extraordinary item, were $363 million, $2.30, and $2.28, respectively.

(d) In the second quarter of 1998, Cinergy, through PSI, recorded a charge against earnings of $80 million ($50 million after tax or $.32 per share basic and diluted) for a settlement related to the Marble Hill nuclear project. For a discussion of this settlement, see Note 18.


(e) In the third quarter of 1998, Cinergy recorded charges of $20 million, pretax related to power marketing and trading operations which constitutes, after tax, $.08 per share, basic and diluted. For a discussion of the energy marketing and trading operations, see Note 1(c).



(f) In the fourth quarter of 1998, Cinergy recorded charges of $50 million, pretax related to power marketing and trading operations which constitutes, after tax, $.20 per share, basic and diluted. For a discussion of the energy marketing and trading operations, see Note 1(c).


15. FINANCIAL INFORMATION BY BUSINESS SEGMENT

During 1998, Cinergy and its subsidiaries adopted the provisions of Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement 131"). Statement 131 requires disclosure about reportable operating segments in annual and interim condensed financial statements. These operating segments are based on products and services, geography, legal structure, management structure or any manner in which management disaggregates a company.
   Cinergy's reportable segments are strategic business units which were formed during the second half of 1996 and began operating as separately identifiable business units in 1997. Each business unit has its own management structure, headed by a business unit president who reports directly to the chief executive officer of Cinergy. Each business unit and their responsibilities as of December 31, 1998, is described in detail below.
   The ECBU operates and maintains, exclusive of certain jointly-owned plant, all of the Company's domestic electric generation facilities. In addition to the production of electric power, all energy risk management, marketing, and proprietary arbitrage trading, with the exception of electric and gas retail sales, is conducted through the ECBU. Revenues from external customers are derived from the ECBU's marketing, trading, and risk management activities. Intersegment revenues are derived from the sale of electric power to the ESBU.
   The EDBU plans, constructs, operates, and maintains the Company's transmission and distribution systems. Revenues from customers other than end-users are primarily derived from the transmission of electric power through the Company's transmission system. Intersegment revenues are derived from sale of electric and gas transmission and distribution services to the ESBU.

   The ESBU provides gas and electric energy as well as gas supply risk management services to end-users. The ESBU also manages the development and the sales and marketing of new end-use energy-related products and services. All of the ESBU's revenues are derived from the sales of such services and products to external customers. All electric energy sold to end-users is purchased from the ECBU. In addition to energy-related products and services, the ESBU also sells other end-use products and services, such as telephone services, through joint-venture affiliates. Other products and services offered through joint-venture affiliates include the construction and sale or lease of cogeneration and trigeneration facilities to large commercial/industrial customers and energy management services to third parties.

   The IBU directs and manages all of the Company's international business holdings, which include wholly-owned subsidiaries and equity investments. Revenues and equity earnings from unconsolidated companies are primarily derived from energy-related businesses.

   Transfer pricing for sales of electric energy and sales of electric and gas transmission and distribution services between the ECBU, ESBU, and EDBU are derived from the operating utilities' retail and wholesale rate structures.


   The following financial information by business unit, product and service, and geographic area for the years ending December 31, 1998, 1997, and 1996, is as follows:

BUSINESS UNITS


(in millions)
-----------------------------------------------------------------------------------------------------------------------------
                                                                           1998
-----------------------------------------------------------------------------------------------------------------------------
                                            CINERGY BUSINESS UNITS
                             -----------------------------------------------------       ALL        RECONCILING
                               ECBU       EDBU       ESBU        IBU       TOTAL      OTHER(1)     ELIMINATIONS(2) CONSOLIDATED
-----------------------------------------------------------------------------------------------------------------------------
OPERATING
  REVENUES - EXTERNAL
  CUSTOMERS                  $   2 726  $      34  $   3 107  $       9  $   5 876    $       -      $       -     $   5 876
INTERSEGMENT REVENUES            1 782        724          -          -      2 506            -         (2 506)            -
DEPRECIATION AND
  AMORTIZATION(3)                  197        123          4          2        326            -              -           326
EQUITY IN EARNINGS OF
  UNCONSOLIDATED
  SUBSIDIARIES                      (1)         -         (4)        56         51            -              -            51
INTEREST EXPENSE (NET)(4)           95         88          3         51        237            7              -           244
INCOME TAXES                         -          -          -          -          -          117              -           117
SEGMENT PROFIT (LOSS)              151        225          4         16        396         (135)             -           261
TOTAL SEGMENT ASSETS             5 476      3 754        275        751     10 256           43              -        10 299
INVESTMENTS IN
  UNCONSOLIDATED
  SUBSIDIARIES                       -          -          8        566        574            -              -           574
TOTAL EXPENDITURES FOR
  LONG-LIVED ASSETS                109        227         17          -        353           17              -           370


(1) The all other category represents miscellaneous corporate items, including income taxes, which are not allocated to business units for purposes of segment profit measurement.

(2) The reconciling eliminations category eliminates the intersegment revenues of the ECBU and the EDBU.
(3) The components of Depreciation and Amortization include depreciation of fixed assets, amortization of intangible assets, amortization of phase-in deferrals, and amortization of post-in-service deferred operating expenses.

(4) Interest income is deemed immaterial.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(in millions)
----------------------------------------------------------------------------------------------------------------------
                                                                          1997
----------------------------------------------------------------------------------------------------------------------
                                                  Cinergy Business Units
                                   -----------------------------------------------------       All        Reconciling
                                     ECBU       EDBU       ESBU        IBU       Total      Other(1)     Eliminations(2)
----------------------------------------------------------------------------------------------------------------------
Operating Revenues - External
  Customers                        $   1 287  $      27  $   3 071  $       2  $   4 387    $       -      $       -
Intersegment Revenues                  1 688        727          -          -      2 415            -         (2 415)
Depreciation and Amortization(3)         184        118          5          -        307            -              -
Equity in Earnings of
  Unconsolidated Subsidiaries              -          -         (3)        63         60            -              -
Interest Expense (net)(4)                108         86          4         38        236            -              -
Income Taxes                               -          -          -          -          -          213              -
Segment Profit (Loss) Before
  Extraordinary Item                     330        224          4         22        580         (217)             -
Extraordinary Item(5)                      -          -          -       (109)      (109)           -              -
Segment Profit (Loss)                    330        224          4        (87)       471         (217)             -
Total Segment Assets                   4 380      3 617        279        562      8 838           20              -
Investments in Unconsolidated
  Subsidiaries                             -          -          3        535        538            -              -
Total Expenditures for Long-Lived
  Assets                                  79        224         12          -        315           13              -

(in millions)
---------------------------------

---------------------------------

                                   Consolidated
---------------------------------
Operating Revenues - External
  Customers                          $   4 387
Intersegment Revenues                        -
Depreciation and Amortization(3)           307
Equity in Earnings of
  Unconsolidated Subsidiaries               60
Interest Expense (net)(4)                  236
Income Taxes                               213
Segment Profit (Loss) Before
  Extraordinary Item                       363
Extraordinary Item(5)                     (109)
Segment Profit (Loss)                      254
Total Segment Assets                     8 858
Investments in Unconsolidated
  Subsidiaries                             538
Total Expenditures for Long-Lived
  Assets                                   328


(1) The all other category represents miscellaneous corporate items, including income taxes, which are not allocated to business units for purposes of segment profit measurement.

(2) The reconciling eliminations category eliminates the intersegment revenues of the ECBU and the EDBU.

(3) The components of Depreciation and Amortization include depreciation of fixed assets, amortization of intangible assets, amortization of phase-in deferrals, and amortization of post-in-service deferred operating expenses.

(4) Interest income is deemed immaterial.


(5) Windfall Profits Tax (see Note 17).


(in millions)
-----------------------------------------------------------------------------------------------------------------------
                                                                           1996
-----------------------------------------------------------------------------------------------------------------------
                                                   Cinergy Business Units
                                    -----------------------------------------------------       All        Reconciling
                                      ECBU       EDBU       ESBU        IBU       Total      Other(1)     Eliminations(2)
-----------------------------------------------------------------------------------------------------------------------
Operating Revenues - External
  Customers                         $     210  $      23  $   3 043  $       -  $   3 276    $       -      $       -
Intersegment Revenues                   1 678        733          -          -      2 411            -         (2 411)
Depreciation and Amortization(3)          175        115          5          -        295            -              -
Equity in Earnings of
  Unconsolidated Subsidiaries               -          -          -         25         25            -              -
Interest Expense (net)(4)                 101         91          6         18        216            -              -
Income Taxes                                -          -          -          -          -          199              -
Segment Profit (Loss)                     308        208         16          7        539         (204)             -
Total Segment Assets                    4 399      3 424        283        605      8 711           14              -
Investments in Unconsolidated
  Subsidiaries                              -          -          -        593        593            -              -
Total Expenditures for Long-Lived
  Assets                                  100        206         17        593        916            1              -

(in millions)
----------------------------------

----------------------------------

                                    Consolidated
----------------------------------
Operating Revenues - External
  Customers                           $   3 276
Intersegment Revenues                         -
Depreciation and Amortization(3)            295
Equity in Earnings of
  Unconsolidated Subsidiaries                25
Interest Expense (net)(4)                   216
Income Taxes                                199
Segment Profit (Loss)                       335
Total Segment Assets                      8 725
Investments in Unconsolidated
  Subsidiaries                              593
Total Expenditures for Long-Lived
  Assets                                    917


(1) The all other category represents miscellaneous corporate items, including income taxes, which are not allocated to business units for purposes of segment profit measurement.

(2) The reconciling eliminations category eliminates the intersegment revenues of the ECBU and the EDBU.

(3) The components of Depreciation and Amortization include depreciation of fixed assets, amortization of intangible assets, amortization of phase-in deferrals, and amortization of post-in-service deferred operating expenses.

(4) Interest income is deemed immaterial.

PRODUCTS AND SERVICES


(in millions)
--------------------------------------------------------------------------------------------------------------------
                                                                 Revenues
                      ----------------------------------------------------------------------------------------------
                             Traditional Utility           Energy Marketing and Trading        Other
                      ---------------------------------  ---------------------------------     -----
Year                   Electric       Gas       Total     Electric       Gas       Total                 Consolidated
--------------------------------------------------------------------------------------------------------------------
1998                   $   2 696   $     435  $   3 131   $   2 066   $     665  $   2 731   $      14    $   5 876
1997                       2 579         519      3 098       1 283           -      1 283           6        4 387
1996                       2 568         505      3 073         200           -        200           3        3 276


   Cinergy's core products and services focus on providing traditional utility services (the supply of electric energy and gas supply) and energy marketing and trading services.
GEOGRAPHIC AREAS AND LONG-LIVED ASSETS


(in millions)
-----------------------------------------------------------------------------------------------------------------------
                                                                                   Revenues
                                                        ---------------------------------------------------------------
                                                                                 International
                                                                     -------------------------------------
Year                                                     Domestic       UK       All Other(1)      Total    Consolidated
-----------------------------------------------------------------------------------------------------------------------
1998                                                     $   5 867   $       -     $       9     $       9   $   5 876
1997                                                         4 385           -             2             2       4 387
1996                                                         3 276           -             -             -       3 276


(in millions)
------------------------------------------------------------------------------------------------------------------------
                                                                                      Long-Lived Assets
                                                                      --------------------------------------------------
                                                                                               International
                                                                                   -------------------------------------
Year                                                                   Domestic       UK       All Other(1)      Total
------------------------------------------------------------------------------------------------------------------------
1998                                                                   $   7 302   $     501     $     209     $     710
1997                                                                       7 267         505            42           547
1996                                                                       7 302         593            10           603

(in millions)
--------------------------------------------------------------------

Year                                                                  Consolidated
--------------------------------------------------------------------
1998                                                                    $   8 012
1997                                                                        7 814
1996                                                                        7 905


(1) During 1998, the IBU acquired the assets of two district heating plants (approximately 816 MW combined) in the Czech Republic. The assets and the results of operations of these international investments are consolidated into the company's financial statements, while the remaining international long-lived assets of the IBU are accounted for as equity method investments. As a result, revenues from the IBU are not significant.

   Cinergy's core service territory and asset base is located in the southwestern portion of Ohio, including adjacent areas in Kentucky, and the north central, central, and southern regions of Indiana. Cinergy's energy marketing and trading function provides energy risk management, marketing, and trading services throughout the US. Abroad, Cinergy owns a 50% interest in Midlands, a regional electric company located in the United Kingdom ("UK"). In addition to its ownership interest in Midlands, Cinergy also has other equity investments in Europe, Africa, and Asia and is actively developing other energy-related projects.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. EARNINGS PER SHARE

A reconciliation of earnings per common share ("basic EPS") to earnings per common share assuming dilution ("diluted EPS") is presented below:

                                                                                     Income            Shares
(in millions, except per share amounts)                                            (Numerator)      (Denominator)       EPS
------------------------------------------------------------------------------------------------------------------------------
1998
EARNINGS PER COMMON SHARE: NET INCOME                                               $     261               158      $    1.65
EFFECT OF DILUTIVE SECURITIES: COMMON STOCK OPTIONS                                                           1
------------------------------------------------------------------------------------------------------------------------------
EPS - ASSUMING DILUTION: NET INCOME PLUS ASSUMED CONVERSIONS                        $     261               159      $    1.65

1997
Earnings per common share: Net income before extraordinary item(a)                  $     363               158      $    2.30
Effect of dilutive securities: Common stock options                                                           1
------------------------------------------------------------------------------------------------------------------------------
EPS - assuming dilution: Net income before extraordinary item plus assumed
  conversions(a)                                                                    $     363               159      $    2.28
1996
Net income                                                                          $     335
Less: costs of reacquisition of preferred stock of subsidiary                              18
------------------------------------------------------------------------------------------------------------------------------
Earnings per common share: Net income applicable to common stock                          317               158      $    2.00
Effect of dilutive securities: Common stock options                                                           1
------------------------------------------------------------------------------------------------------------------------------
EPS - assuming dilution: Net income applicable to common stock plus assumed
  conversions                                                                       $     317               159      $    1.99

(a) The after-tax EPS impact of the extraordinary item - equity share of windfall profits tax in 1997 was $.69 for both basic and diluted EPS.


Options to purchase shares of common stock are excluded from the calculation of EPS-assuming dilution when the exercise prices of these options are greater than the average market price of the common shares during the year. For 1998, approximately one million shares, with an average exercise price of approximately $38.00 per share, were excluded from the EPS-assuming dilution calculation. For 1997 and 1996, shares excluded for this calculation were immaterial.


17. EXTRAORDINARY ITEM -
    EQUITY SHARE OF WINDFALL
    PROFITS TAX

During the third quarter of 1997, a windfall profits tax was enacted into law in Great Britain. This tax was levied against a limited number of British companies, including Midlands, which had previously been owned and operated by the government. The tax was intended to be a recovery of funds by the government due to the undervaluing of companies, such as Midlands, when they were privatized by the government via public stock offerings several years ago.
   Cinergy's share of the tax was approximately 67 million pounds sterling ($109 million or $.69 per share, basic and diluted). As Cinergy's management believes this charge to be unusual in nature, and does not expect such a charge to recur, the tax was recorded as an extraordinary item in Cinergy's Consolidated Statement of Income during 1997. No related tax benefit was recorded for the charge as the windfall profits tax is not deductible for corporate income tax purposes in the UK, and Cinergy expects that benefits, if any, derived for US federal income taxes will not be significant.

18. WVPA SETTLEMENT

In February 1989, PSI and WVPA entered into a settlement agreement to resolve all claims related to Marble Hill, a nuclear project canceled in 1984. Implementation of the settlement was contingent upon a number of events. During 1998, PSI reached agreement on all matters with the relevant parties and, as a result, recorded a liability to the RUS. PSI will repay the obligation to the RUS with interest over a 35-year term. The net proceeds from a 35-year power sales agreement with WVPA will be used to fund the principal and interest on the obligation to the RUS. Assumption of the liability (recorded as long-term debt in the Consolidated Balance Sheet) resulted in a charge against earnings of $80 million ($50 million after tax or $.32 per share basic and diluted) in the second quarter of 1998.

RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the accuracy, objectivity, and consistency of the financial statements presented in this report. The Consolidated Financial Statements of Cinergy Corp. (Cinergy) conform to generally accepted accounting principles and have also been prepared to comply with accounting policies and principles prescribed by the applicable regulatory authorities.
   To assure the reliability of Cinergy's financial statements, management maintains a system of internal controls. This system is designed to provide reasonable assurance that assets are safeguarded, that transactions are executed with management's authorization, and that transactions are properly recorded so financial statements can be prepared in accordance with the policies and principles previously described.
   Cinergy has established policies intended to ensure that employees adhere to the highest standards of business ethics. Management also takes steps to assure the integrity and objectivity of Cinergy's accounts by careful selection of managers, division of responsibilities, delegation of authority, and communication programs to assure that policies and standards are understood.
   An internal auditing program is used to evaluate the adequacy of and compliance with internal controls. Although no cost effective internal control system will preclude all errors and irregularities, management believes that Cinergy's system of internal controls provides reasonable assurance that material errors or irregularities are prevented, or would be detected within a timely period.

   Cinergy's Consolidated Financial Statements have been audited by Arthur Andersen LLP, which has expressed its opinion with respect to the fairness of the statements. The auditors' examination included a review of the system of internal controls and tests of transactions to the extent they considered necessary to render their opinion.
   The Board of Directors, through its audit committee of outside directors, meets periodically with management, internal auditors, and independent auditors to assure that they are carrying out their respective responsibilities. The audit committee has full access to the internal and independent auditors, and meets with them, with and without management present, to discuss auditing and financial reporting matters.

     [/S/ JAMES E. ROGERS]

James E. Rogers
President and
Chief Executive Officer

      [/S/ CHARLES J. WINGER]

Charles J. Winger
Vice President and
Chief Financial Officer

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Cinergy Corp.:
   We have audited the accompanying consolidated balance sheets of Cinergy Corp. (a Delaware Corporation) and its subsidiary companies as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in common stock equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cinergy Corp. and its subsidiary companies as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.
   As explained in Note 1 to the consolidated financial statements, the Company changed its method of accounting for its energy trading and risk management activities effective December 31, 1998.
Arthur Andersen LLP
Cincinnati, Ohio,
January 28, 1999

                     [This page intentionally left blank.]

FIVE YEAR STATISTICAL SUMMARY


FINANCIAL                                                        1998         1997           1996           1995        1994
-------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES (thousands)                                $ 5 876 294  $4 387 101     $3 276 187     $3 023 431  $2 888 447
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME (thousands)                                        $   260 968  $  253 238     $  334 797     $  347 182  $  191 142
-------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS (thousands)                                      $10 298 795  $8 858 153     $8 724 934     $8 103 242  $8 037 422
-------------------------------------------------------------------------------------------------------------------------------
CONSTRUCTION EXPENDITURES (INCLUDING AFUDC) (thousands)       $   370 277  $  328 153     $  324 238     $  326 869  $  486 734
-------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION           Common Equity                        $ 2 541 231  $2 539 200     $2 584 454     $2 548 843  $2 414 271
($ - thousands)          Preferred Stock(a)
                         Subject to Mandatory Redemption                -           -              -        160 000     210 000
                         Not Subject to Mandatory Redemption       92 640     177 989        194 232        227 897     267 929
                         Long-term Debt(a)                      2 604 467   2 150 902      2 326 378      2 346 766   2 615 269
                         ------------------------------------------------------------------------------------------------------
                         Total Capitalization                 $ 5 238 338  $4 868 091     $5 105 064     $5 283 506  $5 507 469
-------------------------------------------------------------------------------------------------------------------------------
OTHER COMMON             Avg. Shares Outstanding (millions)           158         158            158            157         147
STOCK DATA               Avg. Shares Outstanding -                    159         159            159            158         148
                           Assuming Dilution (millions)
                         Earnings Per Share                   $      1.65  $     1.61(c)  $     2.00(b)  $     2.22  $     1.30
                         Earnings Per Share - Assuming        $      1.65  $     1.59(c)  $     1.99(b)  $     2.20  $     1.29
                           Dilution
                         Dividends Declared Per Share         $      1.80  $     1.80     $     1.74     $     1.72  $     1.50
                         Payout Ratio(d)                            109.1%      111.8%(c)       87.0%(b)       77.5%      115.4%
                         Book Value Per Share (year-end)      $     16.02  $    16.10     $    16.39     $    16.17  $    15.56
-------------------------------------------------------------------------------------------------------------------------------
DEGREE DAY DATA          CG&E Heating (30-year                      4 282       5 271          5 611          5 323       4 937
                           average - 5,248)
                         Cooling (30-year average - 996)            1 235         851            916          1 216       1 026
                         PSI  Heating (30-year                      4 440       5 680          5 891          5 578       5 194
                           average - 5,609)
                         Cooling (30-year average - 1,014)          1 250         871            989          1 214       1 057
-------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE DATA            Number of Employees (year-end)             8 794       7 609          7 973          8 602       8 868
-------------------------------------------------------------------------------------------------------------------------------

GAS OPERATIONS
-------------------------------------------------------------------------------------------------------------------------------
GAS REVENUES             Residential                          $   240 297  $  284 516     $  272 303     $  237 576  $  242 415
(thousands)              Commercial                                87 583     121 345        118 994         99 708     114 854
                         Industrial                                17 320      31 168         30 409         28 979      43 490
                         Other                                     12 888      18 554         20 133         19 740      23 483
                         ------------------------------------------------------------------------------------------------------
                         Total Sales                              358 088     455 583        441 839        386 003     424 242
                         Gas Transported                           41 050      32 456         27 679         20 934      13 496
                         ------------------------------------------------------------------------------------------------------
                         Total Sales & Transported                399 138     488 039        469 518        406 937     437 738
                         Total ProEnergy                          658 771           -              -              -           -
                         Other Gas Revenues                         2 755       3 106          4 517          3 915       4 660
                         ------------------------------------------------------------------------------------------------------
                         Total Gas                            $ 1 060 664  $  491 145     $  474 035     $  410 852  $  442 398
-------------------------------------------------------------------------------------------------------------------------------
GAS SALES                Residential                               36 256      41 846         44 721         43 153      39 065
(million cu. ft.)        Commercial                                13 999      19 141         21 199         19 664      20 070
                         Industrial                                 2 941       5 240          5 746          6 624       9 025
                         Other                                      2 449       3 162          3 947          4 584       4 803
                         ------------------------------------------------------------------------------------------------------
                         Total Sales                               55 645      69 389         75 613         74 025      72 963
                         Gas Transported                           57 881      53 448         48 560         40 543      32 579
                         Total ProEnergy                          338 343           -              -              -           -
                         ------------------------------------------------------------------------------------------------------
                         Total Sales, Transported, &              451 869     122 837        124 173        114 568     105 542
                           ProEnergy
-------------------------------------------------------------------------------------------------------------------------------
GAS CUSTOMERS            Residential                              404 417     407 128        397 660        389 165     379 953
(avg.)                   Commercial                                39 332      41 915         41 499         40 897      40 545
                         Industrial                                 1 569       1 960          1 961          1 959       2 076
                         Other                                      1 227       1 505          1 518          1 558       1 520
                         Transportation                            15 626       1 205            829            599          56
                         ProEnergy                                    147           -              -              -           -
                         ------------------------------------------------------------------------------------------------------
                         Total                                    462 318     453 713        443 467        434 178     424 150
-------------------------------------------------------------------------------------------------------------------------------
SYSTEM MAXIMUM DAY SENDOUT (million cu. ft.)                          788         932            861            813         955
-------------------------------------------------------------------------------------------------------------------------------
AVG. COST PER MCF PURCHASED (cents)                                364.43(E)     380.41       326.50         277.92      335.60
-------------------------------------------------------------------------------------------------------------------------------
LOAD FACTOR - GAS                                                    39.5%       36.1%          39.5%          38.7%       30.3%
-------------------------------------------------------------------------------------------------------------------------------


Certain amounts in prior years have been reclassified to conform to the 1998 presentation.

(a) Excludes amounts due within one year.

(b) Includes $.12 per share for the cost of reacquiring 90% of CG&E's preferred stock through a tender offer.


(c) Includes $.69 per share for an extraordinary item (Midlands windfall profits tax).


(d) Based on basic earnings per share.


(e) Excludes ProEnergy purchases. Had the purchases been included, the Avg. Cost Per Mcf Purchased (cents) would have been 217.99 in 1998.

ELECTRIC OPERATIONS                                         1998        1997        1996        1995        1994
-------------------------------------------------------------------------------------------------------------------
ELECTRIC REVENUES (thousands) Residential                $1 028 314  $  984 891  $  996 959  $  965 278  $  898 763
                              Commercial                    722 292     689 091     673 181     661 496     626 333
                              Industrial                    702 208     669 464     657 563     637 090     598 126
                              Other                         100 017     111 867     110 003     118 458      96 247
                              -------------------------------------------------------------------------------------
                              Total Retail                2 552 831   2 455 313   2 437 706   2 382 322   2 219 469
                              Sales For Resale            2 140 431   1 367 897     296 600     197 943     194 734
                              Other                          53 973      38 488      34 400      32 314      31 846
                              -------------------------------------------------------------------------------------
                              Total Electric             $4 747 235  $3 861 698  $2 768 706  $2 612 579  $2 446 049
-------------------------------------------------------------------------------------------------------------------
ELECTRIC SALES (million kwh)  Residential                    14 551      14 147      14 705      14 366      13 578
                              Commercial                     12 524      12 034      11 802      11 648      11 167
                              Industrial                     18 093      17 321      16 803      16 264      15 547
                              Other                           1 815       1 825       1 811       1 795       1 723
                              -------------------------------------------------------------------------------------
                              Total Retail                   46 983      45 327      45 121      44 073      42 015
                              Sales For Resale               77 558      57 454      12 399       7 769       7 801
                              -------------------------------------------------------------------------------------
                              Total Electric                124 541     102 781      57 520      51 842      49 816
-------------------------------------------------------------------------------------------------------------------
ELECTRIC CUSTOMERS (avg.)     Residential                 1 257 853   1 236 974   1 215 782   1 195 323   1 174 705
                              Commercial                    153 674     151 093     149 015     147 888     144 766
                              Industrial                      6 473       6 472       6 470       6 424       6 345
                              Other                           6 500       6 372       6 265       6 008       5 779
                              -------------------------------------------------------------------------------------
                              Total                       1 424 500   1 400 911   1 377 532   1 355 643   1 331 595
-------------------------------------------------------------------------------------------------------------------
SYSTEM CAPABILITY - SUMMER
  (mw)(a)(b)                  Consolidated                   10 936      10 936      11 037      11 133      10 990
                              CG&E                            5 075       5 075       5 175       5 271       5 271
                              PSI                             5 861       5 861       5 862       5 862       5 719
-------------------------------------------------------------------------------------------------------------------
SYSTEM PEAK LOAD (mw)         CG&E                            4 725       4 638       4 452       4 509       4 326
                              PSI                             5 708       5 313       5 227       5 274       4 869
-------------------------------------------------------------------------------------------------------------------
ANNUAL LOAD FACTOR - ELECTRIC CG&E                             59.0%       58.4%       60.5%       58.8%       58.7%
                              PSI                              59.7%       59.2%       59.0%       57.4%       59.0%
ELECTRICITY OUTPUT (million
  kwh)                        Generated - Net
                              CG&E                           26 069      25 329      25 844      23 959      22 432
                              PSI                            30 851      29 521      26 815      28 499      27 898
                              Purchased(c)                    3 718       4 073       7 990       2 576       2 449
-------------------------------------------------------------------------------------------------------------------
SOURCE OF ENERGY SUPPLY (%)   Coal                            90.73%      90.74%      85.69%      93.93%      94.40%
                              Hydro                            0.57%       0.72%       0.56%       0.66%       0.58%
                              Oil & Gas                        2.56%       1.63%       0.58%       0.73%       0.38%
                              Purchased                        6.13%       6.91%      13.17%       4.68%       4.64%
-------------------------------------------------------------------------------------------------------------------
FUEL COST                     Per Million Btu            $     1.24  $     1.25  $     1.35  $     1.37  $     1.41
-------------------------------------------------------------------------------------------------------------------
HEAT RATE (Btu per kwh
  sendout)                    Consolidated                   10 274      10 190      10 113      10 035      10 095
                              CG&E                           10 110       9 984       9 816       9 832       9 853
                              PSI                            10 414      10 369      10 403      10 207      10 292
-------------------------------------------------------------------------------------------------------------------


Certain amounts in prior years have been reclassified to conform to the 1998 presentation.

(a) Includes amounts to be purchased, subject to availability, pursuant to agreements with other utilities.


(b) Excludes foreign capacity.



(c) Excludes purchases related to Cinergy's power marketing and trading function.

                                 [LOGO]

                                 CINERGY CORP.
                                 139 East Fourth Street
                                 Cincinnati, Ohio 45202

                               CINERGY.

                   1999 ANNUAL MEETING OF SHAREHOLDERS
                   APRIL 21, 1999 AT 11:00 A.M., EDT

                   OMNI NETHERLAND PLAZA HOTEL
                   35 W. FIFTH STREET
                   CINCINNATI, OHIO 45202

DRIVING DIRECTIONS TO OMNI NETHERLAND PLAZA HOTEL



FROM CINCINNATI/NORTHERN KENTUCKY AIRPORT: Take I-275
EAST TO I-71/I-75 NORTH. FROM I-71/I-75 NORTHBOUND FROM
KENTUCKY, CROSS OVER THE BRIDGE AND STAY IN THE CENTER LANE.
FOLLOW THE SIGNS INDICATING RIVER ROAD/FIFTH STREET & IMMEDIATELY
TAKE THE FIFTH STREET EXIT (RIGHT SIDE). FOLLOW FIFTH STREET
APPROX. 3 BLOCKS TO RACE STREET, AND TURN RIGHT ON RACE STREET.        [MAP]
HOTEL IS ON THE IMMEDIATE LEFT.


FROM I-71/I-75 NORTHBOUND:  SEE ABOVE.


FROM I-75 SOUTHBOUND:  TAKE I-75 SOUTHBOUND TO THE FIFTH STREET
EXIT, WHICH WILL BE ON THE LEFT HAND SIDE. FOLLOW FIFTH STREET
APPROX. 3 BLOCKS TO RACE STREET AND TURN RIGHT. HOTEL IS ON THE
IMMEDIATE LEFT.


FROM I-71 SOUTHBOUND:  TAKE I-71 SOUTHBOUND TO THE READING ROAD EXIT.
FOLLOW SIGNS TO READING ROAD WHICH WILL EVENTUALLY TURN INTO CENTRAL
PARKWAY. TAKE CENTRAL PARKWAY TO RACE STREET AND TURN LEFT ON
RACE. FOLLOW RACE APPROX. 5 BLOCKS AND HOTEL IS ON THE LEFT ONCE YOU
CROSS 5TH STREET.


FROM I-471 NORTH:  TAKE I-471 NORTH TO 6TH STREET EXIT.
GO DOWN 6 BLOCKS AND TAKE A LEFT ON RACE STREET. FOLLOW RACE           ALTERNATE PARKING GARAGES
1 BLOCK AND HOTEL IS ON THE LEFT ONCE YOU CROSS 5TH STREET.            1. FOUNTAIN SQUARE - 5TH & VINE
                                                                       2, CENTURY PARKING - 6TH & WALNUT
                                                                       3. TOWER PLACE GARAGE - 4TH & RACE
FROM I-74 WEST:  TAKE I-74 WEST TO I-75 SOUTH AND TAKE EXIT AT         4. OLYMPIC AUTO - 3RD AND WALNUT
FIFTH STREET (LEFT HAND SIDE). GO 3 BLOCKS AND MAKE A RIGHT ON
RACE STREET. HOTEL IS ON THE IMMEDIATE LEFT.


THE OMNI NETHERLAND PLAZA HOTEL IS ON THE CORNER OF FIFTH AND RACE STREETS. (SEE X ON MAP). VALET PARKING IS
AVAILABLE THROUGH THE DOORPERSON OR THE UNDERGROUND VALET. BOTH ARE LOCATED ON THE RACE STREET SIDE OF THE HOTEL,
BETWEEN 5TH AND 4TH STREETS.



PROXY FORM                       CINERGY CORP.                      PROXY FORM


           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - APRIL 21, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jackson H. Randolph, James E. Rogers, and Cheryl M. Foley, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated hereon and in their discretion with respect to any other business properly brought before the Annual Meeting, all the shares of common stock of Cinergy Corp. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 21, 1999 or any adjournment(s) or postponement(s) thereof.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing thereon. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Please sign exactly as name(s) appear on this proxy, and date this proxy. If joint account, each joint owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing.

                                   (CONTINUED AND TO BE SIGNED AND DATED ON THE
                                           REVERSE SIDE AND RETURNED PROMPTLY.)

CINERGY-C-
CINERGY CORP.
139 EAST FOURTH STREET
CINCINNATI, OHIO  45202



EITHER SUBMIT YOUR PROXY BY PHONE
1-800-690-6903
Use any touch-tone telephone to submit your proxy 24 hours a day, 7 days a week. Have your proxy form in hand when you call. You will be prompted to enter the 12-digit Control Number which is located below. You will then be asked to provide voting instructions, which will be repeated to you and you will be asked to confirm them.

OR SUBMIT YOUR PROXY BY MAIL
Mark, sign and date your proxy form and return it in the postage-paid envelope we've provided or return it to Cinergy Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.


                                             CONTROL NUMBER:




TO PROVIDE VOTING INSTRUCTIONS,
MARK BLOCKS BELOW IN BLUE OR
BLACK INK AS FOLLOWS:         CINPRX        KEEP THIS PORTION FOR YOUR RECORDS
------------------------------------------------------------------------------
                                           DETACH AND RETURN THIS PORTION ONLY

             PLEASE SIGN AND DATE THIS PROXY WHERE INDICATED BELOW.

----------------------------------------------------------------------------
CINERGY CORP.

BOARD RECOMMENDS VOTING FOR ALL NOMINEES FOR ELECTION AS DIRECTORS.

(1) Nominees: Class II - 1) Melvin Perelman, 2) Thomas E. Petry, 3) Jackson H. Randolph, 4) Mary L. Schapiro, 5) Philip R. Sharp, and 6) Dudley S. Taft

For All / /   Withhold All / /   For All Except: / /

To withhold authority to vote, mark "For All Except" and write the nominee's number and name on the line below.

------------------------------------

BOARD RECOMMENDS VOTING FOR THE FOLLOWING PROPOSALS:

(2) Approval of Amended and Restated Cinergy Corp. Retirement Plan for Directors

For / /   Against / /   Abstain / /

(3) Approval of Cinergy Corp. Directors' Equity Compensation Plan

For / /   Against / /   Abstain / /

(4) Adoption of Amendment to ARTICLE III, Section 3.1, of Cinergy Corp. By-Laws

For / /   Against / /   Abstain / /



Please mark box if you plan to attend the Annual Meeting. / /

-------------------------/-----     ---------------------------/------
 Signature                Date      Signature                    Date
(Please Sign Within Box)           (Joint Owners)